Exhibit 10.10

Loan Number: 1012829 EXECUTION COPY

REVOLVING CREDIT AGREEMENT

dated as of January 15, 2015

among

URBAN EDGE PROPERTIES LP,

as Borrower,

THE BANKS SIGNATORY HERETO,

each as a Bank,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

WELLS FARGO SECURITIES, LLC

and

PNC CAPITAL MARKETS LLC,

Lead Arrangers and Bookrunners,

PNC BANK, NATIONAL ASSOCIATION,

as Syndication Agent,

and

Each of

BARCLAYS BANK PLC,

CAPITAL ONE, NATIONAL ASSOCIATION,

CITIBANK, N.A.,

JPMORGAN CHASE BANK, N.A.,

MUFG UNION BANK, N.A.

and

U.S. BANK NATIONAL ASSOCIATION,

as Documentation Agents

i

Schedule 1	Loan Commitments
Schedule 5.22(1)	General Partner Investments

Exhibit A	Disbursement Instruction Agreement
Exhibit B	Ratable Loan Note
Exhibit C	Bid Rate Loan Note
Exhibit D	Solvency Certificate
Exhibit E	Assignment and Assumption Agreement
Exhibit F-1	Bid Rate Quote Request
Exhibit F-2	Invitation for Bid Rate Quotes
Exhibit F-3	Bid Rate Quote
Exhibit F-4	Acceptance of Bid Rate Quote
Exhibit G	Designation Agreement
Exhibit H	Compliance Certificate
Exhibit I	Guaranty
Exhibit J	Tax Compliance Certificates

REVOLVING CREDIT AGREEMENT (this “Agreement”) dated as of January 15, 2015 among URBAN EDGE PROPERTIES LP, a limited partnership organized and existing under the laws of the State of Delaware (“Borrower”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, and WELLS FARGO BANK, NATIONAL ASSOCIATION, in its individual capacity and not as Administrative Agent, and the other lenders signatory hereto (said lenders signatory hereto and the lenders who from time to time become Banks pursuant to Section 3.07 or 12.04 and, if applicable, any of the foregoing lenders’ Designated Lenders, each a “Bank” and collectively, the “Banks”) with each of WELLS FARGO SECURITIES, LLC and PNC CAPITAL MARKETS LLC, as a joint lead arranger and joint bookrunner (in such capacities, the “Lead Arrangers”), PNC BANK, NATIONAL ASSOCIATION, as Syndication Agent, and BARCLAYS BANK PLC, CAPITAL ONE, NATIONAL ASSOCATION, CITIBANK, N.A., JPMORGAN CHASE BANK, N.A., MUFG UNION BANK, N.A. and U.S. BANK NATIONAL ASSOCIATION, as Documentation Agents.

WHEREAS, Borrower has requested an unsecured revolving line of credit in the amount of Five Hundred Million Dollars ($500,000,000), which may be increased pursuant to the terms of this Agreement to Nine Hundred Million Dollars ($900,000,000) and the Administrative Agent and the Banks have agreed to Borrower’s request pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants and conditions hereinafter set forth, Borrower, the Administrative Agent and each of the Banks agree as follows:

ARTICLE I.  DEFINITIONS; ETC.

SECTION 1.01. Definitions.  As used in this Agreement the following terms have the following meanings (except as otherwise provided, terms defined in the singular have a correlative meaning when used in the plural, and vice versa):

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.

“Additional Costs” has the meaning specified in Section 3.01.

“Administrative Agent” means Wells Fargo Bank, National Association as contractual representative of the Banks under this Agreement, or any successor Administrative Agent appointed pursuant to Section 10.08.

“Administrative Agent’s Office” means Administrative Agent’s office located at 608 Second Avenue S., 11th Floor, Minneapolis, Minnesota 55402-1196, or such other office in the United States as Administrative Agent may designate by written notice to Borrower and the Banks.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Bank” has the meaning specified in Section 3.07.

“Affected Loan” has the meaning specified in Section 3.04.

“Affiliate” means, with respect to any Person (the “first Person”), any other Person, which directly or indirectly controls, or is controlled by, or is under common control with, the first Person. The term “control” means the possession, directly or indirectly, of the power, alone, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agent” means, individually and collectively, Administrative Agent, each Lead Arranger, each Syndication Agent and each Documentation Agent.

“Agreement” means this Revolving Credit Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” means (a) the Trading with the Enemy Act of the United States, 50 U.S.C. App. §§ 1 et seq., as amended; (b) any of the foreign assets control regulations of the United States Treasury Department or any enabling legislation or executive order relating thereto, including without limitation, Executive Order No. 13224, effective as of September 24, 2001 relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001); and (c) the Patriot Act.

“Applicable Lending Office” means, for each Bank and for its LIBOR Loan, Bid Rate Loan(s), Base Rate Loan or Swingline Loan, as applicable, the lending office of such Bank (or of an Affiliate of such Bank) designated as such in its Administrative Questionnaire or in the applicable Assignment and Assumption Agreement, or such other office of such Bank (or of an Affiliate of such Bank) as such Bank may from time to time specify to Administrative Agent and Borrower as the office by which its LIBOR Loan, Bid Rate Loan(s), Base Rate Loan or Swingline Loan, as applicable, is to be made and maintained.

“Applicable Margin” means

(a)                                 At any time other than during the Investment Grade Pricing Period, the percentage rate set forth below corresponding to the ratio of Total Outstanding Indebtedness to Capitalization Value as determined in accordance with Section 8.01:

Level	Ratio of Total Outstanding Indebtedness to Capitalization Value	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans
1	< 0.40 to 1.00	1.150%	0.150%
2	> 0.40 to 1.00 but < 0.45 to 1.00	1.200%	0.200%
3	> 0.45 to 1.00 but < 0.50 to 1.00	1.250%	0.250%
4	> 0.50 to 1.00 but < 0.55 to 1.00	1.300%	0.300%
5	> 0.55 to 1.00	1.550%	0.550%

The Applicable Margin shall be determined by the Administrative Agent from time to time, based on the ratio of Total Outstanding Indebtedness to Capitalization Value as set forth in the Compliance Certificate most recently delivered by the Borrower pursuant to Section 6.09(3).  Any adjustment to the Applicable Margin under this clause (a) shall be effective as of the first day of the calendar month immediately following the month during which the Borrower delivers to the Administrative Agent the applicable Compliance Certificate pursuant to Section 6.09(3).  At such time or times as the Applicable Margin is determined under this clause (a), if the Borrower fails to deliver a Compliance Certificate within the applicable time period required pursuant to such Section and such failure continues for three days following notice of such failure from the Administrative Agent to the Borrower, then the Applicable Margin shall equal the percentages corresponding to Level 5 from the date of such notice until the first day of the calendar month immediately following the month that the required Compliance Certificate is delivered.  Notwithstanding the foregoing, for the period from the Closing Date through but excluding the date on which the Administrative Agent first determines the Applicable Margin for Loans as set forth above, the Applicable Margin shall be determined based on the ratio of Total Outstanding Indebtedness to Capitalization Value as set forth in the Compliance Certificate delivered by the Borrower pursuant to Section 4.01(13).  Thereafter, such Applicable Margin shall be adjusted from time to time as set forth in this definition.

(b)                                 During the Investment Grade Pricing Period, the percentage rate set forth in the table below corresponding to the Level into which the Credit Rating then falls.  Any change in the Credit Rating which would cause the Applicable Margin to be determined at a different Level shall be effective as of the first day of the first calendar month immediately following receipt by the Administrative Agent of written notice delivered by the Borrower in accordance with Section 6.09(16) that the Credit Rating has changed; provided, however, if the Borrower has not delivered the notice required by such Section but the Administrative Agent becomes aware that the Credit Rating has changed, then the Administrative Agent may, in its reasonable discretion, adjust the Level at which the Applicable Margin is determined effective as of the first day of the first calendar month following the date the Administrative Agent becomes aware that the Credit Rating has changed.  The Applicable Margin for purposes of this clause (b) shall be determined based on the Level corresponding to the lower of the highest two Credit Ratings; provided that if the higher two Credit Ratings are from S&P and Moody’s, then the Applicable Margin for purposes of this clause (b) shall be determined based on the higher of such two Credit Ratings.  During any period for which the Borrower has received a Credit Rating from only one Rating Agency, the Applicable Margin for purposes of this clause (b) shall be determined based on such Credit Rating so long as such Credit Rating is from either S&P or Moody’s.  During any period during the Investment Grade Pricing Period that the Borrower has (a) no Credit Rating from any Rating Agency or (b) received a Credit Rating from only one Rating Agency that is neither S&P or Moody’s, the Applicable Margin for purposes of this clause (b) shall be determined based on Level 5.

Level	Credit Rating (S&P/Moody’s/Fitch)	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans
1	A-/A3/A (or equivalent) or better	0.875%	0.000%
2	BBB+/Baa1/BBB+ (or equivalent)	0.925%	0.000%
3	BBB/Baa2/BBB (or equivalent)	1.050%	0.050%
4	BBB-/Baa3/BBB- (or equivalent)	1.250%	0.250%
5	Lower than BBB-/Baa3/BBB- (or equivalent or unrated)	1.550%	0.550%

(c)                                  The provisions of clause (a) of this definition shall be subject to the last paragraph of Section 2.07.

“Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank, or (c) an entity or an Affiliate of any entity that administers or manages a Bank.

“Assignment and Assumption Agreement” means an Assignment and Assumption, substantially in the form of EXHIBIT E, pursuant to which a Bank assigns and an assignee Bank assumes rights and obligations in accordance with Section 12.04.

“Available Total Loan Commitment” has the meaning specified in Section 2.01(b).

“Bank” and “Banks” have the respective meanings specified in the preamble; provided, however, that the term “Bank” (1) shall exclude each Designated Lender when used in reference to a Ratable Loan, the Loan Commitments or terms relating to the Ratable Loans and the Loan Commitments and (2) shall include the Swingline Lender as the context requires.

“Bank Parties” means Administrative Agent, the Fronting Banks and the Banks.

“Bank Reply Period” has the meaning specified in Section 12.02.

“Banking Day” means (a) for all purposes other than as set forth in clause (b) below, any day (other than a Saturday, Sunday or legal holiday) on which banks in New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Loan, Bid Rate Loan or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, any day that is a Banking Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.  Unless specifically referenced in this Agreement as a Banking Day, all references to “days” shall be to calendar days.

“Bankruptcy Code” means Title 11 of the United States Code, entitled “Bankruptcy”, as amended from time to time, and any successor or statute or statutes.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Banks’ L/C Fee Rate” has the meaning specified in Section 2.16(g).

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) the LIBOR Market Index Rate plus 1.0%.  Each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or the LIBOR Market Index Rate (provided that clause (c) shall not be applicable during any period in which LIBOR is unavailable or unascertainable).

“Base Rate Loan” means all or any portion (as the context requires) of a Ratable Loan of a Bank which shall accrue interest at a rate determined in relation to the Base Rate.

“Bid Borrowing Limit” has the meaning specified in Section 2.01(c).

“Bid Rate Loan Note” has the meaning specified in Section 2.09.

“Bid Rate Loans” has the meaning specified in Section 2.01(c).

“Bid Rate Quote” means an offer by a Bank to make a Bid Rate Loan in accordance with Section 2.02.

“Bid Rate Quote Request” has the meaning specified in Section 2.02(a).

“Borrower” has the meaning specified in the preamble.

“Capitalization Rate” means 6.75%.

“Capitalization Value” means, at any time, the sum (without duplication) of the Borrower’s Ownership Share of (a) with respect to Properties of the Borrower and its Subsidiaries, individually determined and aggregated, NOI (excluding NOI attributable to Properties the value of which is to be included in Capitalization Value under the immediately following clause (b)) of each such Property for the most recently ended calendar quarter, annualized (i.e., multiplied by four), capitalized at the Capitalization Rate; (b) the GAAP book value of (i) all Properties of the Borrower and its Subsidiaries acquired during the four fiscal quarters most recently ended and (ii) all Transition Properties (except in the case of either clause (i) or (ii), of any such Property which the Borrower has elected in a written notice to the Administrative Agent be included in determinations of Capitalization Value under the immediately preceding clause (a)); (c) all Unrestricted Cash and Cash Equivalents of the Borrower and its Subsidiaries; (d) the fair market value of publicly traded securities and the book value of notes and mortgage loans receivable, Capitalized Development Costs, Equity Interests in Non-Real Estate Affiliates which do not have publicly traded securities, other Stock Holdings and Unimproved Land of the Borrower and its Subsidiaries at such time, all as determined in accordance with GAAP; and (e) leasing commissions, management fees and development fees paid by third parties to the Borrower or a Wholly Owned Subsidiary of the Borrower in respect of any Property owned by another Subsidiary (other than a Wholly Owned Subsidiary) or an Unconsolidated Affiliate to the extent that the Borrower’s or such Wholly Owned Subsidiary’s share of such commissions and fees exceeds the Borrower’s Ownership Share of such Subsidiary or Unconsolidated Affiliate, for the most recently ended calendar quarter, annualized (i.e., multiplied by four), capitalized at the Capitalization Rate.  The Borrower’s Ownership Share of assets held by (A) Unconsolidated Affiliates (excluding assets of the type described in the immediately preceding clause (c)) will be included in the calculation of Capitalization Value consistent with the above described treatment for assets owned by the Borrower or a Subsidiary and (B) Public Affiliates the publicly traded securities of which, or Non-Real Estate Affiliates (other than Public Affiliates) the Equity Interest of which, are included in Capitalization Value under the immediately preceding clause (d) shall not be included under any of the other preceding clauses.  For the purposes of this definition, (1) for any Disposition of Property by the Borrower or any Subsidiary during any calendar quarter, NOI will be reduced by actual NOI generated from such Property, (2) the aggregate contribution to Capitalization Value in excess of 35% of the aggregate of notes and mortgage loans receivable, Capitalized Development Costs, publicly traded securities, other Stock Holdings and Unimproved Land of the Borrower and its Subsidiaries, and leasing commissions and management and development fees (determined after giving effect to any exclusion required under the immediately following clause (3)) shall not be included in Capitalization Value, (3) the aggregate amount of leasing commissions and management and development fees in excess of 15% of NOI included in the determination of Capitalization Value under the immediately preceding clause (e) shall not be included in Capitalization Value and (4) if the amount otherwise included pursuant to the above terms of this definition in Capitalization Value derived from Unconsolidated Affiliates that are not Public Affiliates, less the Borrower’s Ownership Share of the Total Outstanding Indebtedness of such Unconsolidated Affiliates, exceeds 25% of the Capitalization Value (determined without giving effect to this clause (4)), Capitalization Value shall be reduced by the amount of such excess.

“Capitalization Value of Unencumbered Assets” means Capitalization Value determined with respect to Unencumbered Assets pursuant to the first two sentences of the definition of “Capitalization Value”.  For the purposes of this definition, the aggregate contribution to Capitalization Value of Unencumbered Assets in excess of 35% of the aggregate of the following: Properties not located in a State of the United States of America, in the District of Columbia or in Puerto Rico, notes and mortgage loans receivable, Capitalized Development Costs, publicly traded securities, other Stock Holdings, Unimproved Land and Properties and other assets owned by Unconsolidated Affiliates and Subsidiaries that are not Wholly Owned Subsidiaries shall not be included in Capitalization Value.

“Capitalized Development Costs” means development cost (including land and building for out of service assets during development or redevelopment) capitalized in accordance with GAAP.  Development costs for a Property on which development or redevelopment has been completed for at least 12 months or which has achieved an occupancy rate of at least 85% (determined, in the case of redevelopment, with respect to the portion of such Property undergoing redevelopment) shall be excluded from Capitalized Development Costs.

“Capitalized Lease Obligations” means obligations under a lease (or other arrangement conveying the right to use property) to pay rent or other amounts that are required to be capitalized for financial reporting purposes in accordance with GAAP.  The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.

“Cash or Cash Equivalents” means (a) cash; (b) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year after the date of acquisition thereof; (c) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within ninety (90) days after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from any two of S&P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services as are reasonably acceptable to Administrative Agent); (d) domestic corporate bonds, other than domestic corporate bonds issued by Borrower or any of its Affiliates, maturing no more than two (2) years after the date of acquisition thereof and, at the time of acquisition, having a rating of at least A or the equivalent from any two (2) of S&P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services as are reasonably acceptable to Administrative Agent); (e) variable-rate domestic corporate notes or medium term corporate notes, other than notes issued by Borrower or any of its Affiliates, maturing or resetting no more than one (1) year after the date of acquisition thereof and having a rating of at least A or the equivalent from two of S&P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services as are reasonably acceptable to Administrative Agent); (f) commercial paper (foreign and domestic) or master notes, other than commercial paper or master notes issued by Borrower or any of its Affiliates, and, at the time of acquisition, having a long-term rating of at least A or the equivalent from S&P, Moody’s or Fitch and having a short-term rating of at least A-2 and P-2 from S&P and Moody’s, respectively (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then the highest rating from such other nationally recognized rating services as are reasonably acceptable to Administrative Agent); (g) domestic and foreign certificates of deposit or domestic time deposits or foreign deposits or bankers’ acceptances (foreign or domestic) in Dollars, Hong Kong Dollars, Singapore Dollars, Pounds Sterling, Euros or Yen that are issued by a bank (I) which has, at the time of acquisition, a long-term rating of at least A or the equivalent from S&P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services as are reasonably acceptable to Administrative Agent) and (II) if a domestic bank, which is a member of the Federal Deposit Insurance Corporation; (h) overnight securities repurchase agreements, or reverse repurchase agreements secured by any of the foregoing types of securities or debt instruments, provided that the collateral supporting such repurchase agreements shall have a value not less than 101% of the principal amount of the repurchase agreement plus accrued interest; and (i) money market funds invested in investments substantially all of which consist of the items described in clauses (a) through (h) above.

“Cash Collateralize” means, to pledge and deposit with or deliver to Administrative Agent, for the benefit of the Fronting Banks and the Banks, as collateral for Letter of Credit Liabilities or obligations of Banks to fund participations in respect of Letter of Credit Liabilities, cash or deposit account balances or, if Administrative Agent and the relevant Fronting Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to Administrative Agent and the relevant Fronting Bank.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Closing Date” means the date on which all of the conditions precedent set forth in Section 4.01 shall have been fulfilled or waived by all of the Banks.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined EBITDA” means, for any quarter, the Borrower’s Ownership Share of net income or loss plus Interest Expense, income taxes, depreciation and amortization and excluding the effect of non-recurring items (such as, without limitation, (i) gains or losses from asset sales, (ii) gains or losses from debt restructurings or write-ups or forgiveness of indebtedness, and costs and expenses incurred during such period with respect to acquisitions consummated during such period, (iii) severance and non-cash stock based compensation expenses and other restructuring, impairment or one-time charges and (iv) non-cash gains or losses from foreign currency fluctuations), all as determined in accordance with GAAP, of the Borrower, its Subsidiaries and its Unconsolidated Affiliates, as the case may be, multiplied by four (4).  For purposes of this definition, Combined EBITDA shall be adjusted to remove any impact from straight line rent adjustments required under GAAP and amortization of intangibles pursuant to FASB ASC 805.  In calculating for this definition income constituting percentage rents (other than percentage rents payable without regard to a breakpoint, and in such case, percentage rents shall be included in Combined EBITDA when received), (i) for each of the first three fiscal quarters of each fiscal year, Combined EBITDA shall include, on a Property-by-Property basis, the lesser of (A) 25% of the budgeted percentage rents for such fiscal year or (B) 25% of the actual percentage rents received in the immediately preceding fiscal year and (ii) for the fourth fiscal quarter of each fiscal year, Combined EBITDA shall include 25% of the percentage rents actually received in such fiscal year.  Public Affiliates and Unconsolidated Affiliates that are Non-Real Estate Affiliates but are not Public Affiliates shall be excluded when determining Combined EBITDA; provided that dividends or distributions or other payments that are actually paid by such Public Affiliates and Unconsolidated Affiliates to the Borrower or a Subsidiary shall be included in the net income of the Borrower and its Subsidiaries in accordance with GAAP.

“Compliance Certificate” has the meaning specified in Section 6.09(3).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Continue”, “Continuation” and “Continued” refer to the continuation pursuant to Section 2.12 of a LIBOR Loan as a LIBOR Loan from one Interest Period to the next interest Period.

“Convert”, “Conversion” and “Converted” refer to a conversion pursuant to Section 2.12 of a Base Rate Loan into a LIBOR Loan or a LIBOR Loan into a Base Rate Loan, each of which may be accompanied by the transfer by a Bank (at its sole discretion) of all or a portion of its Ratable Loan from one Applicable Lending Office to another.

“Credit Party” means the Administrative Agent, a Fronting Bank, the Swingline Lender or any other Bank.

“Credit Rating” means the rating assigned by the Ratings Agencies to Borrower’s senior unsecured long-term indebtedness.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.

“Default” means any event which with the giving of notice or lapse of time, or both, would become an Event of Default.

“Default Rate” means a rate per annum equal to: (1) with respect to Base Rate Loans, the Base Rate plus the Applicable Margin plus an additional two percent (2.0%); (2) with respect to LIBOR Loans and Bid Rate Loans, the applicable LIBOR Interest Rate plus the Applicable Margin or LIBOR Bid Margin, as the case may be, plus an additional two percent (2.0%); (3) with respect to any other Obligation, the Base Rate plus the Applicable Margin for Base Rate Loans plus an additional two percent (2.0%).

“Defaulting Lender” means any Bank that (a) has failed, within three Banking Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Bank notifies the Administrative Agent and Borrower in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, or, in the case of clause (iii) above, such Bank notifies the Administrative Agent in writing that such failure is the result of a good faith dispute which has been specifically identified, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Banking Days after request by the Administrative Agent, a Fronting Bank, the Swingline Lender or Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Bank shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s, such Fronting Bank’s, the Swingline Lender’s or Borrower’s and the Administrative Agent’s (as applicable) receipt of such certification in form and substance reasonably satisfactory to it or them (as applicable), or (d) has become the subject of a Bankruptcy Event.

“Designated Lender” means a special purpose corporation that (i) shall have become a party to this Agreement pursuant to Section 12.15 and (ii) is not otherwise a Bank.

“Designating Lender” has the meaning specified in Section 12.15.

“Designation Agreement” means an agreement in substantially the form of EXHIBIT G, entered into by a Bank and a Designated Lender and accepted by Administrative Agent.

“Disbursement Instruction Agreement” means an agreement substantially in the form of EXHIBIT A to be executed and delivered by the Borrower pursuant to Section 4.01(11), as the same may be amended, restated or modified from time to time with the prior written approval of the Administrative Agent (not to be unreasonably withheld).

“Disposition” means a sale (whether by assignment, transfer or a lease described in the definition “Capitalized Lease Obligation”) of an asset.

“Dollars” and the sign “$” mean lawful money of the United States of America.

“Elect”, “Election” and “Elected” refer to elections, if any, by Borrower pursuant to Section 2.12 to have all or a portion of an advance of the Ratable Loans be outstanding as LIBOR Loans.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or any of its Affiliates or any other Person, providing for access to data protected by passcodes or other security system(s).

“Eligible Assignee” means (a) a Bank, (b) an Affiliate of a Bank, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed).

“Eligible Ground Lease” means a ground lease (or a sale/leaseback transaction with an industrial development authority and/or other municipal equivalent, or a similarly structured transaction), containing terms and conditions customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease, including without limitation, the following: (a) a remaining term (inclusive of any unexercised extension options that may be exercised by the applicable tenant without the consent of the lessor) of 20 years or more; (b) permitting the lessee to mortgage and encumber its interest in the leased property, and to amend the terms of any such mortgage or encumbrance, in each case, without the consent of the lessor or with the consent of lessor so long as the lease provides such consent is not to be unreasonably withheld; (c) subject to customary requirements that the holder of the mortgage be an “institutional lender” or satisfy similar eligibility requirements to be a recognized mortgagee, requiring the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and customary leasehold mortgagee cure rights; (d) permitting the transfer or assignment of the leasehold interest by the lessee without the consent of lessor or with the consent of lessor so long as the lease provides such consent is not to be unreasonably withheld; (e) permitting the use of the leased property for its then current use or, in the case of unimproved land, for the intended use of the Borrower; and (f) providing for clearly determinable rental payment terms (it being acknowledged that rental adjustments or resets based on fair market value, Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics or similar methods of future rent determination are clearly determinable for purposes of this definition).  Sale/leaseback and/or lease/leaseback transactions with an industrial development authority and/or other municipal equivalent, or a similarly structured transaction with remaining terms of less than 20 years or which fail to satisfy one or more other requirements of the definition of “Eligible Ground Lease” shall be subject to approval by Administrative Agent (not to be unreasonably withheld).

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment

“Environmental Discharge” means any discharge or release of any Hazardous Materials in violation of any applicable Environmental Law.

“Environmental Law” means any applicable Law relating to pollution or the environment, including Laws relating to noise or to emissions, discharges, releases or threatened releases of Hazardous Materials into the work place, the community or the environment, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Environmental Notice” means any written complaint, order, citation, letter, inquiry, notice or other written communication from any Person (1) affecting or relating to Borrower’s compliance with any Environmental Law in connection with any activity or operations at any time conducted by Borrower, (2) relating to the occurrence or presence of or exposure to or possible or threatened or alleged occurrence or presence of or exposure to Environmental Discharges or Hazardous Materials at any of Borrower’s locations or facilities, including, without limitation: (a) the existence of any contamination or possible or threatened contamination at any such location or facility and (b) remediation of any Environmental Discharge or Hazardous Materials at any such location or facility or any part thereof; and (3) any violation or alleged violation of any relevant Environmental Law.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, including the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of organizations (within the meaning of Section 414(b) of the Code) as Borrower or General Partner or is under common control (within the meaning of Section 414(c) of the Code) with Borrower or General Partner or is required to be treated as a single employer with Borrower or General Partner under Section 414(m) or 414(o) of the Code.

“Escrow Date” means November 26, 2014.

“Event of Default” has the meaning specified in Section 9.01.

“Excluded Subsidiary” means any Subsidiary (a) which (i) holds title to assets which are or are to become collateral for any Secured Indebtedness of such Subsidiary or, in the case of a Subsidiary that is an SPE, where the obligee or holder of Secured Indebtedness of such Subsidiary is the beneficiary of a Negative Pledge in respect of assets of such Subsidiary or (ii) is an owner of the Equity Interests of one or more Subsidiaries holding title to assets described in the preceding clause (i) or Equity Interest of other Excluded Subsidiaries (but has no assets other than such Equity Interests and other assets of nominal value incidental thereto) and (b) which is or will be prohibited from guarantying the Indebtedness of any other Person (other than an Excluded Subsidiary) pursuant to (i) any document, instrument or agreement evidencing such Secured Indebtedness or (ii) a provision of such Subsidiary’s organizational documents which provision was included in such Subsidiary’s organizational documents as a condition to the extension of such Secured Indebtedness.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), profits or gains, franchise Taxes (imposed in lieu of income Taxes), and branch profits Taxes (or any similar Taxes), in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Bank, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Bank, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in a Loan, Letter of Credit or Loan Commitment pursuant to a law in effect on the date on which (i) such Bank acquires such interest in such Loan, Letter of Credit or Loan Commitment (other than pursuant to an assignment requested by the Borrower under Section 3.07) or (ii) such Bank changes its lending office, except in each case to the extent that, pursuant to Section 10.13, amounts with respect to such Taxes were payable either to such Bank’s assignor immediately before such Bank acquired the applicable interest in a Loan, Letter of Credit or Loan Commitment or to such Bank immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 10.13 and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Extended Letter of Credit” has the meaning set forth in Section 2.16(e).

“Extension Date” has the meaning specified in Section 2.17.

“Extension Notice” has the meaning specified in Section 2.17.

“Facility Fee” means:

(a)                                 At any time other than during the Investment Grade Pricing Period, the percentage per annum set forth in the table below corresponding to the Level at which the “Applicable Margin” is determined in accordance with clause (a) of the definition thereof:

Level	Facility Fee
1	0.200%
2	0.200%
3	0.250%
4	0.300%
5	0.350%

(b)                                 During the Investment Grade Pricing Period, the percentage per annum set forth in the table below corresponding to the Level at which the “Applicable Margin” is determined in accordance with clause (b) of the definition thereof:

Level	Facility Fee
1	0.125%
2	0.150%
3	0.200%
4	0.250%
5	0.300%

(c)                                  Any change in the applicable Level at which the Applicable Margin is determined shall result in a corresponding and simultaneous change in the Facility Fee.  The provisions of this definition shall be subject to Section 2.07.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Banking Day, for the immediately preceding Banking Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Banking Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent; provided that if the Federal Funds Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fiscal Year” means each period from January 1 to December 31.

“Fitch” means Fitch, Inc. and its successors.

“Fixed Charges” means, without duplication, in respect of any quarter, (a) the sum of (i) Interest Expense for such period; (ii) the Borrower’s Ownership Share of the aggregate amount of all regularly scheduled principal payments on Indebtedness of the Borrower and its Subsidiaries (other than Public Affiliates) payable by such Persons during such period (excluding balloon, bullet or similar payments of principal due upon the stated maturity of Indebtedness and excluding amounts paid by any Subsidiary of Borrower to any other Subsidiary of Borrower or to Borrower), (iii) the aggregate amount of all Preferred Dividends paid by the General Partner, the Borrower or by any of their respective Subsidiaries (other than Public Affiliates) during such period limited, in the case of the Borrower or any Subsidiary to the Borrower’s Ownership Share thereof (excluding, however, (A) amounts paid by the Borrower to the General Partner to the extent a corresponding Preferred Dividend is paid by the General Partner and taken into Fixed Charges and (B) amounts paid by any such Subsidiary of Borrower to another Subsidiary of Borrower or to Borrower) and (iv) the Borrower’s Ownership Share of the Fixed Charges of its Unconsolidated Affiliates (other than Unconsolidated Affiliates that are Non-Real Estate Affiliates but not Public Affiliates); multiplied by (b) four (4).

“Foreign Bank” means a Bank that is not a U.S. Person.

“Form 10” means the Form 10 filed by Borrower with the SEC on November 13, 2014 in connection with the Spin-Off, as amended.

“Fronting Bank” means Wells Fargo Bank, National Association, PNC Bank, National Association and any other Bank that shall become a Fronting Bank as provided in Section 2.16(m).

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to a Fronting Bank, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Banks or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Pro Rata Share of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Banks.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funds From Operations” means Funds from Operations as determined by the Borrower in a manner substantially similar to the manner in which Funds from Operations is determined by other, similarly situated real estate investment trusts.

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time, applied on a basis consistent with those used in the preparation of the most recent financial statements of the General Partner delivered to Administrative Agent prior to the Escrow Date (except for changes concurred to by the General Partner’s Auditors); provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision of the Loan Documents to eliminate the effect of any change occurring after the Escrow Date in GAAP or in the application of any such change on the operation of such provision, or if the Administrative Agent notifies the Borrower that the Required Banks request an amendment to any provision of the Loan Documents for such purpose, in either case, regardless of whether any such notice is given before or after such change in GAAP or in the application of any such change, then such provision shall be interpreted on the basis of GAAP as in effect and applied for purposes of the Loan Documents immediately before such change shall have become effective.

“General Partner” means Urban Edge Properties, a real estate investment trust organized and existing under the laws of the State of Maryland and the sole general partner of Borrower.

“General Partner’s Auditors” means Deloitte & Touche LLP or any other “Big 4” accounting firm selected by Borrower (or a successor thereof), or such other accounting firm(s) selected by Borrower and reasonably acceptable to the Required Banks.

“General Partner’s Consolidated Financial Statements” means the consolidated balance sheet and related consolidated statements of operations, changes in equity and cash flows, and footnotes thereto, of General Partner, in each case prepared in accordance with GAAP and as filed with the SEC as SEC Filings.

“Good Faith Contest” means the contest of an item if: (1) the item is diligently contested in good faith, and, if appropriate, by proceedings timely instituted; (2) adequate reserves are established with respect to the contested item; (3) during the period of such contest, the enforcement of any contested item is effectively stayed; and (4) the failure to pay or comply with the contested item during the period of the contest is not likely to result in a Material Adverse Change.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means any Person that is party to the Guaranty as a “Guarantor”.

“Guaranty” means the guaranty executed and delivered pursuant to Section 6.11 and substantially in the form of EXHIBIT I.

“Hazardous Materials” means any pollutant, effluents, emissions, contaminants, toxic or hazardous wastes or substances, as any of those terms are defined from time to time in or for the purposes of any relevant Environmental Law, including asbestos fibers and friable asbestos, polychlorinated biphenyls, and any petroleum or hydrocarbon-based products or derivatives.

“Indebtedness” means, with respect to a Person, at the time of computation thereof, without duplication: (a) all indebtedness and liabilities of a Person for borrowed money, secured or unsecured, including mortgage and other notes payable (but excluding any indebtedness to the extent secured by cash or cash equivalents or marketable securities, or defeased), as determined in accordance with GAAP; (b) all liabilities of a Person consisting of indebtedness for borrowed money, determined in accordance with GAAP, that are or would be stated and quantified as contingent liabilities in the notes to the consolidated financial statements of such Person as of that date; (c) all obligations of such Person (excluding trade debt incurred in the ordinary course of business), whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness (including the deferred purchase price of property or services), conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or for services rendered; (d) Capitalized Lease Obligations of such Person; (e) all reimbursement obligations (contingent or otherwise) of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment); (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person to the extent of such Person’s liability therefor (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to non-recourse liability) and (h) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation.  Indebtedness of any Person shall include Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer to the extent of such Person’s Ownership Share of such partnership or joint venture (except if such Indebtedness, or portion thereof, is recourse to such Person, in which case the greater of such Person’s Ownership Share of such Indebtedness or the amount of the recourse portion of the Indebtedness, shall be included as Indebtedness of such Person). For purposes of determining “Total Outstanding Indebtedness” and “Indebtedness”, the term “without duplication” shall mean (without limitation) that amounts loaned from one Person to a second Person that under GAAP would be consolidated with the first Person shall not be treated as Indebtedness of the second Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.

“Initial Advance” means the first advance of proceeds of the Loans and/or issuance of Letters of Credit.

“Interest Expense” means, for any fiscal quarter of the Borrower, the Borrower’s Ownership Share of interest expense, whether paid, accrued or capitalized (without deduction of consolidated interest income) of the Borrower and its Subsidiaries (other than Public Affiliates), including, without limitation or duplication (or, to the extent not so included, with the addition of), (1) the portion of any rental obligation in respect of any Capitalized Lease Obligations allocable to interest expense in accordance with GAAP; (2) the amortization of Indebtedness discounts and premiums; (3) any payments or fees (other than upfront fees) with respect to interest rate swap or similar agreements; and (4) the interest expense and items listed in clauses (1) through (3) above applicable to each of the Borrower’s Unconsolidated Affiliates (to the extent not included above but excluding Unconsolidated Affiliates that are Non-Real Estate Affiliates and not Public Affiliates) multiplied by the Borrower’s Ownership Share in the Unconsolidated Affiliates of the Borrower, in all cases as reflected in (or, to the extent not reflected therein, consistent with) the General Partner’s Consolidated Financial Statements, provided that there shall be excluded from Interest Expense capitalized interest covered by an interest reserve established under a loan facility (such as capitalized construction interest provided for in a construction loan). “Interest Expense” shall not include the non-cash portion of interest expense attributable to convertible Indebtedness determined in accordance with ASC 470-20.

“Interest Period” means, (1) with respect to any LIBOR Loan, the period commencing on the date the same is advanced, converted from a Base Rate Loan or Continued, as the case may be, and ending, as Borrower may select pursuant to Section 2.06, on the numerically corresponding day in the first, third or sixth calendar month thereafter (or at Administrative Agent’s reasonable discretion, a period of shorter duration), provided that each such Interest Period which commences on the last Banking Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Banking Day of the appropriate subsequent calendar month; and (2) with respect to any Bid Rate Loan, the period commencing on the date the same is advanced and ending, as Borrower may select pursuant to Section 2.02, on the date 30, 60, 90 or 180 days thereafter.  Notwithstanding the foregoing, each Interest Period that would otherwise end on a day which is not a Banking Day shall end on the immediately following Banking Day (or, if such immediately following Banking Day falls in the next calendar month, on the immediately preceding Banking Day).

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following:  (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, security deposits, accounts receivable and commission, travel and similar advances to officers, directors and employees), or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any commitment to make an Investment in another Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment.  Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in any Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Pricing Period” means the period commencing on the date specified by the Borrower in a written notice to the Administrative Agent after the Borrower obtains an Investment Grade Rating from at least two of Moody’s, S&P and Fitch.  The Investment Grade Pricing Period shall end on the date specified by the Borrower in a written notice to the Administrative Agent that the Borrower elects to commence a Leverage Pricing Period.  There shall only be one Investment Grade Pricing Period.

“Investment Grade Rating” means a credit rating of BBB- (or equivalent) or higher from S&P or Fitch and Baa3 (or equivalent) or higher from Moody’s.

“Invitation for Bid Rate Quotes” has the meaning specified in Section 2.02(b).

“Law” means any federal, state or local statute, law, rule, regulation, ordinance, order, code, or rule of common law, now or hereafter in effect, and in each case as amended, and any judicial or administrative interpretation thereof by a Governmental Authority or otherwise, including any judicial or administrative order, consent decree or judgment.

“L/C Disbursements” has the meaning specified in Section 12.19(b).

“Lead Arranger” has the meaning given that term in the introductory paragraph hereof and shall include successors and permitted assigns.

“Letter of Credit” has the meaning specified in Section 2.16(a).

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (1) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (2) any collateral security for any of such obligations.

“Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Letter of Credit (1) the stated undrawn amount of such Letter of Credit plus (2) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit.  For purposes of this Agreement, with respect to a Letter of Credit, a Bank (including the Bank that is the Fronting Bank for such Letter of Credit) shall be deemed to hold a Letter of Credit Liability in an amount equal to such Bank’s Pro Rata Share of the stated undrawn amount of such Letter of Credit and any outstanding Reimbursement Obligations in respect of such Letter of Credit.

“Level” means, with respect to the Applicable Margin, (i) at any time other than during the Investment Grade Pricing Period, the number set forth in the first column of the table in clause (a) of the definition of “Applicable Margin” and (ii) during the Investment Grade Pricing Period, the number set forth in the first column of the table in clause (b) of the definition of “Applicable Margin”.

“Leverage Pricing Period” means any period other than the Investment Grade Pricing Period.

“LIBOR Bid Margin” has the meaning specified in Section 2.02(c)(2)(iii).

“LIBOR Bid Rate” means a rate per annum equal to the sum of (1) the LIBOR Interest Rate for a Bid Rate Loan with the applicable Interest Period and (2) the LIBOR Bid Margin.

“LIBOR Interest Rate” means, with respect to any LIBOR Loan or Bid Rate Loan for any Interest Period, the rate of interest obtained by dividing (i) the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two Banking Days prior to the first day of the applicable Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Bank outside of the United States of America).  If, for any reason, the rate referred to in the preceding clause (i) does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then the rate to be used for such clause (i) shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two Banking Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period; provided that if the LIBOR Interest Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.  Any change in the maximum rate or reserves described in the preceding clause (ii) shall result in a change in the LIBOR Interest Rate on the date on which such change in such maximum rate becomes effective.

“LIBOR Loan” means all or any portion (as the context requires) of a Ratable Loan of a Bank which shall accrue interest at rate(s) determined in relation to LIBOR Interest Rate(s).

“LIBOR Market Index Rate” means, for any day, the LIBOR Interest Rate as of that day that would be applicable for a LIBOR Loan having a one-month Interest Period determined at approximately 10:00 a.m. Central time for such day (rather than 11:00 a.m. (London time) two Banking Days prior to the first day of such Interest Period as otherwise provided in the definition of “LIBOR Interest Rate”), or if such day is not a Banking Day, the immediately preceding Banking Day.  The LIBOR Market Index Rate shall be determined on a daily basis.

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment for collateral purposes, deposit arrangement, lien (statutory or other), or other security agreement or charge of any kind or nature whatsoever of any third party (excluding any right of setoff but including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

“Loan” means a Ratable Loan, a Bid Rate Loan or a Swingline Loan.

“Loan Commitment” means, with respect to each Bank, the obligation of such Bank to make Ratable Loans in an aggregate principal amount set forth on SCHEDULE 1 attached hereto and incorporated herein as such Bank’s “Loan Commitment”, as such amount may be reduced or increased from time to time in accordance with the provisions of Section 2.15 (upon the execution of Assignment and Assumption Agreements, the definition of “Loan Commitment” shall be deemed revised to reflect the assignment being effected pursuant to each such Assignment and Assumption Agreement).

“Loan Documents” means this Agreement, the Notes, the Guaranty (if then in effect), the Disbursement Instruction Agreement, the Letter of Credit Documents and the Solvency Certificate.

“Loan Party” means the Borrower and each Guarantor (if any).

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests); in each case, on or prior to the Maturity Date.

“Mandatory Borrowing” has the meaning specified in Section 2.03(b)(3).

“Material Acquisition” means any acquisition (whether by direct purchase, merger or otherwise and whether in one or more related transactions) by Borrower or any Subsidiary in which the purchase price of the assets acquired exceeds (a) for purposes of Section 8.01, 5% of the Capitalization Value and (b) for purposes of Section 8.04, 5% of the Capitalization Value of Unencumbered Assets, in each case, determined as of the last day of the most recently ending fiscal quarter of General Partner for which financial statements are publicly available.

“Material Adverse Change” means either (1) a material adverse change in the status of the business, results of operations, financial condition, or property of Borrower and its Subsidiaries taken as a whole or (2) any event or occurrence of whatever nature which is likely to have a material adverse effect on the ability of Borrower and the other Loan Parties taken as a whole to perform their obligations under the Loan Documents.

“Maturity Date” means January 15, 2019, subject to extension pursuant to Section 2.17.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means a “multiemployer plan” as defined in Sections 3(37) or 4001(a)(3)  of ERISA covered by Title IV of ERISA and to which contributions have been or are required or have been required to be made by Borrower or General Partner or any ERISA Affiliate.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that (i) an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge and (ii) the foregoing shall not apply to restrictions or conditions imposed by agreements relating to Secured Indebtedness permitted under the Loan Documents if such restrictions or conditions apply only to the property or assets securing such Indebtedness or the Equity Interests of any Person obligated in respect of such Indebtedness.

“Net Operating Income” or “NOI” means, for any Property and for a given period, the sum of the following (without duplication and determined on a consistent basis with prior periods): (a) rents and other revenues received in the ordinary course from such Property (including proceeds of rent loss or business interruption insurance (but not in excess of the actual rent otherwise payable) but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid (excluding interest but including an appropriate accrual for property taxes and insurance) related to the ownership, operation or maintenance of such Property, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses and other expenses incurred in connection with such Property (but specifically excluding general overhead expenses of the Borrower and its Subsidiaries and any property management fees and excluding any amount required to be capitalized under GAAP) minus (c) the greater of (i) the actual property management fee paid during such period and (ii) an imputed management fee in the amount of 4% of the aggregate base rents of such Property for such period (and there shall be no deduction for any other property management fees, corporate general or administrative expenses of the Borrower, the General Partner, any Subsidiary or any Unconsolidated Affiliate or fees and commissions payable to the Borrower, the General Partner, any Subsidiary or any Unconsolidated Affiliate).  For purposes of calculating rents under (a) hereinabove (other than percentage rents payable without regard to a breakpoint, and in such case, percentage rents shall be included in NOI when received), (i) for each of the first three fiscal quarters of each fiscal year, NOI shall include the lesser of (A) 25% of the budgeted percentage rents for such fiscal year or (B) 25% of the actual percentage rents received in the immediately preceding fiscal year and (ii) for the fourth fiscal quarter of each fiscal year, NOI shall include, on a Property-by-Property basis, 25% of the percentage rents actually received in such fiscal year.  For purposes of determining Capitalization Value and Capitalization Value of Unencumbered Assets, NOI of any Property that is less than zero shall be disregarded.

“Non-Defaulting Lender” means, at any time, each Bank that is not a Defaulting Lender at such time.

“Non-Real Estate Affiliate” means an Unconsolidated Affiliate not engaged primarily in the owning of real property assets from which income is derived predominately from contractual rental payments under leases with unaffiliated third party tenants.

“Nonrecourse Obligations” means, with respect to a Person, obligations or liabilities in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to non-recourse liability) is contractually limited to specific assets of such Person.

“Note” and “Notes” have the respective meanings specified in Section 2.09.

“Obligations” means each and every obligation, covenant and agreement of Borrower and each other Loan Party, now or hereafter existing, contained in this Agreement, and any of the other Loan Documents, whether for principal, Reimbursement Obligations, interest, fees, expenses, indemnities or otherwise, and any amendments or supplements thereto, extensions or renewals thereof or replacements therefor, including but not limited to all indebtedness, obligations and liabilities of Borrower or another Loan Party to Administrative Agent and any Bank now existing or hereafter incurred under or arising out of or in connection with the Notes, this Agreement, the other Loan Documents, and any documents or instruments executed in connection therewith; in each case whether direct or indirect, joint or several, absolute or contingent, liquidated or unliquidated, now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, and including all indebtedness of Borrower under any instrument now or hereafter evidencing or securing any of the foregoing.

“OFAC” means The Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.07).

“Ownership Share” means, with respect to any Subsidiary of a Person (other than a Wholly Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate or (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate. In an instance in which a Person holds an interest in an asset directly and not through a Subsidiary or Unconsolidated Affiliate, such Person’s Ownership Share with respect to such interest shall be 100%.

“Parent” means, with respect to any Bank, any Person controlling such Bank.

“Participant” has the meaning specified in Section 12.04(d).

“Participant Register” has the meaning specified in Section 12.04(d).

“Patriot Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Payor” has the meaning specified in Section 10.12.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Permitted Liens” means, with respect to any asset or property of a Person, (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws), (b) the claims of materialmen, mechanics, carriers, warehousemen, landlords or similar claims or liens for labor, materials, supplies or rentals incurred in the ordinary course of business, which, in each case, are not more than 60 days past due or are being contested in good faith; (c) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar applicable laws or legislation; (d) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on or otherwise affecting the use of real property, which do not materially impede the operation of the property in the manner then being operated; (e) the rights of tenants under leases or subleases not materially impeding the operation of the property in the manner then being operated; (f) Liens in favor of the Administrative Agent for its benefit and the benefit of the Banks and the Fronting Banks; (g) Liens on Equity Interests arising under partnership agreements, limited liability company operating agreements or other similar joint venture agreements to secure the obligation of partners, members or joint venturers to make capital contributions or other payments required thereunder; (h) Liens in favor of a lessor arising under a lease securing the lessee’s obligations under such lease and not otherwise securing Indebtedness; (i) Liens in existence on the Escrow Date and referred to in Section 5.25; and (j) Liens securing Indebtedness permitted under the Loan Documents.

“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any governmental authority.

“Plan” means any employee benefit or other plan (other than a Multiemployer Plan) established or maintained, or to which contributions have been or are required or have been required to be made, by Borrower or General Partner or any ERISA Affiliate and which is covered by Title IV of ERISA or to which Section 412 of the Code applies.

“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by the General Partner, the Borrower or any Subsidiary.  Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests, (b) paid or payable to the General Partner, the Borrower or a Subsidiary, or (c) constituting or resulting in the redemption of Preferred Equity Interests, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

“Preferred Equity Interest” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“presence” when used in connection with any Environmental Discharge or Hazardous Materials, means and includes presence, generation, manufacture, installation, treatment, use, storage, handling, repair, encapsulation, disposal, transportation, spill, discharge and release.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Bank then acting as the Administrative Agent as its prime rate.  Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs.  The parties hereto acknowledge that the rate announced publicly by the Bank acting as Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Principals” means the trustees, executive officers and directors of Borrower (other than General Partner) or General Partner at any applicable time.

“Pro Rata Share” means, with respect to each Bank, the percentage of the Total Loan Commitment represented by such Bank’s Loan Commitment.  If the Loan Commitments have terminated or expired, the Pro Rata Share shall be determined based upon the Loan Commitments most recently in effect, giving effect to any assignments and to any Bank’s status as a Defaulting Lender at the time of determination.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

“Property” means any real property owned or leased by the Borrower, any Subsidiary or any Unconsolidated Affiliate.

“Public Affiliate” means a Person that is a Subsidiary or Unconsolidated Affiliate of the Borrower by virtue of the Borrower’s direct or indirect ownership of publicly traded securities of such Person

“Qualified Institution” means one or more banks, finance companies, insurance or other financial institutions which (A) has (or, in the case of a bank which is a subsidiary, such bank’s parent has) a rating of its senior debt obligations of not less than BBB+ by S&P or Baal by Moody’s or a comparable rating by a rating agency reasonably acceptable to the Administrative Agent and (B) has total assets in excess of Ten Billion Dollars ($10,000,000,000).

“Ratable Loan” has the meaning specified in Section 2.01(b).

“Ratable Loan Note” has the meaning specified in Section 2.09.

“Rating Agencies” means, collectively, S&P, Moody’s and Fitch.

“Recipient” means the Administrative Agent, any Bank and any Fronting Bank, as applicable.

“Recourse” means, with reference to any obligation or liability, any liability or obligation that is not a Nonrecourse Obligation to the obligor thereunder, directly or indirectly. For purposes hereof, a Person shall not be deemed to be “indirectly” liable for the liabilities or obligations of an obligor solely by reason of the fact that such Person has an ownership interest in such obligor, provided that such Person is not otherwise legally liable, directly or indirectly, for such obligor’s liabilities or obligations (e.g. by reason of a guaranty or contribution obligation, by operation of law or by reason of such Person being a general partner of such obligor). A guaranty of Indebtedness by the Borrower or the General Partner (as distinguished from a Subsidiary) shall be Recourse, but a guaranty for completion of improvements by the Borrower or the General Partner shall be deemed to be without Recourse, unless and except to the extent of amounts due and payable under such guaranty that remain unpaid.

“Refinancing Mortgage” has the meaning specified in Section 12.20.

“Register” has the meaning given that term in Section 12.04(c).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time, or any similar Law from time to time in effect.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time, or any similar Law from time to time in effect.

“Regulatory Change” means the occurrence after the date of this Agreement or, with respect to any Bank, such later date on which such Bank becomes a party to this Agreement, of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Bank or any Fronting Bank (or, for purposes of Section 3.06, by any lending office of such Bank or by such Bank’s or such Fronting Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Regulatory Change,” regardless of the date enacted, adopted or issued, provided, however, that if the applicable Bank shall have implemented changes prior to the Escrow Date in response to any such requests, rules, guidelines or directives, then the same shall not be deemed to be a Regulatory Change with respect to such Bank.

“Reimbursement Obligation” means the absolute, unconditional and irrevocable obligation of the Borrower to reimburse a Fronting Bank for any drawing honored by such Fronting Bank under a Letter of Credit it issued in accordance with (or under) this Agreement.

“REIT” means a “real estate investment trust,” as such term is defined in Section 856 of the Code.

“Related Parties” has the meaning specified in Section 10.01.

“Relevant Documents” has the meaning specified in Section 11.02.

“Replacement Bank” has the meaning specified in Section 3.07.

“Replacement Notice” has the meaning specified in Section 3.07.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived by the PBGC.

“Required Banks” means, as of any date, (a) Banks having more than 50% of the aggregate amount of the Loan Commitments or (b) if the Banks’ Loan Commitments have been terminated or reduced to zero, Banks holding more than 50% of the principal amount of the aggregate outstanding Loans and Letter of Credit Liabilities; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when there are two or more Banks (excluding Defaulting Lenders), the term “Required Banks” shall in no event mean less than two Banks.  For purposes of this definition, a Bank (other than the Swingline Lender) shall be deemed to hold a Swingline Loan, and a Bank shall be deemed to hold a Letter of Credit Liability, in each case, in an amount equal to such Bank’s Pro Rata Share of such Swingline Loan or Letter of Credit Liability, as applicable.

“Required Payment” has the meaning set forth in Section 10.12.

“Restricted Payment” means (1) any dividend or other distribution, direct or indirect, on account of any Equity Interest of Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Equity Interests to the holders of that class; (2) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of Borrower or any of its Subsidiaries now or hereafter outstanding; and (3) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of Borrower or any of its Subsidiaries now or hereafter outstanding.

“Revolving Credit Exposure” means, as to any Bank at any time, the aggregate principal amount at such time of its outstanding Ratable Loans and such Bank’s participation in Letter of Credit Liabilities and Swingline Loans at such time.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, including but not limited to Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission.

“SEC Filings” means the reports required to be delivered to, and other filings with, the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

“Secured Indebtedness” means, with respect to a Person as of a given date, the aggregate principal amount of all Indebtedness of such Person outstanding on such date that is secured in any manner by any Lien on any property or, in the case of a Subsidiary of the Borrower that is an SPE, where the obligee or holder of such Indebtedness of such Subsidiary is the beneficiary of a Negative Pledge in respect of assets of such Subsidiary, and in the case of the Borrower, shall include (without duplication), the Borrower’s Ownership Share of the Secured Indebtedness of its Subsidiaries and Unconsolidated Affiliates (other than (x) Unconsolidated Affiliates that are Non-Real Estate Affiliates but are not Public Affiliates and (y) Public Affiliates).

“Secured Indebtedness Adjustment” has the meaning set forth in Section 8.05.

“Solvency Certificate” means a certificate in substantially the form of EXHIBIT D, to be delivered by Borrower pursuant to the terms of this Agreement.

“Solvent” means, when used with respect to any Person, that (1) the fair value of the property of such Person, on a going concern basis, is greater than the total amount of liabilities (including, without limitation, contingent liabilities) of such Person; (2) the present fair saleable value of the assets of such Person, on a going concern basis, is not less than the amount that will be required to pay the probable liabilities of such Person on its debts as they become absolute and matured; (3) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; (4) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged; and (5) such Person has sufficient resources, provided that such resources are prudently utilized, to satisfy all of such Person’s obligations. Contingent liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and its successors.

“SPE” means, with respect to a Subsidiary, that such Subsidiary is subject to customary limitations in its organizational documents intended to make such Subsidiary a single purpose, bankruptcy remote entity.

“Spin-Off” means the distribution by Vornado Realty Trust to its shareholders of substantially all of the outstanding shares of common stock of General Partner as described in the Form 10.

“Stock Holdings” means Investments in Persons that are not Unconsolidated Affiliates or Subsidiaries.

“Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP

“Swingline Commitment” has the meaning specified in Section 2.03(a).

“Swingline Lender” means Wells Fargo Bank, National Association, in its capacity as Swingline Lender hereunder, and its permitted successors in such capacity in accordance with the terms of this Agreement.

“Swingline Loan” has the meaning set forth in Section 2.03(a).

“Swingline Maturity Date” means the date which is seven (7) Banking Days prior to the Maturity Date.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Loan Commitment” means an amount equal to the aggregate amount of all Loan Commitments.

“Total Outstanding Indebtedness” means, without duplication, the sum of (a) all Indebtedness of the Borrower and (b) the Borrower’s Ownership Share of all Indebtedness of the Subsidiaries and the Unconsolidated Affiliates (other than (x) Unconsolidated Affiliates that are Non-Real Estate Affiliates but are not Public Affiliates and (y) Public Affiliates) of the Borrower.

“Transition Property” means each Property (a) that the Borrower has determined to be in transition and has designated as a “Transition Property” in a Compliance Certificate delivered by the Borrower pursuant to Section 6.09(3) and (b) either (i) such Property was acquired by the Borrower or any of its Subsidiaries not earlier than the first day of the fiscal quarter to which such Compliance Certificate relates or (ii) the Administrative Agent has agreed in writing (acting reasonably) that such Property may be considered to be a “Transition Property,” based on the fact that the Property in question has been placed in service within the prior twelve (12) months or is being readied for redevelopment expected to commence within the next twelve (12) months (in either case as such 12-month period may be extended in the reasonable discretion of the Administrative Agent) or that the book value of the Property in question otherwise provides a more accurate valuation for the Property.

“Unconsolidated Affiliates” means, at any time, (1) Investments of the Borrower that are accounted for under the equity method in the General Partner’s Consolidated Financial Statements prepared in accordance with GAAP and (2) Investments of the Borrower in which the Borrower owns less than 50% of the Equity Interests and that are consolidated in the General Partner’s Consolidated Financial Statements prepared in accordance with GAAP.

“Unencumbered Assets” means, collectively, all Properties, Unrestricted Cash and Cash Equivalents, notes and mortgage loans receivable, Capitalized Development Costs, publicly traded securities, other Stock Holdings and Unimproved Land reflected in the General Partner’s Consolidated Financial Statements that satisfy all of the following applicable requirements: (a) in the case of a Property, such Property is owned in fee simple (it being acknowledged that ownership of the shares and proprietary lease related to a commercial cooperative unit on terms reasonably acceptable to the Administrative Agent will be deemed fee simple ownership), or leased under an Eligible Ground Lease, in whole directly by the Borrower, a Subsidiary or an Unconsolidated Affiliate; (b) neither such asset, nor if such asset is owned by a Subsidiary or Unconsolidated Affiliate, any of the Borrower’s direct or indirect ownership interest in such Subsidiary or Unconsolidated Affiliate, is subject to (i) any Lien other than Permitted Liens (but not Permitted Liens described in clause (i) or (j) of the definition of that term) or (ii) any Negative Pledge; (c) if such asset is owned by the Borrower or a Subsidiary, the Borrower has the right directly, or indirectly through a Subsidiary, to take the following actions without the need to obtain the consent of any Person or with the need to obtain such consent so long as the same may not be unreasonably withheld: (i) to create Liens on such asset as security for Indebtedness of the Borrower or such Subsidiary, as applicable, and (ii) to sell, transfer or otherwise dispose of such asset; provided that (x) this clause (c) shall not apply to a Property leased under an Eligible Ground Lease or to assets not owned by Wholly Owned Subsidiaries and (y) without limitation, a Property subject to a right of first refusal or offer or a prohibition on sale to a tenant’s competitor shall nevertheless satisfy this clause (c); and (d) in the case of a Property, such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other similar adverse physical or legal defects except for any of the foregoing that, individually or collectively, are not material to the long-term profitability of such Property in the manner in which it is currently being operated or are susceptible to remediation or cure in all material respects (which remediation or cure is being or at the appropriate time will be undertaken by the owner or lessee of such Property or such other Person as is legally responsible therefor).

“Unencumbered Combined EBITDA” means that portion of Combined EBITDA attributable to Unencumbered Assets

“Unencumbered Indebtedness Adjustment” has the meaning set forth in Section 8.04.

“Unfunded Current Liability” of any Plan means the amount, if any, by which the actuarial present value of accumulated plan benefits as of the close of its most recent plan year, based upon the actuarial assumptions used by such Plan’s actuary in the most recent annual valuation of such Plan, exceeds the fair market value of the assets allocable thereto, determined in accordance with Section 412 of the Code.

“Unimproved Land” means land on which no development (other than improvements that are not material or are temporary in nature) has occurred.

“Unrestricted Cash and Cash Equivalents” means cash and cash equivalents held by the Borrower and its Subsidiaries other than tenant deposits and other cash and cash equivalents that are subject to a Lien or a Negative Pledge or the disposition of which is restricted in any way

“Unsecured Indebtedness” means, with respect to a Person, Indebtedness of such Person that is not Secured Indebtedness.

“Unsecured Interest Expense” means, with respect to a Person and for any period, all Interest Expense of such Person for such Period attributable to Unsecured Indebtedness.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 10.13(f)(ii)(B)(3).

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than (x) in the case of a corporation, directors’ qualifying shares and (y) in the case of a Subsidiary which is qualified as a real estate investment trust, Equity Interests issued to not more than 125 separate Persons solely in order to satisfy the requirements for such qualification) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

“Withholding Agent” means any Loan Party and the Administrative Agent.

SECTION 1.02. Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and, except as otherwise provided herein, all financial data required to be delivered hereunder shall be prepared in accordance with GAAP.

SECTION 1.03. Computation of Time Periods.  Except as otherwise provided herein, in this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and words “to” and “until” each means “to but excluding”.

SECTION 1.04. Rules of Construction.  When used in this Agreement: (1) “or” is not exclusive; (2) a reference to a Law includes any amendment or modification to such Law; (3) a reference to a Person includes its permitted successors and permitted assigns; (4) except as provided otherwise, all references to the singular shall include the plural and vice versa; (5) except as provided in this Agreement, a reference to an agreement, instrument or document shall include such agreement, instrument or document as the same may be amended, modified or supplemented from time to time in accordance with its terms and as permitted by the Loan Documents; (6) all references to Articles or Sections shall be to Articles and

Sections of this Agreement unless otherwise indicated; (7) all Exhibits to this Agreement shall be incorporated into this Agreement; and (8) unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Borrower or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means an Affiliate of the Borrower.

SECTION 1.05. Specific Rule re: Public Affiliates and Unconsolidated Affiliates That Are Non-Real Estate Affiliates But Are Not Public Affiliates.  For the avoidance of doubt, Public Affiliates and Unconsolidated Affiliates that are Non-Real Estate Affiliates but are not Public Affiliates are not to be included in the determination of Fixed Charges, Indebtedness, Interest Expense, Secured Indebtedness or Total Outstanding Indebtedness.

ARTICLE II.  THE LOANS

SECTION 2.01. Ratable Loans; Bid Rate Loans.

(a)           Subject to the terms and conditions of this Agreement, the Banks agree to make loans to Borrower as provided in this Article II.

(b)           Each of the Banks severally agrees to make loans in Dollars to Borrower (each such loan by a Bank, a “Ratable Loan”) in an aggregate principal amount at any one time outstanding not to exceed such Bank’s Loan Commitment pursuant to which such Bank shall from time to time advance and readvance to Borrower an amount equal to its Pro Rata Share of the excess (the “Available Total Loan Commitment”) of the Total Loan Commitment minus the sum of (1) all advances previously drawn and currently outstanding (including Bid Rate Loans and Swingline Loans) made by the Banks which remain unpaid, (2) the aggregate outstanding amount of all Letter of Credit Liabilities, and (3) without duplication of any amount included in clause (1) above, Swingline Loans outstanding.  Within the limits set forth herein, Borrower may borrow from time to time under this paragraph (b) and prepay from time to time pursuant to Section 2.10 (subject, however, to the restrictions on prepayment set forth in said Section), and thereafter reborrow pursuant to this paragraph (b). The Ratable Loans may be outstanding as: (1) Base Rate Loans; (2) LIBOR Loans; or (3) a combination of the foregoing, as Borrower shall elect and notify Administrative Agent in accordance with Section 2.14. Each LIBOR Loan, Bid Rate Loan, Base Rate Loan and Swingline Loan of each Bank shall be maintained at such Bank’s Applicable Lending Office.

(c)           In addition to Ratable Loans pursuant to paragraph (b) above, so long as the Borrower maintains an Investment Grade Rating from at least two of the Ratings Agencies, one or more Banks may, at Borrower’s request and in their sole discretion, make non-ratable loans in Dollars which shall bear interest at the LIBOR Bid Rate in accordance with Section 2.02 (such loans being referred to in this Agreement as “Bid Rate Loans”). Borrower may borrow Bid Rate Loans from time to time pursuant to this paragraph (c) in an amount up to fifty percent (50%) of the Total Loan Commitment at the time of the borrowing (taking into account any repayments of the Loans made simultaneously therewith) (the “Bid Borrowing Limit”), provided that at no time shall the sum of all Loans outstanding plus the aggregate outstanding amount of all Letter of Credit Liabilities exceed the Total Loan Commitment, and shall repay such Bid Rate Loans as required by Section 2.09, and Borrower may thereafter reborrow pursuant to this paragraph (c) or paragraph (b) above; provided, however, that the aggregate outstanding principal amount of Bid Rate Loans at any particular time shall not exceed the Bid Borrowing Limit.

(d)           The obligations of the Banks under this Agreement are several and not joint, and no Bank shall be responsible for the failure of any other Bank to make any advance of a Loan to be made by such other Bank. However, the failure of any Bank to make any advance of each Loan to be made by it hereunder on the date specified therefor shall not relieve any other Bank of its obligation to make any advance of its Loans specified hereby to be made on such date.

SECTION 2.02. Bid Rate Loans.

(a)           When Borrower has the Credit Rating required by Section 2.01(c) and wishes to request offers from the Banks to make Bid Rate Loans, it shall deliver to Administrative Agent a request (a “Bid Rate Quote Request”) substantially in the form of EXHIBIT F-1 so as to be received not later than 10:30 a.m. (New York time) on the fourth Banking Day prior to the date for funding of the Bid Rate Loan(s) proposed therein, specifying:

(1)           the proposed date of funding of such Bid Rate Loan(s), which shall be a Banking Day;

(2)           the aggregate amount of the Bid Rate Loans requested, which shall be at least Two Million Dollars ($2,000,000) and an integral multiple of Five Hundred Thousand Dollars ($500,000);

(3)           the prepayment terms of such Bid Rate Loan(s), which, if not specified, shall have the same prepayment terms as Ratable Loans; and

(4)           the duration of the Interest Period(s) applicable thereto, subject to the provisions of the definition of “Interest Period”.

Borrower may request offers to make Bid Rate Loans for more than one (1) Interest Period in a single Bid Rate Quote Request. No Bid Rate Quote Request may be submitted by Borrower (i) sooner than three (3) calendar days after the submission of any other Bid Rate Quote Request and (ii) if four other Bid Rate Quote Requests have been submitted by the Borrower in the same calendar month.

(b)           Promptly upon receipt of a Bid Rate Quote Request, Administrative Agent shall deliver to the Banks an invitation (an “Invitation for Bid Rate Quotes”) substantially in the form of EXHIBIT F-2, which shall constitute an invitation by Borrower to the Banks to submit Bid Rate Quotes offering to make Bid Rate Loans to which such Bid Rate Quote Request relates in accordance with this Section 2.02.

(c)           (1) Each Bank may submit a Bid Rate Quote containing an offer or offers to make Bid Rate Loans in response to any Invitation for Bid Rate Quotes. Each Bid Rate Quote must comply with the requirements of this paragraph (c) and must be submitted to Administrative Agent not later than 10:00 a.m. (New York time) on the third Banking Day prior to the proposed date of the Bid Rate Loan(s); provided that Bid Rate Quotes submitted by the Bank serving as Administrative Agent (or any Affiliate of the Bank serving as Administrative Agent) in its capacity as a Bank may be submitted, and may only be submitted, if the Bank serving as Administrative Agent or such Affiliate notifies Borrower of the terms of the offer or offers contained therein not later than fifteen (15) minutes prior to the deadline for the other Banks. Any Bid Rate Quote so made shall (subject to Borrower’s satisfaction of the conditions precedent set forth in this Agreement to its entitlement to an advance) be irrevocable except with the written consent of Administrative Agent given on the instructions of Borrower. Bid Rate Loans to be funded pursuant to a Bid Rate Quote may, as provided in Section 12.15, be funded by a Bank’s Designated Lender. A Bank making a Bid Rate Quote shall specify in its Bid Rate Quote whether the related Bid Rate Loans are intended to be funded by such Bank’s Designated Lender, as provided in Section 12.15.

(2) Each Bid Rate Quote shall be in substantially the form of EXHIBIT F-3 and shall in any case specify:

(i)            the proposed date of funding of the Bid Rate Loan(s);

(ii)           the principal amount of the Bid Rate Loan(s) for which each such offer is being made, which principal amount (w) may be greater than or less than the applicable Loan Commitment of the quoting Bank, (x) must be in the aggregate at least Two Million Dollars ($2,000,000) and an integral multiple of Five Hundred Thousand Dollars ($500,000), (y) may not exceed the principal amount of Bid Rate Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Bid Rate Loans for which offers being made by such quoting Bank may be accepted;

(iii)          the margin above or below the applicable LIBOR Interest Rate (the “LIBOR Bid Margin”) offered for each such Bid Rate Loan, expressed as a percentage per annum (specified to the nearest 1/1,000th of 1%) to be added to (or subtracted from) the applicable LIBOR Interest Rate;

(iv)          the applicable Interest Period; and

(v)           the identity of the quoting Bank.

A Bid Rate Quote may set forth up to five (5) separate offers by the quoting Bank with respect to each Interest Period specified in the related Invitation for Bid Rate Quotes.

(3) Any Bid Rate Quote shall be disregarded if it:

(i)            is not substantially in conformity with EXHIBIT F-3 or does not specify all of the information required by subparagraph (c)(2) above;

(ii)           contains qualifying, conditional or similar language (except for an aggregate limitation as provided in subparagraph (c)(2)(ii)(z) above);

(iii)          proposes terms other than or in addition to those set forth in the applicable Invitation for Bid Rate Quotes (except for an aggregate limitation as provided in subparagraph (c)(2)(ii)(z) above); or

(iv)          arrives after the time set forth in sub-paragraph (c)(1) above.

(d)           Administrative Agent shall no later than 10:15 a.m. (New York City time) on the third Banking Day prior to the proposed date for the requested Bid Rate Loan notify Borrower in writing of the terms of any Bid Rate Quote submitted by a Bank that is in accordance with paragraph (c). Any subsequent Bid Rate Quote shall be disregarded by Administrative Agent unless such subsequent Bid Rate Quote is submitted solely to correct a manifest error in such former Bid Rate Quote. Administrative Agent’s notice to Borrower shall specify (A) the aggregate principal amount of Bid Rate Loans for which offers have been received for each Interest Period specified in the related Bid Rate Quote Request, (B) the respective principal amounts and LIBOR Bid Margins so offered and (C) if applicable, limitations on the aggregate principal amount of Bid Rate Loans for which offers in any single Bid Rate Quote may be accepted.

(e)           Not later than 11:00 a.m. (New York time) on the third Banking Day prior to the proposed date of funding of the Bid Rate Loan, Borrower shall notify Administrative Agent of its acceptance or non-acceptance of the Bid Rate Quotes so notified to it pursuant to paragraph (d). A notice of acceptance shall be substantially in the form of EXHIBIT F-4 and shall specify the aggregate principal amount of offers for each Interest Period that are accepted.  Borrower may accept any Bid Rate Quote in whole or in part; provided that:

(i)            the principal amount of each Bid Rate Loan may not exceed the applicable amount set forth in the related Bid Rate Quote Request or be less than Two Million Dollars ($2,000,000) and shall be an integral multiple of Five Hundred Thousand Dollars ($500,000);

(ii)           acceptance of offers with respect to a particular Interest Period may only be made on the basis of ascending LIBOR Bid Margins offered for such Interest Period from the lowest effective cost; and

(iii)          Borrower may not accept any offer that is described in subparagraph (c)(3) or that otherwise fails to comply with the requirements of this Agreement.

(f)            If offers are made by two (2) or more Banks with the same LIBOR Bid Margins, for a greater aggregate principal amount than the amount in respect of which such offers are permitted to be accepted for the related Interest Period, the principal amount of Bid Rate Loans in respect of which such offers are accepted shall be allocated by Administrative Agent among such Banks as nearly as possible (in multiples of One Hundred Thousand Dollars ($100,000)) in proportion to the aggregate principal amounts of such offers. Administrative Agent shall promptly (and in any event within one (1) Banking Day after such offers are accepted) notify Borrower and each such Bank in writing of any such allocation of Bid Rate Loans. Determinations by Administrative Agent of the allocation of Bid Rate Loans shall be conclusive in the absence of manifest error.

(g)           In the event that Borrower accepts the offer(s) contained in one (1) or more Bid Rate Quotes in accordance with paragraph (e), the Bank(s) making such offer(s) shall make a Bid Rate Loan in the accepted amount (as allocated, if necessary, pursuant to paragraph (f)) on the date specified therefor, in accordance with the procedures specified in Section 2.05.

(h)           Notwithstanding anything to the contrary contained herein, each Bank shall be required to fund its Pro Rata Share of the Available Total Loan Commitment in accordance with Section 2.01(b) despite the fact that any Bank’s Loan Commitment may have been or may be exceeded as a result of such Bank’s making Bid Rate Loans.

(i)            A Bank which is notified that it has been selected to make a Bid Rate Loan as provided above may designate its Designated Lender (if any) to fund such Bid Rate Loan on its behalf, as described in Section 12.15. Any Designated Lender which funds a Bid Rate Loan shall on and after the time of such funding become the obligee under such Bid Rate Loan and be entitled to receive payment thereof when due. No Bank shall be relieved of its obligation to fund a Bid Rate Loan, and no Designated Lender shall assume such obligation, prior to the time the applicable Bid Rate Loan is funded.

SECTION 2.03. Swingline Loan Subfacility.

(a)           Swingline Commitment. Subject to the terms and conditions of this Agreement, during the period from the Closing Date to but excluding the Swingline Maturity Date, Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans in Dollars to Borrower (each a “Swingline Loan” and, collectively, the “Swingline Loans”) from time to time during the term hereof; provided, however, that the aggregate amount of Swingline Loans outstanding at any time shall not exceed the least of (i) Fifty Million Dollars ($50,000,000), (ii) the Total Loan Commitment less the sum of (A) all Loans then outstanding, excluding Swingline Loans, and (B) the outstanding amount of all Letter of Credit Liabilities and (iii) the Loan Commitment of the Bank then acting as the Swingline Lender less its Pro Rata Share of the principal amount of all Ratable Loans and Letter of Credit Liabilities then outstanding (the “Swingline Commitment”). Subject to the limitations set forth herein, any amounts repaid in respect of Swingline Loans may be reborrowed.

(b)           Swingline Borrowings.

(1)           Notice of Borrowing. With respect to any Swingline Loan, Borrower shall give Swingline Lender and Administrative Agent notice in writing which is received by Swingline Lender and Administrative Agent not later than 2:00 p.m. (New York City time) on the proposed date of such Swingline Loan (and confirmed by telephone by such time), specifying (A) that a Swingline Loan is being requested, (B) the amount of such Swingline Loan, (C) the proposed date of such Swingline Loan, which shall be a Banking Day and (D) stating that no Default or Event of Default has occurred and is continuing both before and after giving effect to such Swingline Loan. Such notice shall be irrevocable.

(2)           Minimum Amounts. Each Swingline Loan shall be at least Three Million Dollars ($3,000,000) and, or an integral multiple of One Million Dollars ($1,000,000).

(3)           Repayment of Swingline Loans. Each Swingline Loan shall be due and payable on the earliest of (A) five (5) Banking Days from and including the date of such Swingline Loan and (B) the Swingline Maturity Date. If, and to the extent, any Swingline Loans shall be outstanding on the date of any Ratable Loan, such Swingline Loans shall first be repaid from the proceeds of such Ratable Loan prior to the disbursement of the same to Borrower. If, and to the extent, a Ratable Loan is not requested prior to the earliest of the Swingline Maturity Date and the end of the five (5) Banking Day period after such Swingline Loan was made, or unless Borrower shall have notified Administrative Agent and the Swingline Lender prior to 1:00 p.m. (New York City time) on the third (3rd) Banking Day after such Swingline Loan was made that Borrower intends to reimburse Swingline Lender for the amount of such Swingline Loan with funds other than proceeds of Ratable Loans, Borrower shall be deemed to have requested Ratable Loans comprised entirely of Base Rate Loans in the amount of the applicable Swingline Loan then outstanding, the proceeds of which shall be used to repay such Swingline Loan to Swingline Lender. In addition, if (x) Borrower does not repay a Swingline Loan on or prior to the end of such five (5) Banking Day period, or (y) a Default or Event of Default shall have occurred during such five (5) Banking Day period, Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower and Administrative Agent, demand repayment of its Swingline Loans by way of Ratable Loans, in which case the Borrower shall be deemed to have requested Ratable Loans comprised entirely of Base Rate Loans in the amount of such Swingline Loans then outstanding, the proceeds of which shall be used to repay such Swingline Loans to Swingline Lender. Any Ratable Loan which is deemed requested by the Borrower in accordance with this Section 2.03(b)(3) is hereinafter referred to as a “Mandatory Borrowing”. Each Bank hereby irrevocably agrees to make Ratable Loans promptly upon receipt of notice from Administrative Agent of any such deemed request for a Mandatory Borrowing in the amount and in the manner specified in the preceding sentences and on the date such notice is received by such Bank (or the next Banking Day if such notice is received after 12:00 p.m. (New York City time)) notwithstanding (I) the amount of the Mandatory Borrowing may not comply with the minimum amount of Ratable Loans otherwise required hereunder, (II) whether any conditions specified in Section 4.02 are then satisfied, (III) whether a Default or an Event of Default then exists, (IV) failure of any such deemed request for a Ratable Loan to be made by the time otherwise required in Section 2.05, (V) the date of such Mandatory Borrowing (provided that such date must be a Banking Day), or (VI) any termination of the Loan Commitments immediately prior to such Mandatory Borrowing or contemporaneously therewith.

(4)           Purchase of Participations. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each Bank hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payment received from the Borrower on or after such date and prior to such purchase) from Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause each such Bank to share in such Swingline Loans ratably based upon its Pro Rata Share (determined before giving effect to any termination of the Loan Commitments), provided that (A) all interest payable on the Swingline Loans with respect to any participation shall be for the account of Swingline Lender until but excluding the day upon which the Mandatory Borrowing would otherwise have occurred, and (B) in the event of a delay between the day upon which the Mandatory Borrowing would otherwise have occurred and the time any purchase of a participation pursuant to this sentence is actually made, the purchasing Bank shall be required to pay to Swingline Lender interest on the principal amount of such participation for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to the Federal Funds Rate, for the two (2) Banking Days after the date the Mandatory Borrowing would otherwise have occurred, and thereafter at a rate equal to the Base Rate.

(c)           Interest Rate. Each Swingline Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Swingline Loan is made until the date it is repaid, at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans or at such other rate or rates as Borrower and Swingline Lender may agree in writing.

SECTION 2.04. Advances, Generally.  Each borrowing of Ratable Loans shall be an aggregate principal amount of at least One Million Dollars ($1,000,000) and in an integral multiple of One Hundred Thousand Dollars ($100,000) (or if less, the amount of the Available Total Loan Commitment).  Additional restrictions on the amounts and timing of, and conditions to the making of, advances of Bid Rate Loans and Swingline Loans are set forth in Sections 2.02 and 2.03, respectively.

Each advance shall be subject, in addition to the limitations and conditions applicable to advances of the Loans generally, to Administrative Agent’s receipt, on or immediately prior to the date the request for such advance is made, of a certificate from the officer requesting the advance certifying that Borrower is in compliance with all covenants enumerated in paragraphs 3(a) and 3(b) of Section 6.09 and containing covenant compliance calculations with respect to Sections 8.01 and 8.04 only, that include the proforma adjustments described below, which calculations shall demonstrate Borrower’s compliance with covenants on a proforma basis.

In connection with each advance of Loan proceeds, the following proforma adjustments shall be made to the covenant compliance calculations required with respect to Sections 8.01 and 8.04 as of the end of the most recently ended calendar quarter for which financial results are required hereunder to have been reported by Borrower:

(i)            Total Outstanding Indebtedness and Unsecured Indebtedness shall be adjusted by adding thereto, respectively, all Indebtedness and Unsecured Indebtedness, respectively, that is incurred and/or repaid by Borrower in connection with such advance;

(ii)           Capitalization Value shall be adjusted by adding thereto the purchase price of any Property or Equity Interests (including capitalized acquisition costs determined in accordance with GAAP) and any appropriate value of other assets that would otherwise be included under the Capitalization Value definition that are acquired in connection with such advance;

(iii)          Capitalization Value of Unencumbered Assets shall be adjusted by adding thereto the purchase price of any Property or Equity Interest and any appropriate value of other assets that would otherwise be included under the Capitalization Value of Unencumbered Assets definition that are acquired in connection with such advance; and

(iv)          For purposes of Section 8.01(i) and Section 8.04(l)(i), Unrestricted Cash and Cash Equivalents shall be increased as appropriate and for purposes of Section 8.04(l)(ii), the Unencumbered Indebtedness Adjustment shall be increased as appropriate.

SECTION 2.05. Procedures for Advances.  In the case of advances of Ratable Loans, Borrower shall submit to Administrative Agent a request for each such advance, stating the amount requested and the expected purpose for which such advance is to be used, no later than 11:00 a.m. (New York time) on the date, in the case of advances of Base Rate Loans, which is one (1) Banking Day, and, in the case of advances of LIBOR Loans, which is three (3) Banking Days, prior to the date such advance is to be made. In the case of advances of Bid Rate Loans, Borrower shall submit a Bid Rate Quote Request at the time specified in Section 2.02. In the case of advances of Swingline Loans, Borrower shall submit a notice of borrowing at the time specified in Section 2.03.  Administrative Agent, upon its receipt and approval of the request for advance, will so notify the Banks. Not later than 11:30 a.m. (New York time) on the date of each advance, each Bank (in the case of Ratable Loans) or the applicable Banks (in the case of Bid Rate Loans) shall, through its Applicable Lending Office and subject to the conditions of this Agreement, make the amount to be advanced by it on such day available to Administrative Agent, at Administrative Agent’s Office and in immediately available funds for the account of Borrower. The amount so received by Administrative Agent shall, subject to the conditions of this Agreement, be made available to Borrower, in immediately available funds, by Administrative Agent’s wire of such amount to an account designated by Borrower in the Disbursement Instruction Agreement.  The proceeds of a Swingline Loan shall, subject to the conditions of this Agreement, be made available to Borrower, in immediately available funds, by Swingline Lender’s wire of such proceeds to an account designated by Borrower in the Disbursement Instruction Agreement.

SECTION 2.06. Interest Periods; Renewals.  In the case of the LIBOR Loans, Borrower shall select an Interest Period of any duration in accordance with the definition of “Interest Period”, subject to the following limitations: (1) no Interest Period may extend beyond the Maturity Date; (2) if an Interest Period would end on a day which is not a Banking Day, such Interest Period shall be extended to the next Banking Day, unless such Banking Day would fall in the next calendar month, in which event such Interest Period shall end on the immediately preceding Banking Day; and (3) only eight (8) Interest Periods for Ratable Loans may be outstanding at any one time.

Upon notice to Administrative Agent as provided in Section 2.14, Borrower may Continue any LIBOR Loan on the last day of the Interest Period of the same or different duration in accordance with the limitations provided above.

SECTION 2.07. Interest.  Borrower shall pay interest to Administrative Agent for the account of the applicable Bank on the outstanding and unpaid principal amount of the Loans, at a rate per annum as follows: (1) for Base Rate Loans at a rate equal to the Base Rate plus the Applicable Margin; (2) for LIBOR Loans at a rate equal to the applicable LIBOR Interest Rate plus the Applicable Margin; and (3) for Bid Rate Loans at a rate equal to the applicable LIBOR Bid Rate.  Any principal amount not paid when due (when scheduled, at acceleration or otherwise) shall bear interest thereafter, payable on demand, at the Default Rate.  While any Event of Default exists, at the election of Required Banks, the Borrower shall pay interest on all Obligations at the applicable Default Rate; provided that if an Event of Default under Section 9.01(5) exists or if any of the Obligations have been accelerated by reason of an Event of Default, all Obligations shall bear interest at the applicable Default Rate.

The interest rate on Base Rate Loans shall change when the Base Rate changes. Interest on Base Rate Loans, LIBOR Loans and Bid Rate Loans shall not exceed the maximum amount permitted under applicable law. Interest shall be calculated for the actual number of days elapsed on the basis of a year consisting of three hundred sixty (360) days.

Accrued interest shall be due and payable in arrears, (x) in the case of Base Rate Loans, on the first Banking Day of each calendar month and (y) in the case of Bid Rate Loans and LIBOR Loans, at the expiration of the Interest Period applicable thereto, but no less frequently than once every three (3) months determined on the basis of the first (1st) day of the Interest Period applicable to the Loan in question; provided, however, that interest accruing at the Default Rate shall be due and payable on demand.  All accrued and unpaid interest on Swingline Loans shall be payable on the dates and in the manner provided above with respect to interest on Base Rate Loans (except as the Swingline Lender and Borrower may otherwise agree in writing in connection with any particular Swingline Loan).

The parties understand that during a Leverage Pricing Period the applicable interest rate for the Obligations and certain fees set forth herein may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Banks by the Borrower (the “Borrower Information”).  If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including without limitation because of a subsequent restatement of earnings by the Borrower) at the time it was delivered to the Administrative Agent, and if the applicable interest rate or fees calculated for any period during a Leverage Pricing Period were lower than they should have been had the correct information been timely provided, then, such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information.  The Administrative Agent shall promptly notify the Borrower in writing of any additional interest and fees due because of such recalculation, and the Borrower shall pay such additional interest or fees due to the Administrative Agent, for the account of each Bank, within 5 Banking Days of receipt of such written notice.  Any recalculation of interest or fees required by this provision shall survive for a period of one year following the termination of this Agreement, and this provision shall not in any way limit any of the Administrative Agent’s, a Fronting Bank’s, or any Bank’s other rights under this Agreement.

SECTION 2.08. Fees.  Borrower shall, during the term of the Loans commencing as of the Closing Date, pay to Administrative Agent for the account of each Bank a facility fee computed, on the daily Loan Commitment of such Bank, by multiplying the aggregate Loan Commitments on such day by an amount equal to the daily Facility Fee, calculated on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed. The accrued facility fee shall be due and payable in arrears on the first Banking Day of January, April, July and October of each year, commencing on the first such date after the Closing Date, and upon the Maturity Date (as the case may be accelerated) or earlier termination of the Loan Commitments.

SECTION 2.09. Notes; Records.  Except in the case of a Bank that has notified the Administrative Agent in writing that it elects not to receive a Ratable Loan Note, the Ratable Loans and Swingline Loans made by each Bank under this Agreement shall, in addition to this Agreement, be evidenced by, and repaid with interest in accordance with, a promissory note of Borrower substantially in the form of EXHIBIT B duly completed and executed by Borrower, in a principal amount equal to such Bank’s Loan Commitment, payable to such Bank for the account of its Applicable Lending Office (each such note, as the same may hereafter be amended, modified, extended, severed, assigned, substituted, renewed or restated from time to time, including any substitute note pursuant to Section 3.07 or 12.04, a “Ratable Loan Note”). The Bid Rate Loans of the Banks shall be evidenced by a single global promissory note of Borrower substantially in the form of EXHIBIT C, duly completed and executed by Borrower, in the principal amount of Two Hundred Fifty Million Dollars ($250,000,000), subject to adjustment pursuant to Sections 2.15(a) and (c), payable to Administrative Agent for the account of the respective Banks making Bid Rate Loans (such note, as the same may hereafter be amended, modified, extended, severed, assigned, substituted, renewed or restated from time to time, the “Bid Rate Loan Note”). A particular Bank’s Ratable Loan Note, together with its interest, if any, in the Bid Rate Loan Note, are referred to collectively in this Agreement as such Bank’s “Note”; all such Ratable Loan Notes and interests are referred to collectively in this Agreement as the “Notes”. The Ratable Loans shall mature, and all outstanding principal of and accrued interest and other Obligations shall be paid in full, on the Maturity Date, or, in the case of Swingline Loans, in accordance with Section 2.03, in either case as the same may be accelerated in accordance with this Agreement. The outstanding principal amount of each Bid Rate Loan, and all accrued interest and other sums with respect thereto, shall become due and payable to the Bank making such Bid Rate Loan at the earlier of the expiration of the Interest Period applicable thereto or the Maturity Date, as the same may be accelerated in accordance with this Agreement.

The Loans made by each Bank shall be evidenced by one or more accounts or records maintained by such Bank and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Bank shall be conclusive (absent manifest error) of the amount of a Loan made by a Bank to Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Bank and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

In connection with a Refinancing Mortgage, Borrower shall deliver to the Administrative Agent, a mortgage note, payable to the Administrative Agent for the account of the Banks, which shall be secured by the applicable Refinancing Mortgage. Such note shall be in such form as shall be requested by Borrower, subject to the Administrative Agent’s reasonable approval. Each reference in this Agreement to the “Notes” shall be deemed to refer to and include any or all of such mortgage notes, as the context may require.

SECTION 2.10. Prepayments.  Without prepayment premium or penalty but subject to Section 3.05, Borrower may, upon at least one (1) Banking Day’s notice to Administrative Agent in the case of the Base Rate Loans, and at least three (3) Banking Days’ notice to Administrative Agent in the case of LIBOR Loans, prepay Ratable Loans, in whole or in part, provided that (1) any partial prepayment under this Section shall be in integral multiples of One Million Dollars ($1,000,000); and (2) each prepayment under this Section shall include, at Administrative Agent’s option, all interest accrued on the amount of principal prepaid to (but excluding) the date of prepayment. Borrower shall have the right to prepay Bid Rate Loans only if so provided in the Bid Rate Loan Request, and otherwise with the consent of the Bank or the Designated Lender that funded the Bid Rate Loan that Borrower desires to prepay. Borrower may, from time to time on any Banking Day so long as prior notice is given to Administrative Agent and Swingline Lender no later than 1:00 p.m. (New York City time) on the day on which Borrower intends to make such prepayment, prepay any Swingline Loans in whole or in part in amounts aggregating at least One Hundred Thousand Dollars ($100,000), and in an integral multiple of One Hundred Thousand Dollars ($100,000) (or, if less, the aggregate outstanding principal amount of all Swingline Loans then outstanding) by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment by initiating a wire transfer of the principal and interest on the Swingline Loans no later than 1:00 P.M. (New York City time) on such day.

SECTION 2.11. Method of Payment.  Borrower shall make each payment under this Agreement and under the Notes not later than 1:00 p.m. (New York time) on the date when due in Dollars to Administrative Agent at Administrative Agent’s Office in immediately available funds, without condition or deduction for any counterclaim, defense, recoupment or setoff (each such payment made after such time on such due date to be deemed to have been made on the immediately following Banking Day). Borrower shall deliver federal reference number(s) evidencing the applicable wire transfer(s) to Administrative Agent as soon as available thereafter on such day. Subject to Section 9.03, Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to Administrative Agent the amounts payable by Borrower hereunder to which such payment is to be applied.  Each payment received by Administrative Agent for the account of a Bank under this Agreement or any Note shall be paid to such Bank by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Bank to Administrative Agent from time to time, for the account of such Bank at the Applicable Lending Office of such Bank.  Each payment received by Administrative Agent for the account of a Fronting Bank under this Agreement shall be paid to such Fronting Bank by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Fronting Bank to Administrative Agent from time to time, for the account of such Fronting Bank.  If Administrative Agent fails to pay such amounts to a Bank or a Fronting Bank, as the case may be, within one Banking Day of receipt of such amounts, Administrative Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect.

Except to the extent provided in this Agreement, whenever any payment to be made under this Agreement or under the Notes is due on any day other than a Banking Day, such payment shall be made on the next succeeding Banking Day, and such extension of time shall in such case be included in the computation of the payment of interest and other fees, as the case may be.

SECTION 2.12. Elections, Conversions or Continuation of Loans.  Subject to the provisions of Article III and Sections 2.06 and 2.13, Borrower shall have the right to Elect to have all or a portion of any advance of Ratable Loans be LIBOR Loans, to Convert Base Rate Loans into LIBOR Loans, to Convert LIBOR Loans into Base Rate Loans, or to Continue LIBOR Loans as LIBOR Loans, at any time or from time to time, provided that: (1) Borrower shall give Administrative Agent notice of each such Election, Conversion or Continuation as provided in Section 2.14; and (2) a LIBOR Loan may be Continued or Converted only on the last day of the applicable Interest Period for such LIBOR Loan.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent, at the request of the Required Banks, may require, by notice to Borrower, that (i) no outstanding Ratable Loan may be converted to or continued as a LIBOR Loan and (ii) unless repaid, each Ratable Loan shall be converted to a Base Rate Loan at the end of the Interest Period applicable thereto.

SECTION 2.13. Minimum Amounts.  With respect to the Ratable Loans as a whole, each Election and each Conversion shall be in an amount at least equal to One Million Dollars ($1,000,000) and in integral multiples of One Hundred Thousand Dollars ($100,000) or such lesser amount as shall be available or outstanding, as the case may be.

SECTION 2.14. Certain Notices Regarding Elections, Conversions and Continuations of Loans.  Notices by Borrower to Administrative Agent of Elections, Conversions and Continuations of LIBOR Loans shall be irrevocable and shall be effective only if received by Administrative Agent not later than 11:00 a.m. (New York time) on the number of Banking Days prior to the date of the relevant Election, Conversion or Continuation specified below:

Notice	Number of Banking Days Prior
Conversions into Base Rate Loans	One (1)
Elections of, Conversions into or Continuations as LIBOR Loans	Three (3)

Promptly following its receipt of any such notice, Administrative Agent shall so advise the Banks. Each such notice of Election shall specify the portion of the amount of the advance that is to be LIBOR Loans (subject to Section 2.13) and the duration of the Interest Period applicable thereto (subject to Section 2.06); each such notice of Conversion shall specify the LIBOR Loans or Base Rate Loans to be Converted; and each such notice of Conversion or Continuation shall specify the date of Conversion or Continuation (which shall be a Banking Day), the amount thereof (subject to Section 2.13) and the duration of the Interest Period applicable thereto (subject to Section 2.06). In the event that Borrower fails to Elect to have any portion of an advance of the Ratable Loans be LIBOR Loans, the portion of such advance for which a LIBOR Loan Election is not made shall constitute Base Rate Loans. In the event that Borrower fails to Continue LIBOR Loans within the time period and as otherwise provided in this Section, such LIBOR Loans will be automatically Converted into Base Rate Loans on the last day of the then current applicable Interest Period for such LIBOR Loans.

SECTION 2.15. Changes of Loan Commitments.

(a)           At any time, Borrower shall have the right, without premium or penalty, to terminate any unused Loan Commitments existing as of the date of such termination, in whole or in part, from time to time, provided that: (1) Borrower shall give notice of each such termination to Administrative Agent (which shall promptly notify each of the Banks) no later than 10:00 a.m. (New York time) on the date which is three (3) Banking Days prior to the effectiveness of such termination; (2) the Loan Commitments of each of the Banks must be terminated (and, in the case of a partial termination, on a pro rata basis) (taking into account, however, Section 2.02(h)) and simultaneously with those of the other Banks; (3) each partial termination of the Loan Commitments in the aggregate (and corresponding reduction of the Total Loan Commitment) shall be in an integral multiple of One Million Dollars ($1,000,000); and (4) Borrower may not reduce the aggregate amount of the Loan Commitments below One Hundred Twenty-Five Million Dollars ($125,000,000) unless the Borrower is terminating the Total Loan Commitments in full. A reduction of the unused Loan Commitments pursuant to this Section 2.15 shall not effect a reduction in the Swingline Commitment (unless so elected by the Borrower) until the aggregate unused Loan Commitments have been reduced to an amount equal to or less than the Swingline Commitment.

(b)           The Loan Commitments and the Swingline Commitment, to the extent terminated pursuant to this Section 2.15, may not be reinstated.

(c)           Unless a Default under Section 9.01(1) or 9.01(5) or an Event of Default has occurred and is continuing, Borrower, by written notice to Administrative Agent, may request on up to four (4) occasions during the term of this Agreement that the Total Loan Commitment be increased by an amount not less than Twenty-Five Million Dollars ($25,000,000) per request and not more than Four Hundred Million Dollars ($400,000,000) in the aggregate (such that the Total Loan Commitment after such increase shall never exceed Nine Hundred Million Dollars ($900,000,000)); provided that for any such request (a) the Borrower shall not have delivered an Extension Notice prior to, or simultaneously with, such request, (b) any Bank which is a party to this Agreement prior to such request for increase, at its sole discretion, may elect to increase its Loan Commitment but shall not have any obligation to so increase its Loan Commitment and (c) such request shall be accompanied by a certificate from the Borrower confirming that the representations and warranties of Borrower and each other Loan Party contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of the requested increase in the Total Loan Commitments (except in those cases where such representation or warranty expressly relates to an earlier date or is qualified as to “materiality”, “Material Adverse Change” or similar language (which shall be true and correct in all respects as qualified therein) and except for changes in factual circumstances permitted hereunder).  Administrative Agent, in consultation with Borrower, shall manage all aspects of the syndication of such increase in the Total Loan Commitments, including decisions as to the selection of the existing Banks and/or other banks, financial institutions and other institutional lenders to be approached with respect to such increase and the allocations of the increase in the Total Loan Commitments among such existing Banks and/or other banks, financial institutions and other institutional lenders. In the event that existing Banks or Persons that will become Banks commit to any such increase, the Total Loan Commitment and the Loan Commitments of the committed Banks shall be increased, the Pro Rata Shares of the Banks shall be adjusted, new Notes shall be issued, Borrower shall make such borrowings and repayments as shall be necessary to effect the reallocation of the Ratable Loans so that the Ratable Loans are held by the Banks in accordance with their Pro Rata Shares after giving effect to such increase, and other changes shall be made to the Loan Documents as may be necessary to reflect the aggregate amount, if any, by which Banks have agreed to increase their respective Loan Commitments or make new Loan Commitments in response to the Borrower’s request for an increase in the Total Loan Commitment pursuant to this Section 2.15(c), in each case without the consent of the Banks other than those Banks increasing their Loan Commitments. The fees payable by Borrower upon any such increase in the Total Loan Commitment shall be agreed upon by the Joint Lead Arrangers and Borrower at the time of such increase.

Notwithstanding the foregoing, nothing in this Section 2.15(c) shall constitute or be deemed to constitute an agreement by any Bank to increase its Loan Commitment hereunder.

SECTION 2.16. Letters of Credit.

(a)           During the period from the Closing Date to but excluding the Maturity Date, Borrower, by notice to Administrative Agent and the applicable Fronting Bank, may request, in lieu of advances of proceeds of the Ratable Loans, that a Fronting Bank issue unconditional, irrevocable standby letters of credit (each, a “Letter of Credit”) for the account of Borrower or its designee (which shall be a Subsidiary or other Affiliate of Borrower) (it being understood that the issuance of a Letter of Credit for the account of a designee shall not in any way relieve Borrower of any of its obligations hereunder), payable by sight drafts, for such beneficiaries and with such other terms as Borrower shall specify and which are reasonably acceptable to such Fronting Bank. Unless the applicable Fronting Bank has received written notice from the Administrative Agent, not less than one (1) Banking Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 4.02 shall not have been satisfied, then, subject to the terms and conditions hereof, such Fronting Bank, on the requested date, shall issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such Fronting Bank’s usual and customary business practices. Promptly upon issuance of a Letter of Credit by a Fronting Bank, such Fronting Bank shall notify Administrative Agent and Administrative Agent shall notify each of the Banks.  Notwithstanding anything herein to the contrary, the Fronting Banks shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject or target of any Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.

(b)           The amount of any such Letter of Credit shall be limited to the lesser of (1) Fifty Million Dollars ($50,000,000) (as such amount may be reduced by written notice from the Borrower to the Administrative Agent consistent with the requirements of Section 2.15(a) so long as the outstanding Letters of Credit do not exceed such reduced amount) less the aggregate face amount of all other Letters of Credit then issued and outstanding or (2) the Available Total Loan Commitment, it being understood that the amount of each Letter of Credit issued and outstanding shall effect a reduction, by an equal amount, of the Available Total Loan Commitment as provided in Section 2.01(b) (such reduction to be allocated to each Bank’s Loan Commitment ratably in accordance with the Banks’ respective Pro Rata Shares); provided, however, that (i) no Fronting Bank shall be obligated to issue any Letter of Credit if, after giving effect to such issuance, the aggregate face amount of Letters of Credit issued by such Fronting Bank would exceed Twenty-Five Million Dollars ($25,000,000) and (ii) a Fronting Bank (other than Wells Fargo Bank, National Association) shall not issue a Letter of Credit unless the aggregate stated amount of outstanding Letters of Credit issued by Wells Fargo Bank, National Association would exceed Twenty-Five Million Dollars ($25,000,000) if Wells Fargo Bank, National Association were to issue such Letter of Credit.  Upon the issuance by a Fronting Bank of a Letter of Credit and until such Letter of Credit shall have expired or been cancelled, the Loan Commitment of each Bank shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of such Bank’s Pro Rata Share of the stated amount of such Letter of Credit plus any related Reimbursement Obligations in respect of such Letter of Credit then outstanding.

(c)           The amount of each Letter of Credit shall be further subject to the conditions and limitations applicable to amounts of advances set forth in Section 2.04 and the procedures for the issuance of each Letter of Credit shall be the same as the procedures applicable to the making of advances as set forth in the first sentence of Section 2.05.

(d)           A Fronting Bank’s issuance of each Letter of Credit shall be subject to Borrower’s satisfaction of all conditions precedent to its entitlement to an advance of proceeds of the Loans.

(e)           Each Letter of Credit shall (i) unless approved by the Administrative Agent and the Fronting Bank that is to issue such Letter of Credit, expire no later than the earlier of (x) seven (7) days prior to the Maturity Date or (y) one (1) year after the date of its issuance; provided, however, a Letter of Credit may contain a provision providing for the automatic extension of its expiration date in the absence of a notice of non-renewal from the relevant Fronting Bank but (unless approved by the Administrative Agent and the Fronting Bank that is to issue such Letter of Credit) in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the date that is fifteen (15) days prior to the Maturity Date and (ii) be in a minimum amount of One Hundred Thousand Dollars ($100,000), or such lesser amount approved by the applicable Fronting Bank.  In no event shall a Letter of Credit expire later than the first anniversary of the Maturity Date.  Notwithstanding the foregoing, in the event that, with the approval of the Administrative Agent and each Fronting Bank with a Letter of Credit then outstanding, any Letters of Credit are issued and outstanding on the date that is fourteen (14) days prior to the Maturity Date (any such Letter of Credit being referred to as an “Extended Letter of Credit”), Borrower shall deliver to Administrative Agent on such date by wire transfer of immediately available funds a cash deposit in the amount of such Letters of Credit in accordance with the provisions of Section 2.16(i).  To the extent Borrower fails to provide such cash deposit with respect to any Extended Letter of Credit by the date that is fourteen (14) days prior to the Maturity Date, such failure shall be treated as a drawing under such Extended Letter of Credit (in an amount equal to the maximum stated amount of such Letter of Credit), which shall be reimbursed (or participations therein funded) by the Banks in accordance with Section 2.16(h), with the proceeds being utilized to provide such cash deposit for such Extended Letter of Credit.  Such funds shall be held by Administrative Agent and applied to repay the amount of any drawing under such Extended Letters of Credit on or after the Maturity Date.  Such funds, with any interest earned thereon, will be returned to Borrower (and may be returned from time to time with respect to any applicable Extended Letter of Credit) on the earlier of (a) the date that the applicable Extended Letter of Credit or Extended Letters of Credit expire in accordance with their terms; and (b) the date that the applicable Extended Letter of Credit or Extended Letters of Credit are cancelled; provided that upon the expiration or cancellation of an Extended Letter of Credit for which the Banks reimbursed (or funded participations in) a drawing deemed to have occurred as provided in this Section 2.16 but in respect of which the Banks have not otherwise received payment for the amount so reimbursed or funded, the Administrative Agent shall promptly remit to the Banks the amount of such funds so reimbursed or funded for such Extended Letter of Credit, pro rata in accordance with the respective unpaid reimbursements or funded participations of the Banks in respect of such Extended Letter of Credit.  Notwithstanding the foregoing, the Administrative Agent shall not be required to, and shall not, return any such funds to the extent doing so would result in the amount of such funds being less than the stated amount of all Extended Letters of Credit then outstanding.

(f)            In connection with, and as a further condition to the issuance of, a Letter of Credit, Borrower shall execute and deliver to the relevant Fronting Bank an application for the Letter of Credit in such form, and together with such other documents, opinions and assurances, as such Fronting Bank shall reasonably require.

(g)           In connection with each Letter of Credit, Borrower hereby covenants to pay (i) to Administrative Agent, quarterly in arrears (on the first Banking Day of each calendar quarter following the issuance of such Letter of Credit), a fee, payable to Administrative Agent for the account of the Banks, computed daily (calculated on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed) on the face amount of such Letter of Credit issued and outstanding at a rate per annum equal to the “Banks’ L/C Fee Rate” (as hereinafter defined) and (ii) to the Fronting Bank of such Letter of Credit on the date that such Letter of Credit is issued, an issuance fee of 0.125% (or such other amount as the Borrower and such Fronting Bank may agree in writing) of the face amount of such Letter of Credit, payable to the applicable Fronting Bank only at the time of issuance of such letter of credit.  Administrative Agent shall have no responsibility for the collection of the fee for any Letter of Credit that is payable to a Fronting Bank. For purposes of this Agreement, the “Banks’ L/C Fee Rate” shall mean, provided no Event of Default has occurred and is continuing, a rate per annum (calculated on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed) equal to the Applicable Margin for LIBOR Loans minus 0.125% and, in the event an Event of Default has occurred and is continuing, a rate per annum (calculated on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed) equal to the Default Rate. It is understood and agreed that the last installment of the fees provided for in this paragraph (g) with respect to any particular Letter of Credit shall be due and payable on the first day of the calendar quarter following the surrender, cancellation or expiration of such Letter of Credit.  Borrower shall pay directly to a Fronting Bank from time to time on demand all commissions, charges, costs and expenses (excluding any issuance fee other than as provided in clause (ii) above) in the amounts customarily charged or incurred by such Fronting Bank from time to time in like circumstances with respect to the issuance, amendment, renewal or extension of any Letter of Credit or any other transaction relating thereto.

(h)           A Fronting Bank shall promptly notify Borrower and Administrative Agent of any drawing under a Letter of Credit issued by such Fronting Bank. Borrower hereby absolutely, unconditionally and irrevocably agrees to pay and reimburse each Fronting Bank for the amount of each demand for payment under each Letter of Credit issued by such Fronting Bank at or prior to the date on which payment is to be made by such Fronting Bank to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind.  Upon its receipt of a notice referred to in the first sentence of this subsection, Borrower shall advise the Administrative Agent and the applicable Fronting Bank whether or not Borrower intends to borrow hereunder to finance its obligation to reimburse such Fronting Bank for the amount of the related demand for payment and if it does Borrower shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement.  If Borrower fails to so advise the Administrative Agent and such Fronting Bank, or if Borrower fails to reimburse such Fronting Bank for a demand for payment under such Letter of Credit by the date of such payment (the failure of which such Fronting Bank shall promptly notify the Administrative Agent), then Administrative Agent shall notify the Banks of such failure and of any drawing under a Letter of Credit, and each Bank shall, notwithstanding the existence of a Default or Event of Default or the non-satisfaction of any conditions precedent to the making of an advance of the Loans, advance proceeds of a Ratable Loan, in an amount equal to its Pro Rata Share of such drawing, which advance shall be made to Administrative Agent for disbursement to the Fronting Bank issuing such Letter of Credit to reimburse such Fronting Bank, for its own account, for such drawing.  The Borrower’s failure to reimburse a Fronting Bank as provided above shall not constitute a Default or Event of Default so long as the conditions set forth in Section 4.02(1) and (2) to the making of Loan are satisfied at such time.  Each of the Banks further acknowledges that its obligation to fund its Pro Rata Share of drawings under Letters of Credit as aforesaid shall survive the Banks’ termination of this Agreement or enforcement of remedies hereunder or under the other Loan Documents. If any Ratable Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under any applicable bankruptcy law with respect to Borrower), then each of the Banks shall purchase (on the date such Ratable Loan would otherwise have been made) from the applicable Fronting Bank a participation interest in any unreimbursed drawing in an amount equal to its Pro Rata Share of such unreimbursed drawing.  Each Bank confirms that its obligations under this subsection (h) shall be reinstated in full and apply if the delivery of any cash deposit in respect of an Extended Letter of Credit is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise.

(i)            Borrower agrees (i) as required by Section 9.02 upon and during the occurrence of an Event of Default and (ii) as required by Section 2.16(e) with respect to Extended Letters of Credit, (x) to deposit with Administrative Agent cash collateral in the amount of all the outstanding Letters of Credit or Extended Letters of Credit as applicable, which cash collateral is hereby pledged and shall be held by Administrative Agent for the benefit of the Banks and the Fronting Banks in an account as security for Borrower’s obligations in connection with the Letters of Credit and (y) to execute and deliver to Administrative Agent such documents as Administrative Agent requests to confirm and perfect the assignment of such cash collateral and such account to Administrative Agent for the benefit of the Banks.  Any such cash collateral deposited with Administrative Agent as a result of the occurrence of an Event of Default shall be returned immediately to Borrower upon the cure of such Event of Default.

(j)            In examining documents presented in connection with drawings under Letters of Credit and making payments under such Letters of Credit against such documents, a Fronting Bank shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit.  Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, none of the Fronting Banks, Administrative Agent or any of the Banks shall be responsible for, and Borrower’s obligations in respect of Letters of Credit shall not be affected in any manner by, (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telex, telecopy, electronic mail or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit, or of the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of a Fronting Bank, the Administrative Agent or the Banks.  None of the above shall affect, impair or prevent the vesting of any of the rights or powers of the Fronting Banks or Administrative Agent hereunder.  Any action taken or omitted to be taken by a Fronting Bank under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment), shall not create against such Fronting Bank any liability to Borrower, the Administrative Agent or any Bank.  In this connection, the obligation of Borrower to reimburse a Fronting Bank for any drawing made under any Letter of Credit issued by it, and to repay the Ratable Loans made pursuant to the last sentence of the immediately preceding subsection (h), shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and any other applicable Letter of Credit Document under all circumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which Borrower may have at any time against a Fronting Bank, the Administrative Agent, any Bank, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between Borrower, a Fronting Bank, the Administrative Agent, any Bank or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non application or misapplication by the beneficiary of a Letter of Credit or of the proceeds of any drawing under such Letter of Credit; (G) payment by a Fronting Bank under any Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of Borrower’s Reimbursement Obligations.  Notwithstanding anything to the contrary contained in this Section or Section 12.03., but not in limitation of Borrower’s unconditional obligation to reimburse a Fronting Bank for any drawing made under a Letter of Credit issued by it as provided in this Section and to repay any Ratable Loan made pursuant to the penultimate sentence of the immediately preceding subsection (h), Borrower shall have no obligation to indemnify the Administrative Agent, a Fronting Bank or any Bank in respect of any liability incurred by the Administrative Agent, such Fronting Bank or such Bank arising solely out of the gross negligence or willful misconduct of the Administrative Agent, such Fronting Bank or such Bank in respect of a Letter of Credit as determined by a court of competent jurisdiction in a final, non-appealable judgment.  Notwithstanding anything herein that may be to the contrary, nothing in this Section or in the Loan Documents shall affect any rights Borrower may have with respect to the gross negligence or willful misconduct of the Administrative Agent, a Fronting Bank or any Bank with respect to any Letter of Credit.

(k)           The issuance by a Fronting Bank of any amendment, supplement or other modification to any Letter of Credit issued by it shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit, and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Administrative Agent and the Banks, if any, required by Section 12.02 shall have consented thereto.

(l)            Promptly following any change in Letters of Credit outstanding, the relevant Fronting Bank shall deliver to the Administrative Agent, which shall promptly deliver the same to each Bank and Borrower, a notice describing the aggregate amount of all Letters of Credit issued by such Fronting Banks that are outstanding at such time.  Upon the request of the Administrative Agent from time to time, a Fronting Bank shall deliver any other information reasonably requested by the Administrative Agent with respect to each Letter of Credit issued by such Fronting Bank then outstanding.  Other than as set forth in this subsection, a Fronting Bank shall have no duty to notify the Banks regarding the issuance or other matters regarding Letters of Credit issued hereunder.  The failure of a Fronting Bank to perform its requirements under this subsection shall not relieve any Bank from its obligations under the immediately preceding subsection (h).

(m)          In addition to Wells Fargo Bank, National Association and PNC Bank, National Association, Borrower may from time to time, with notice to the Banks and the written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) and the applicable Bank being so appointed, appoint additional Banks to be Fronting Banks hereunder.  Upon the appointment of a Bank as a Fronting Bank hereunder such Person shall become vested will all the rights, powers, privileges and duties as a Fronting Bank hereunder.

SECTION 2.17. Extension Option.  Borrower may extend the Maturity Date two times only for a period of six (6) months per extension upon satisfaction of the following terms and conditions for each extension: (i) delivery by Borrower of a written notice to Administrative Agent (an “Extension Notice”) on or before a date that is not more than one hundred eighty (180) days nor less than ninety (90) days prior to the then-scheduled Maturity Date, which Extension Notice Administrative Agent shall promptly deliver to the Banks, which Extension Notice shall include a certification dated as of the date of such Extension Notice signed by a duly authorized signatory of Borrower, stating, to the best of the certifying party’s knowledge, (x) all representations and warranties contained in this Agreement and in each of the other Loan Documents are true and correct in all material respects on and as of the date of such Extension Notice (except in those cases where such representation or warranty expressly relates to an earlier date or is qualified as to “materiality”, “Material Adverse Change” or similar language (which shall be true and correct in all respects as qualified therein) and except for changes in factual circumstances permitted hereunder), and (y) no Default under Section 9.01(1) and no Event of Default has occurred and is continuing; (ii) no Default under Section 9.01(1) and no Event of Default shall have occurred and be continuing on the original Maturity Date (an “Extension Date”), and (iii) Borrower shall pay to Administrative Agent on or before such Extension Date a fee equal to 0.075% of the Total Loan Commitment on such Extension Date, which fee shall be distributed by Administrative Agent pro rata to each of the Banks based on each Bank’s Pro Rata Share; provided, however, that the extension fee set forth in this Section 2.17 shall not be payable if the Borrower rescinds the Extension Notice prior to the then current Maturity Date.

SECTION 2.19. Funds Transfer Disbursements.  Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Banks or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of the Borrower to any of the accounts designated in the Disbursement Instruction Agreement.

ARTICLE III.  YIELD PROTECTION; ILLEGALITY; ETC.

SECTION 3.01. Additional Costs.  Borrower shall pay directly to each Bank from time to time on demand such amounts as such Bank may reasonably determine to be necessary to compensate it for any increased costs which such Bank determines are attributable to its making, Continuing, Converting to, or maintaining a LIBOR Loan or making or maintaining a Bid Rate Loan, or its obligation to make, maintain, Continue or Convert to a LIBOR Loan or make or maintain a Bid Rate Loan, or its obligation to Convert a Base Rate Loan to a LIBOR Loan hereunder, or any reduction in any amount receivable by such Bank hereunder in respect of its LIBOR Loan or Bid Rate Loan(s) or such obligations (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:

(1)           subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(2)           (other than Regulation D or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on LIBOR Loans or Bid Rate Loans is determined to the extent utilized when determining the LIBOR Interest Rate for such Loans) imposes or modifies any reserve, special deposit, compulsory loan, insurance charge, liquidity, deposit insurance or assessment, minimum capital, capital ratio or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank (including any LIBOR Loan or Bid Rate Loan or any deposits referred to in the definition of “LIBOR Interest Rate”), or any commitment of such Bank (including such Bank’s Loan Commitment hereunder); or

(3)           imposes any other condition, cost or expense (other than Taxes) affecting this Agreement or the Notes (or any of such extensions of credit or liabilities).

Without limiting the effect of the provisions of the first paragraph of this Section, in the event that, by reason of any Regulatory Change, any Bank becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Bank so elects by notice to Borrower (with a copy to Administrative Agent), the obligation of such Bank to permit Elections of, to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended (in which case the provisions of Section 3.04 shall be applicable) until such Regulatory Change ceases to be in effect.  The obligations of Borrower under this Section shall survive the repayment of all amounts due under or in connection with any of the Loan Documents and the termination of the Loan Commitments in respect of the period prior to such termination.

Determinations and allocations by a Bank or Fronting Bank for purposes of this Section of the effect of any Regulatory Change pursuant to the preceding paragraphs of this Section, on its costs or rate of return of making, Continuing, Converting to, or maintaining its Loan or portions thereof or on amounts receivable by it in respect of its Loan or portions thereof or issuing or maintaining Letters of Credit (or participations therein), and the amounts required to compensate such Bank or Fronting Bank under this Section, shall be included in a calculation of such amounts given to Borrower and shall be conclusive absent manifest error.

Notwithstanding anything contained in this Article III to the contrary, Borrower shall only be obligated to pay any amounts due under this Section 3.01 or under Section 3.06 if, and a Bank shall not exercise any right under this Section 3.01 or Sections 3.02, 3.03, 3.04 or 3.06 unless, the applicable Bank is generally imposing a similar charge on, or otherwise similarly enforcing its agreements with, its other similarly situated borrowers. In addition, Borrower shall not be obligated to compensate any Bank under any such provision for any amounts attributable to any period which is more than one (1) year prior to such Bank’s delivery of notice thereof to Borrower; provided that, if the circumstance giving rise to Borrower’s obligation to compensate any Bank under any such provision is retroactive, then such one-year period referred to above shall be extended to include the period of retroactive effect thereof.

For purposes of this Section 3.01, the term “Bank” includes any Fronting Bank.

SECTION 3.02. Alternate Rate of Interest.  Anything herein to the contrary notwithstanding, if, on or prior to the determination of the LIBOR Interest Rate for any Interest Period:

(1)           Administrative Agent reasonably determines (which determination shall be conclusive, absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBOR Interest Rate for such Interest Period; or

(2)           Administrative Agent reasonably determines (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of “LIBOR Interest Rate” upon the basis of which the rate of interest for LIBOR Loans or Bid Rate Loans for such Interest Period is to be determined do not adequately cover the cost to any Bank of making or maintaining such LIBOR Loan or Bid Rate Loan for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Banks as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Banks that the circumstances giving rise to such notice no longer exist, (i) any notice by the Borrower of Election, Conversion or Continuation that requests the Conversion of any Loan to, or Continuation of any Loan as, a LIBOR Loan shall be ineffective, (ii) if the Borrower requests a Ratable Loan, such Loan shall be made or Continued as a Base Rate Loan and (iii) any request by the Borrower for a Bid Rate Loan shall be ineffective; provided that if the circumstances giving rise to such notice do not affect all the Banks, then requests by the Borrower for Bid Rate Loans may be made to Banks that are not affected thereby.

SECTION 3.03. Illegality.  Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Bank or its Applicable Lending Office to honor its obligation to make or maintain a LIBOR Loan or Bid Rate Loan hereunder, to allow Elections or Continuations of a LIBOR Loan or to Convert a Base Rate Loan into a LIBOR Loan, then such Bank shall promptly notify Administrative Agent and Borrower thereof and such Bank’s obligation to make or maintain a LIBOR Loan or Bid Rate Loan, or to permit Elections of, to Continue, or to Convert its Base Rate Loan into, a LIBOR Loan shall be suspended (in which case the provisions of Section 3.04 shall be applicable) until such time as such Bank may again make and maintain a LIBOR Loan or Bid Rate Loan.

SECTION 3.04. Treatment of Affected Loans.  If the obligations of any Bank to make or maintain a LIBOR Loan or a Bid Rate Loan, or to permit an Election of a LIBOR Loan, to Continue its LIBOR Loan, or to Convert its Base Rate Loan into a LIBOR Loan, are suspended pursuant to Section 3.02 or 3.03 (each LIBOR Loan or Bid Rate Loan so affected being herein called an “Affected Loan”), such Bank’s Affected Loan shall be automatically Converted into a Base Rate Loan (or, in the case of an Affected Loan that is a Bid Rate Loan, the interest rate thereon shall be converted to the rate applicable to Base Rate Loans) on the last day of the then current Interest Period for the Affected Loan (or, in the case of a Conversion or conversion resulting from Section 3.03, on such earlier date as such Bank may specify to Borrower).

To the extent that such Bank’s Affected Loan has been so Converted (or the interest rate thereon so converted), all payments and prepayments of principal which would otherwise be applied to such Bank’s Affected Loan shall be applied instead to its Base Rate Loan (or to its Bid Rate Loan bearing interest at the converted rate) and such Bank shall have no obligation to Convert its Base Rate Loan into a LIBOR Loan.

SECTION 3.05. Certain Compensation.  Other than in connection with a Conversion of an Affected Loan, Borrower shall pay to Administrative Agent for the account of the applicable Bank, upon the request of Administrative Agent which request includes a calculation of the amount(s) due, such amount or amounts as shall be sufficient (in the reasonable opinion of Administrative Agent) to compensate such Bank for any loss, cost or expense which such Bank reasonably determines is attributable to:

(1)           any payment or prepayment of a LIBOR Loan or Bid Rate Loan made by such Bank, or any Conversion of a LIBOR Loan (or conversion of the rate of interest on a Bid Rate Loan) made by such Bank, in any such case on a date other than the last day of an applicable Interest Period, whether by reason of acceleration, the exercise by Borrower of its rights under Section 3.07 or otherwise;

(2)           any failure by Borrower for any reason to Convert a LIBOR Loan or a Base Rate Loan or to Continue a LIBOR Loan, as the case may be, to be Converted or Continued by such Bank on the date specified therefor in the relevant notice under Section 2.14;

(3)           any failure by Borrower to borrow (or to qualify for a borrowing of) a LIBOR Loan or Bid Rate Loan which would otherwise be made hereunder on the date specified in the relevant Election notice under Section 2.14 or Bid Rate Quote acceptance under Section 2.02(e) given or submitted by Borrower; or

(4)           any failure by Borrower to prepay a LIBOR Loan or Bid Rate Loan on the date specified in a notice of prepayment.

Without limiting the foregoing, such compensation shall include an amount equal to the present value (using as the discount rate an interest rate equal to the rate determined under (2) below) of the excess, if any, of (1) the amount of interest (less the Applicable Margin) which otherwise would have accrued on the principal amount so paid, prepaid, Converted or Continued (or not Converted, Continued or borrowed) for the period from the date of such payment, prepayment, Conversion or Continuation (or failure to Convert, Continue or borrow) to the last day of the then current applicable Interest Period (or, in the case of a failure to Convert, Continue or borrow, to the last day of the applicable Interest Period which would have commenced on the date specified therefor in the relevant notice) at the applicable rate of interest for the LIBOR Loan or Bid Rate Loan provided for herein, over (2) the amount of interest (as reasonably determined by such Bank) based upon the interest rate which such Bank would have bid in the London interbank market for Dollar deposits, for amounts comparable to such principal amount and maturities comparable to such period. A determination of Administrative Agent as to the amounts payable pursuant to this Section shall be conclusive absent manifest error.

The obligations of Borrower under this Section shall survive the repayment of all amounts due under or in connection with any of the Loan Documents and the termination of the Loan Commitments in respect of the period prior to such termination.

SECTION 3.06. Capital Adequacy.  If any Bank shall have determined that, after the date hereof, due to any Regulatory Change or the adoption of, or any change in, any applicable law, rule or regulation regarding capital adequacy or liquidity requirements, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy and liquidity) by an amount deemed by such Bank to be material, then from time to time, within fifteen (15) days after demand by such Bank (with a copy to Administrative Agent), Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction. A certificate of any Bank claiming compensation under this Section, setting forth in reasonable detail the basis therefor, shall be conclusive absent manifest error. The obligations of Borrower under this Section shall survive the repayment of all amounts due under or in connection with any of the Loan Documents and the termination of the Loan Commitments in respect of the period prior to such termination.

SECTION 3.07. Substitution of Banks.  If any Bank (an “Affected Bank”) (i) makes demand upon Borrower for (or if Borrower is otherwise required to pay) Additional Costs pursuant to Section 3.01, (ii) is unable to make or maintain a LIBOR Loan or Bid Rate Loan as a result of a condition described in Section 3.03 or clause (2) of Section 3.02, (iii) has any increased costs as described in Section 3.06, or (iv) requires the Borrower to pay any Indemnified Taxes or other amounts to such Bank or any Governmental Authority pursuant to Section 10.13, Borrower may, within ninety (90) days of receipt of such demand or notice of the occurrence of an event described above in this Section 3.07) (provided such 90-day period shall be extended for an additional period of 60 days if Borrower shall have attempted during such 90-day period to secure a Replacement Bank (as defined below) and shall be diligently pursuing such attempt), give written notice (a “Replacement Notice”) to Administrative Agent and to each Bank of Borrower’s intention either (x) to prepay in full the Affected Bank’s Loans and to terminate the Affected Bank’s entire Loan Commitment or (y) to replace the Affected Bank with another financial institution (the “Replacement Bank”) designated in such Replacement Notice. After its replacement, an Affected Bank shall remain entitled to the benefits of Sections 3.01, 3.06, 10.13 and 12.03 in respect of the period prior to its replacement.

In the event Borrower opts to give the notice provided for in clause (x) above, and if the Affected Bank shall not agree within thirty (30) days of its receipt thereof to waive the payment of the Additional Costs, Indemnified Taxes or other amounts in question or the effect of the circumstances described in Section 3.03, in clause (2) of Section 3.02 or in Section 3.06, then, so long as no Event of Default shall exist, Borrower may (notwithstanding the provisions of clause (2) of Section 2.15(a)) terminate the Affected Bank’s entire Loan Commitment; provided that in connection therewith it pays to the Affected Bank all outstanding principal and accrued and unpaid interest under the Affected Bank’s Loans, together with all other amounts, if any, due from Borrower to the Affected Bank, including all amounts properly demanded and unreimbursed under Sections 3.01, 3.05, 3.06 or 10.13. After any termination as provided in this paragraph, an Affected Bank shall remain entitled to the benefits of Sections 3.01, 3.06, 10.13 and 12.04 in respect of the period prior to such termination.

In the event Borrower opts to give the notice provided for in clause (y) above, and if Administrative Agent shall promptly (and in any event, within thirty (30) days of its receipt of the Replacement Notice), notify Borrower and each Bank in writing that the Replacement Bank is reasonably satisfactory to Administrative Agent, then the Affected Bank shall, so long as no Event of Default shall exist, assign its Loans and all of its rights and obligations under this Agreement to the Replacement Bank, and the Replacement Bank shall assume all of the Affected Bank’s rights and obligations, pursuant to an agreement, substantially in the form of an Assignment and Assumption Agreement, executed by the Affected Bank and the Replacement Bank. In connection with such assignment and assumption, the Replacement Bank shall pay to the Affected Bank an amount equal to the outstanding principal amount of the Affected Bank’s Loans plus all interest accrued thereon, plus all other amounts, if any (other than the Additional Costs in question), then due and payable to the Affected Bank; provided, however, that prior to or simultaneously with any such assignment and assumption, Borrower shall have paid to such Affected Bank all amounts properly demanded and reimbursable under Sections 3.01, 3.05 or 10.13. Upon the effective date of such assignment and assumption, the Replacement Bank shall become a Bank party to this Agreement and shall have all the rights and obligations of a Bank as set forth in such Assignment and Assumption Agreement, and the Affected Bank shall be released from its obligations hereunder, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this Section, if requested by the Replacement Bank, a substitute Ratable Loan Note shall be issued to the Replacement Bank by Borrower, in exchange for the return of the Affected Bank’s Ratable Loan Note. The obligations evidenced by such substitute note shall constitute “Obligations” for all purposes of this Agreement and the other Loan Documents. If the Replacement Bank is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to Borrower and Administrative Agent a certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 10.13. Each Replacement Bank shall be deemed to have made the representations contained in, and shall be bound by the provisions of, Section 10.13.  After any assignment as provided in this paragraph, an Affected Bank shall remain entitled to the benefits of Sections 3.01, 3.06, 10.13 and 12.03 in respect of the period prior to such assignment.

Borrower, Administrative Agent and the Banks shall execute such modifications to the Loan Documents as shall be reasonably required in connection with and to effectuate the foregoing.

SECTION 3.08. Obligation of Banks to Mitigate.  Each Bank agrees that, as promptly as practicable after such Bank has actual knowledge of the occurrence of an event or the existence of a condition that would cause such Bank to become an Affected Bank or that would entitle such Bank to receive payments under Sections 3.01, 3.02, 3.03, 3.06 or 10.13, it will, to the extent not inconsistent with any applicable legal or regulatory restrictions, use reasonable efforts at the cost and expense of the Borrower to (i) make, issue, fund, or maintain the Loan Commitment of such Bank or the affected Loans of such Bank through another lending office of such Bank, or (ii) assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if as a result thereof the circumstances that would cause such Bank to be an Affected Bank would cease to exist or the additional amounts that would otherwise be required to be paid to such Bank pursuant to Sections 3.01, 3.02, 3.03, 3.06 or 10.13 would be reduced and if, as reasonably determined by such Bank in its sole discretion, the making, issuing, funding, or maintaining of such Loan Commitment or Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loan Commitment or Loans or would not be otherwise disadvantageous to the interests of such Bank.

ARTICLE IV.  CONDITIONS PRECEDENT

SECTION 4.01. Conditions Precedent to the Loans.  The obligations of the Banks hereunder including the obligation of each Bank to make or permit the occurrence of the Initial Advance are subject to the condition precedent that Administrative Agent shall have received each of the following documents, and each of the following requirements shall have been fulfilled:

(1)           Fees and Expenses. The payment of all fees and expenses owed to or incurred by Administrative Agent and Lead Arrangers (including, without limitation, the reasonable fees and expenses of legal counsel of Administrative Agent), and the payment of all fees owed to the Banks, in each case, in connection with the origination of the Loans;

(2)           Note. A Ratable Loan Note for each Bank (excluding any Bank that has notified the Administrative Agent that it elects not to receive a Ratable Loan Note) and the Bid Rate Loan Note for Administrative Agent, each duly executed by Borrower;

(3)           Certificates of Limited Partnership/Trust.  A copy of the Certificate of Limited Partnership for Borrower and a copy of the articles of trust of General Partner, each certified by the appropriate Secretary of State or equivalent state official;

(4)           Agreements of Limited Partnership/Bylaws. A copy of the Agreement of Limited Partnership for Borrower and a copy of the bylaws of General Partner, including all amendments thereto, each certified by the Secretary or an Assistant Secretary of General Partner as being in full force and effect on the Closing Date;

(5)           Good Standing Certificates. A certified copy of a certificate from the Secretary of State or equivalent state official of the states where Borrower and General Partner are organized, dated as of the most recent practicable date, showing the good standing or partnership qualification of Borrower and General Partner;

(6)           Foreign Qualification Certificates. A certified copy of a certificate from the Secretary of State or equivalent state official of the state where Borrower and General Partner maintain their principal places of business (if different from its respective state of formation) dated as of the most recent practicable date, showing the qualification to transact business in such state as a foreign limited partnership or foreign trust, as the case may be, for Borrower and General Partner;

(7)           Resolutions. A copy of a resolution or resolutions adopted by the Board of Trustees of General Partner, certified by the Secretary or an Assistant Secretary of General Partner as being in full force and effect on the Closing Date, authorizing the Loans provided for herein and the execution, delivery and performance of the Loan Documents to be executed and delivered by General Partner hereunder on behalf Borrower;

(8)           Incumbency Certificate. A certificate, signed by the Secretary or an Assistant Secretary of General Partner and dated the Closing Date, as to the incumbency, and containing the specimen signature or signatures, of the Persons authorized to execute and deliver the Loan Documents to be executed and delivered by it and Borrower hereunder;

(9)           Solvency Certificate. A Solvency Certificate, duly executed, from Borrower;

(10)         Opinion of Counsel for Borrower. Favorable opinions, dated as of the Closing Date, from counsels for Borrower and General Partner addressed to the Administrative Agent and the Banks, as to such matters as Administrative Agent may reasonably request;

(11)         Disbursement Instruction Agreement.  The Disbursement Instruction Agreement, duly executed by Borrower;

(12)         Certificate. The following statements shall be true and Administrative Agent shall have received a certificate dated as of the Closing Date signed by a duly authorized signatory of Borrower stating, to the best of the certifying party’s knowledge, the following:

(a)           All representations and warranties contained in this Agreement and in each of the other Loan Documents are true and correct in all material respects on and as of the Closing Date as though made on and as of such date (except in those cases where such representation or warranty expressly relates to an earlier date or is qualified as to “materiality”, “Material Adverse Change” or similar language (which shall be true and correct in all respects as qualified therein) and except for changes in factual circumstances permitted hereunder);

(b)           No Default or Event of Default has occurred and is continuing;

(c)           No litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (A) result in a Material Adverse Change or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the ability of Borrower to fulfill its obligations under the Loan Documents to which it is a party; and

(d)           Borrower has received all approvals, consents and waivers, and have made or given all necessary filings and notices, as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any Law or (B) any agreement, document or instrument to which Borrower is a party or by which Borrower or its properties is bound;

(13)         Compliance Certificate. A certificate of the sort required by paragraph (3) of Section 6.09 calculated on a pro forma basis as of the quarter ending September 30, 2014, consistent with the financial statements for such period set forth in the Form 10, adjusted to reflect any net change in Indebtedness and in Unrestricted Cash and Cash Equivalents and as otherwise may reasonably be required to reflect balances as of the Closing Date;

(14)         Insurance. Evidence of the insurance described in Section 5.17;

(15)         Spin-Off Matters.  Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to Administrative Agent, that (i) the Form 10 has become effective, no stop order suspending the effectiveness of the Form 10 is in effect, and no proceedings for such purpose are pending before or threatened by the SEC, (ii) the Spin-Off has occurred and (iii) General Partner’s common stock has been approved for listing on the New York Stock Exchange, subject only to official notice of issuance from Borrower; and

(16)         KYC Information.  The Administrative Agent and the Banks shall have received all documentation and other information about the Borrower as shall have been reasonably requested by the Administrative Agent or such Bank that it shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations.

SECTION 4.02. Conditions Precedent to All Advances and Letters of Credit.  In addition to satisfaction or waiver of the conditions precedent contained in Section 4.01, the obligation of each Bank to make any Loan and the obligation of each Fronting Bank to issue, renew or increase any Letter of Credit shall be subject to satisfaction of the following conditions precedent:

(1)           No Default or Event of Default shall have occurred and be continuing;

(2)           Each of the representations and warranties of Borrower and the other Loan Parties contained in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects as of the date of the advance, issuance, renewal or increase (except in those cases where such representation or warranty expressly relates to an earlier date or is qualified as to “materiality”, “Material Adverse Change” or similar language (which shall be true and correct in all respects as qualified therein) and except for changes in factual circumstances permitted hereunder); and

(3)           In the case of a Loan, Administrative Agent shall have received a request for such Loan in accordance with Section 2.05, and in the case of a Letter of Credit, the relevant

Fronting Bank shall have received a request for such Letter of Credit and such other items as may be required to be delivered to such Fronting Bank under Section 2.16(f).

SECTION 4.03. Deemed Representations.  Each request by Borrower for, and acceptance by Borrower of, an advance of proceeds of the Loans or the issuance, renewal or increase of any Letter of Credit, shall constitute a representation and warranty by Borrower that, as of both the date of such request and the date of such advance, issuance, renewal or increase (1) no Default or Event of Default has occurred and is continuing as of the date of such advance, issuance, renewal or increase, and (2) each of the representations and warranties by Borrower contained in this Agreement and in each of the other Loan Documents is true and correct in all material respects on and as of such date with the same effect as if made on and as of such date (except in those cases where such representation or warranty expressly relates to an earlier date or is qualified as to “materiality”, “Material Adverse Change” or similar language (which shall be true and correct in all respects as qualified therein) and except for changes in factual circumstances permitted hereunder).  In addition, the request by Borrower for, and acceptance by Borrower of, the Initial Advance shall constitute a representation and warranty by Borrower that, as of the Closing Date, each certificate delivered pursuant to Section 4.01 is true and correct in all material respects.

ARTICLE V.  REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Administrative Agent and each Bank as follows:

SECTION 5.01. Existence.  Borrower is a limited partnership duly organized and existing under the laws of the State of Delaware, with its principal executive office in the State of New York, and is duly qualified as a foreign limited partnership, properly licensed, in good standing and has all requisite authority to conduct its business in each jurisdiction in which it owns properties or conducts business except where the failure to be so qualified or to obtain such authority would not constitute a Material Adverse Change.  Each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite authority to conduct its business in each jurisdiction in which it owns property or conducts business, except where the failure to be so qualified or to obtain such authority would not constitute a Material Adverse Change. General Partner is a REIT duly organized and existing under the laws of the State of Maryland, with its principal executive office in the State of New York, is duly qualified as a foreign corporation or trust and properly licensed and in good standing in each jurisdiction where the failure to qualify or be licensed would constitute a Material Adverse Change.  As of the Closing Date, the common shares of beneficial interest of General Partner are listed on the New York Stock Exchange.

SECTION 5.02. Corporate/Partnership Powers.  The execution, delivery and performance of this Agreement and the other Loan Documents required to be delivered by Borrower and the other Loan Parties hereunder are within the partnership or other authority of Borrower or such Loan Party, as applicable, have been duly authorized by all requisite action, and are not in conflict with the terms of any organizational documents of such entity, or any instrument or agreement to which Borrower, any other Loan Party or General Partner is a party or by which Borrower, any other Loan Party or General Partner or any of their respective assets may be bound or affected (which conflict with any such instrument or agreement would likely cause a Material Adverse Change to occur).

SECTION 5.03. Power of Officers.  The officers of General Partner executing the Loan Documents required to be delivered by it on behalf of Borrower hereunder and the officers or other representatives of the other Loan Parties executing the Loan Documents required to be delivered by such Loan Parties hereunder have been duly elected or appointed and were fully authorized to execute the same at the time each such Loan Document was executed.

SECTION 5.04. Power and Authority; No Conflicts; Compliance With Laws.  The execution and delivery of, and the performance of the obligations required to be performed by Borrower and the other Loan Parties under, the Loan Documents do not and will not (a) violate any provision of, or, except for those which have been made or obtained, require any filing (other than SEC disclosure filings), registration, consent or approval under, any Law (including, without limitation, Regulation U), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it, except for such violations, or filings, registrations, consents and approvals which if not done or obtained would not likely cause a Material Adverse Change to occur, (b) result in a breach of or constitute a default under or require any consent under any indenture or loan or credit agreement or any other agreement, lease or instrument to which it may be a party or by which it or its properties may be bound or affected except for consents which have been obtained or which if not obtained are not likely to cause a Material Adverse Change to occur, (c) result in, or require, the creation or imposition of any Lien, upon or with respect to any of its properties now owned or hereafter acquired which would likely cause a Material Adverse Change to occur, or (d) cause it to be in default under any such Law, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument which would likely cause a Material Adverse Change to occur; to the best of its knowledge, Borrower and its Subsidiaries are in compliance with all Laws applicable to it and its respective properties where the failure to be in compliance would cause a Material Adverse Change to occur.

SECTION 5.05. Legal Enforceable Agreements.  Each Loan Document to which Borrower or another Loan Party is party is a legal, valid and binding obligation of Borrower or such other Loan Party, as applicable, enforceable in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally, as well as general principles of equity.

SECTION 5.06. Litigation.  Except as disclosed in General Partner’s publicly filed SEC Filings existing as of the Escrow Date, there are no investigations, actions, suits or proceedings pending or, to its knowledge, threatened against Borrower, General Partner or any of their Affiliates before any court or arbitrator or any Governmental Authority reasonably likely to (i) have a material effect on Borrower’s ability to repay the Loans, (ii) result in a Material Adverse Change, or (iii) affect the validity or enforceability of any Loan Document.

SECTION 5.07. Good Title to Properties; Liens.  Borrower and each Subsidiary have good, marketable and legal title to all of the properties and assets each of them purports to own (including, without limitation, those reflected in financial statements referred to in Section 5.15 and only with exceptions which do not materially detract from the value of such property or assets or the use thereof in the Loan Parties’ and each Affiliate’s businesses, and except to the extent that any such properties and assets have been encumbered or disposed of since the date of such financial statements without violating any of the covenants contained in Article VII or elsewhere in this Agreement) and except where failure to comply with the foregoing would likely result in a Material Adverse Change.  The Borrower and its Subsidiaries enjoy peaceful and undisturbed possession of all leased property under leases which are valid and subsisting and are in full force and effect, except to the extent that the failure to be so would not likely result in a Material Adverse Change.

SECTION 5.08. Taxes.  Borrower, the other Loan Parties and General Partner have filed all tax returns (federal, state and local) required to be filed and have paid all taxes, assessments and governmental charges and levies due and payable without the imposition of a penalty, including interest and penalties, except to the extent they are the subject of a Good Faith Contest or where the failure to comply with the foregoing would not likely result in a Material Adverse Change.

SECTION 5.09. ERISA.  To the knowledge of Borrower, each Plan is in compliance in all material respects with its terms and all applicable provisions of ERISA and the Code. Neither a Reportable Event nor a Prohibited Transaction has occurred with respect to any Plan that, assuming the taxable period of the transaction expired as of the date hereof, could subject Borrower, General Partner or any ERISA Affiliate to a tax or penalty imposed under Section 4975 of the Code or Section 502(i) of ERISA in an amount that is in excess of $250,000; no Reportable Event has occurred with respect to any Plan within the last six (6) years; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated within the past five (5) years; Borrower is not aware of any circumstances which constitutes grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; Borrower, General Partner and the ERISA Affiliates have met the minimum funding requirements of Section 412 of the Code and Section 302 of ERISA of each with respect to the Plans of each and except as disclosed in the General Partner’s Consolidated Financial Statements there was no Unfunded Current Liability with respect to any Plan established or maintained by each as of the last day of the most recent plan year of each Plan; and Borrower, General Partner and the ERISA Affiliates have not incurred any liability to the PBGC under ERISA (other than for the payment of premiums under Section 4007 of ERISA) which is due and payable for more than 45 days and has not been reserved against.  Assuming that no portion of the assets used by Bank Parties in connection with the transactions contemplated by the Loan and the Loan Documents constitute assets of a “benefit plan investor” (as defined in Section 3(42) of ERISA) with respect to which Borrower, Guarantor or any ERISA Affiliate is a “party in interest” (as defined in Section 3(14) of ERISA), none of the assets of Borrower, General Partner or any ERISA Affiliate under this Agreement constitute “plan assets” of any “employee benefit plan” within the meaning of ERISA or of any “plan” within the meaning of Section 4975(e)(1) of the Code, as interpreted by the Internal Revenue Service and the U.S. Department of Labor in rules, regulations, releases or bulletins or as interpreted under applicable case law.

SECTION 5.10. No Default on Outstanding Judgments or Orders.  Borrower or any of its Subsidiaries have satisfied all judgments which are not being appealed and are not in default with respect to any rule or regulation or any judgment, order, writ, injunction or decree applicable to Borrower or any of its Subsidiaries, of any court, arbitrator or federal, state, municipal or other Governmental Authority, commission, board, bureau, agency or instrumentality, domestic or foreign, in each case which failure to satisfy or which being in default is likely to result in a Material Adverse Change.

SECTION 5.11. No Defaults on Other Agreements.  Except as disclosed to the Bank Parties in writing prior to the Escrow Date or as disclosed in General Partner’s publicly filed SEC Filings existing as of the Escrow Date, none of Borrower or any of its Subsidiaries, to the best of Borrower’s knowledge, is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any partnership, trust or other restriction which is likely to result in a Material Adverse Change. To the best of Borrower’s knowledge, none of Borrower or any of its Subsidiaries is in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument which is likely to result in a Material Adverse Change.

SECTION 5.12. Government Regulation.  None of Borrower, General Partner or any Subsidiary is subject to regulation under the Investment Company Act of 1940.

SECTION 5.13. Environmental Protection.  To Borrower’s knowledge, except as disclosed in General Partner’s publicly filed SEC Filings existing as of the Escrow Date, none of the properties of Borrower, any other Loan Party or General Partner contains any Hazardous Materials that, under any Environmental Law currently in effect, (1) would impose liability on Borrower or any Subsidiary that is likely to result in a Material Adverse Change, or (2) is likely to result in the imposition of a Lien on any assets of Borrower or any Subsidiary that is likely to result in a Material Adverse Change. To Borrower’s knowledge, neither it nor any Subsidiaries are in violation of, or subject to any existing, pending or threatened investigation or proceeding by any Governmental Authority under any Environmental Law that is likely to result in a Material Adverse Change.

SECTION 5.14. Solvency.  Borrower and the other Loan Parties are, and upon consummation of the transactions contemplated by this Agreement, the other Loan Documents and any other documents, instruments or agreements relating thereto, will be, Solvent.

SECTION 5.15. Financial Statements.  Borrower has furnished to each Bank copies of (i) the audited combined balance sheets of the UE Businesses (as defined in the financial statements attached to the Form 10 most recently filed with the SEC prior to the Escrow Date) as of December 31, 2013 and as of December 31, 2012, and the related combined statements of income, changes in equity and cash flows for the Fiscal Years ending December 31, 2013, December 31, 2012 and December 31, 2011 and (ii) the unaudited combined balance sheet of such UE Businesses as of September 30, 2014 and December 31, 2013, the unaudited combined statements of income for the nine-month periods ended September 30, 2014 and September 30, 2013, and the unaudited statements of changes in equity and cash flows for the nine-month periods ended September 30, 2014 and September 30, 2013, all in the forms attached to the Form 10 most recently filed with the SEC prior to the Escrow Date.  Such financial statements (including in each case related schedules and notes) are complete and correct in all material respects and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of such UE Businesses as at their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments).  There has been no Material Adverse Change since the Escrow Date or if any of the General Partner’s Consolidated Financial Statements have been furnished pursuant to Section 6.09(1) or (2) subsequent to the Escrow Date, there has been no Material Adverse Change since the date of such most recently delivered General Partner’s Consolidated Financial Statements.

SECTION 5.16. Valid Existence of Subsidiaries.  Each Subsidiary is an entity duly organized and existing in good standing under the laws of the jurisdiction of its formation.  As to each Subsidiary and as of the Closing Date, its correct name and the jurisdiction of its formation are set forth in the Form 10.

SECTION 5.17. Insurance.  Each of Borrower and each of its Subsidiaries has in force paid insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks substantially similar to that usually carried by companies engaged in the same or a similar business and similarly situated.

SECTION 5.18. Accuracy of Information; Full Disclosure.  Neither this Agreement nor any documents, financial statements, reports, notices, schedules, certificates, statements or other writings furnished by or on behalf of Borrower to Administrative Agent, a Fronting Bank or any Bank in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby, required herein to be furnished by or on behalf of Borrower (other than projections which are made by Borrower in good faith) or certified as being true and correct by or on behalf of the Borrower to the Administrative Agent, a Fronting Bank or any Bank in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so certified) contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no fact which Borrower has not disclosed to Administrative Agent, the Fronting Banks and the Banks in writing or that is not disclosed in General Partner’s publicly filed SEC Filings that materially affects adversely or, so far as Borrower can now reasonably foresee, will materially affect adversely the business or financial condition of Borrower or the ability of Borrower to perform this Agreement and the other Loan Documents.

SECTION 5.19. Use of Proceeds.  All proceeds of the Loans and all Letters of Credit will be used by Borrower to finance pre-development costs, development costs, acquisitions, working capital, equity investments, debt investments, capital expenditures, repayment of Indebtedness, to pay fees and expenses incurred in connection with this Agreement and for other general corporate purposes.  Neither the making of any Loan nor the use of the proceeds thereof nor any other extension of credit hereunder will violate the provisions of Regulations T, U, or X of the Federal Reserve Board. No Swingline Loan shall be used for the purpose of refinancing another Swingline Loan, in whole or part.

SECTION 5.20. Governmental Approvals.  No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize, or is required in connection with the execution, delivery and performance of any Loan Document or the consummation of any of the transactions contemplated thereby other than those that have already been duly made or obtained and remain in full force and effect, those which, if not made or obtained, would not likely result in a Material Adverse Change and those which will be made in due course as SEC disclosure filings.

SECTION 5.21. Principal Offices.  As of the Closing Date, the principal office, chief executive office and principal place of business of Borrower is 888 Seventh Avenue, New York, New York 10106.

SECTION 5.22. General Partner Status.  General Partner is qualified and General Partner intends to continue to qualify as a REIT.

(1)           As of the date hereof, the General Partner owns no assets other than (i) ownership interests in Borrower, (ii) assets the General Partner is permitted to own under Section 7.5.A of the Borrower’s Agreement of Limited Partnership in the form filed as an Exhibit to the Form 10 most recently filed with the SEC prior to the Escrow Date and (iii) as disclosed on SCHEDULE 5.22(1) attached hereto.

(2)           The General Partner is neither the borrower nor guarantor of any Indebtedness.

SECTION 5.23. Labor Matters.  As of the Closing Date, there are no collective bargaining agreements or Multiemployer Plans covering the employees of Borrower, General Partner, or any ERISA Affiliate.  Neither Borrower, General Partner, nor any ERISA Affiliate has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years which would likely result in a Material Adverse Change.

SECTION 5.24. Organizational Documents.  The documents delivered pursuant to Section 4.01(3) and (4) constitute, as of the Closing Date, all of the organizational documents of the Borrower, the other Loan Parties and General Partner.  Borrower represents that it has delivered to Administrative Agent true, correct and complete copies of each such documents.  General Partner is the general partner of the Borrower. General Partner holds (directly or indirectly) not less than ninety percent (90%) of the ownership interests in Borrower as of the Closing Date.

SECTION 5.25. Existing Indebtedness.  As of the Closing Date, a complete and correct listing of all Indebtedness (including all guarantees of Indebtedness) of Borrower and its Subsidiaries, and if such Indebtedness is secured by any Lien, a description of all of the property subject to such Lien, is set forth in the Form 10 most recently filed with the SEC prior to the Escrow Date.

SECTION 5.26. Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.  The Borrower has implemented and maintains in effect policies and procedures designed to attain compliance by the General Partner, the Borrower, its Subsidiaries and their respective directors, trustees, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors, trustees, agents, Affiliates and representatives, are in compliance with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions in all material respects. None of (a) the General Partner, the Borrower, any Subsidiary or any of their respective directors, trustees, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Loan or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law, Anti-Terrorism Laws or applicable Sanctions.

ARTICLE VI.  AFFIRMATIVE COVENANTS

So long as any of the Loans shall remain unpaid or the Loan Commitments remain in effect, or any other amount is owing by Borrower to any Bank hereunder or under any other Loan Document or any Letter of Credit remains outstanding (other than a Letter of Credit that has been Cash Collateralized in full), Borrower shall:

SECTION 6.01. Maintenance of Existence.  Preserve and maintain, and cause each Subsidiary to preserve and maintain, its legal existence and, if applicable, good standing in its jurisdiction of organization and, if applicable, qualify and remain qualified as a foreign entity in each jurisdiction in which such qualification is required, except to the extent that failure to so qualify would not likely result in a Material Adverse Change.

SECTION 6.02. Maintenance of Records.  Keep adequate records and books of account, in which entries will be made in accordance with GAAP in all material respects, except as disclosed in Borrower’s financial statements, reflecting all of its financial transactions.

SECTION 6.03. Maintenance of Insurance.  At all times, maintain and keep in force, and cause each of its Subsidiaries to maintain and keep in force, insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibles from coverage thereof.

SECTION 6.04. Compliance With Laws; Payment of Taxes.  Comply, and cause each Subsidiary to comply, in all material respects with all Laws applicable to it or to any of its properties or any part thereof, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon any of its property, except to the extent they are the subject of a Good Faith Contest or the failure to so comply would not cause a Material Adverse Change.  The Borrower will maintain in effect and enforce policies and procedures designed to attain compliance by the General Partner, the Borrower, its Subsidiaries and their respective directors, trustees, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 6.05. Right of Inspection.  At any reasonable time and from time to time upon reasonable notice, but not more frequently than twice in any 12-month period provided that no Event of Default shall have occurred and be continuing, permit, and cause each Subsidiary to permit, Administrative Agent or any Bank or any agent or representative thereof (provided that, at Borrower’s request, Administrative Agent or such Bank, or such representative, must be accompanied by a representative of Borrower), to examine and make copies and abstracts from the records and books of account of, and visit the properties of, Borrower and its Subsidiaries and to discuss the affairs, finances and accounts of Borrower and its Subsidiaries with the independent accountants of the General Partner. The request by any Bank or agent or representative thereof for such an inspection shall be made to the Administrative Agent and the Administrative Agent promptly shall notify all the Banks of such request (or if the Administrative Agent shall have requested the same on its behalf, the Administrative Agent shall notify all the Banks thereof) and any Bank that shall so desire may accompany Administrative Agent or such Bank, or such representative on such examination.

SECTION 6.06. Compliance with Environmental Laws.  Comply in all material respects with all applicable Environmental Laws and immediately pay or cause to be paid all costs and expenses incurred in connection with such compliance, except to the extent there is a Good Faith Contest or the failure to so comply would not likely cause a Material Adverse Change.  Nothing in this Section shall impose any obligation or liability whatsoever on Administrative Agent, any Fronting Bank, or any Bank.

SECTION 6.07. Payment of Costs.  Pay all fees and expenses of the Administrative Agent required by this Agreement.

SECTION 6.08. Maintenance of Properties.  Do all things reasonably necessary to maintain, preserve, protect and keep its and its Subsidiaries’ properties in good repair, working order and condition except where the failure to do so would not result in a Material Adverse Change.

SECTION 6.09. Reporting and Miscellaneous Document Requirements.  Furnish to Administrative Agent (which shall promptly distribute to each of the Banks):

(1)           Annual Financial Statements. As soon as available and in any event within ninety-five (95) days after the end of each Fiscal Year, the General Partner’s Consolidated Financial Statements as of the end of and for such Fiscal Year, such financial statements to be certified by the General Partner’s chief executive officer or chief financial officer and audited by General Partner’s Auditors;

(2)           Quarterly Financial Statements. As soon as available and in any event within fifty (50) days after the end of each calendar quarter (other than the last quarter of the Fiscal Year), the unaudited General Partner’s Consolidated Financial Statements as of the end of and for such calendar quarter, such quarterly statements to be certified by the General Partner’s chief executive officer or chief financial officer and reviewed by General Partner’s Auditors;

(3)           Certificate of No Default and Financial Compliance. Within fifty (50) days after the end of each of the first three quarters of each Fiscal Year and within ninety-five (95) days after the end of each Fiscal Year, a certificate substantially in the form of EXHIBIT H (a “Compliance Certificate”) of the chief financial officer or other appropriate financial officer of General Partner (a) stating that, to the best of his or her knowledge, no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, specifying the nature thereof and the action which is being taken with respect thereto; (b) stating that the covenants contained in Article VIII have been complied with (or specifying those that have not been complied with) and including computations demonstrating such compliance (or non-compliance); (c) setting forth all items comprising Total Outstanding Indebtedness (including amount, maturity, interest rate and amortization requirements), Capitalization Value, Capitalization Value of Unencumbered Assets, Secured Indebtedness, Combined EBITDA, Unencumbered Combined EBITDA, Interest Expense, Unsecured Interest Expense and Unsecured Indebtedness; and (d) only at the end of each Fiscal Year an estimate of Borrower’s taxable income.  Each Compliance Certificate shall be accompanied by (x) a statement of Funds from Operations (to the extent not included in the General Partner’s form 10-K or 10-Q); and (y) a report of newly acquired Properties, including their NOI, costs and mortgage debt, if any;

(4)           Certificate of General Partner’s Auditors. Within ninety-five (95) days after the end of each Fiscal Year, a report with respect thereto of General Partner’s Auditors, which report shall not be subject to (i) any “going concern” qualification or exception or (ii) any qualification or exception as to the scope of such audit, and shall state that such financial statements fairly present the consolidated financial position of each of the General Partner and its Subsidiaries as at the dates indicated and the consolidated results of their operations and cash flows for the periods indicated, in conformity with GAAP applied on a basis consistent with prior years (except for changes which shall have been disclosed in the notes to the financial statements);

(5)           Notice of Litigation. Promptly after the commencement and knowledge thereof, notice of all (i) actions, suits, and proceedings before any court or arbitrator, (ii) judgments, or (iii) investigations by any Governmental Authority affecting the General Partner or Borrower which, if determined adversely to the General Partner or Borrower is likely to result in a Material Adverse Change and which would be required to be reported in the General Partner’s SEC Filings;

(6)           Notice of ERISA Events. Promptly after the occurrence thereof, notice of any action or event described in clauses (b) through (e) of Section 9.01(7) (assuming for purposes of this clause (6) only that each reference in Section 9.01(7) to $20,000,000 were instead a reference to $10,000,000);

(7)           Notices of Defaults and Events of Default. As soon as possible and in any event within ten (10) days after Borrower becomes aware of the occurrence of a material Default or any Event of Default a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken with respect thereto;

(8)           Sales or Acquisitions of Assets. Promptly after the occurrence thereof, written notice of any Disposition or acquisition of an individual asset (other than acquisitions or Dispositions of investments such as certificates of deposit, Treasury securities and money market deposits in the ordinary course of Borrower’s cash management) in excess of Three Hundred Million Dollars ($300,000,000) and, in the case of any acquisition of such an asset, within ten (10) Banking Days after Administrative Agent’s request, copies of the agreements governing the acquisition and historical financial information and Borrower’s summary analysis with respect to the property acquired;

(9)           Material Adverse Change. As soon as is practicable and in any event within five (5) days after knowledge of the occurrence of any event or circumstance which is likely to result in or has resulted in a Material Adverse Change and which would be required to be reported in the General Partner’s SEC Filings, written notice thereof;

(10)         Bankruptcy of Tenants. Promptly after becoming aware of the same, written notice of the bankruptcy, insolvency or cessation of operations of any tenant in any Property of Borrower or any Subsidiary or in which Borrower or any Subsidiary has an interest to which four percent (4%) or more of aggregate annual minimum rent payable to Borrower directly or through its Subsidiaries is attributable;

(11)         Offices. Thirty (30) days’ prior written notice of any change in the principal executive office of Borrower;

(12)         Environmental and Other Notices. As soon as possible and in any event within thirty (30) days after receipt, copies of all Environmental Notices received by Borrower or any Subsidiary which are not received in the ordinary course of business and which relate to a previously undisclosed situation which is likely to result in a Material Adverse Change;

(13)         Insurance Coverage. Promptly, such information concerning insurance coverage of Borrower and its Subsidiaries as Administrative Agent may reasonably request;

(14)         Proxy Statements, Etc.  Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports which Borrower or General Partner sends to its respective shareholders, and copies of all regular, periodic and special reports, and all registration statements, which Borrower or General Partner files with the SEC or any Governmental Authority which may be substituted therefor, or with any national securities exchange;

(15)         Capital Expenditures. If reasonably requested by the Administrative Agent, a schedule of such Fiscal Year’s capital expenditures and a budget for the next Fiscal Year’s planned capital expenditures for Borrower and each Subsidiary;

(16)         Change in Credit Rating. Within two (2) Banking Days after receipt by General Partner or Borrower of notice of any change in the Credit Rating, written notice of such change; and

(17)         General Information. Promptly, such other information respecting the condition or operations, financial or otherwise, of the General Partner, of Borrower or any properties of Borrower as Administrative Agent or any Bank (acting through the Administrative Agent) may from time to time reasonably request.

SECTION 6.10. Business.  Engage, and cause its Subsidiaries to engage, primarily in the business of acquiring, owning, redeveloping, developing, leasing, operating, maintaining and managing retail properties, mixed use properties with a retail component, vacant or improved property for development as retail or mixed use property and other similar real property, including direct or indirect interests therein and equity and debt investments in companies which have interests therein, together with business activities reasonably related thereto.

SECTION 6.11. Guarantors.  If (a) any Subsidiary guarantees, or otherwise becomes obligated in respect of, any Indebtedness of which General Partner, Borrower or any other Subsidiary is the primary obligor (other than an Excluded Subsidiary guaranteeing or otherwise becoming obligated in respect of the Indebtedness of another Excluded Subsidiary) or (b) any Subsidiary that owns an Unencumbered Asset or other asset the value of which is included in the determination of Capitalization Value of Unencumbered Assets (it being acknowledged that Borrower may elect to exclude the assets of any Subsidiary that is an SPE in making such determination in which event such Subsidiary will not be required to become a Guarantor) has incurred, acquired or suffered to exist any Indebtedness that is Recourse to such Subsidiary, then, within 5 Banking Days thereof, deliver to the Administrative Agent each of the following in form and substance satisfactory to the Administrative Agent:

(1)           Accession Agreement. An Accession Agreement (or if the Guaranty is not then in effect, a Guaranty);

(2)           Certified Organizational Documents.  The certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational document (if any) for such Subsidiary, certified as of a recent date by the appropriate Secretary of State or equivalent state official;

(3)           Governing Documents. A copy of such Subsidiary’s by-laws, if a corporation, operating agreement, if a limited liability company, partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity or other comparable organizational instrument (if any), including all amendments thereto, certified by the Secretary or an Assistant Secretary (or other individual performing similar functions) of such Subsidiary, as being in full force and effect;

(4)           Good Standing Certificates. A certificate from the Secretary of State or equivalent state official of the state where such Subsidiary is organized, dated as of a recent date, evidencing the good standing of such Subsidiary;

(5)           Foreign Qualification Certificates. A certified copy of a certificate from the Secretary of State or equivalent state official of the state where such Subsidiary maintains its principal place of business, dated as of a recent date, showing the qualification to transact business in such state as a foreign limited partnership, foreign trust or other foreign entity, as the case may be;

(6)           Resolutions. A copy of a resolution or resolutions adopted by the partners, members or directors, as required, for such Subsidiary, certified by the Secretary or an Assistant Secretary (or other individual performing similar functions) of such Subsidiary as being in full force and effect, authorizing the execution, delivery and performance of the Loan Documents to be executed and delivered by such Subsidiary;

(7)           Incumbency Certificate. A certificate, signed by the Secretary or an Assistant Secretary (or other individual performing similar functions) of such Subsidiary, as to the incumbency, and containing the specimen signature or signatures, of the Persons authorized to execute and deliver the Loan Documents to be executed and delivered by such Subsidiary;

(8)           Opinion of Counsel. Favorable opinions from counsel for such Loan Party, as to such matters as Administrative Agent may reasonably request;

(9)           KYC Information.  All documentation and other information about such Subsidiary as shall have been reasonably requested by the Administrative Agent or any Bank that it shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations; and

(10)         Other Documents.  Such other usual and customary documents, agreements and instruments as the Administrative Agent, or any Bank through the Administrative Agent, may reasonably request.

Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall release, a Guarantor from the Guaranty so long as: (i) such Guarantor is not otherwise required to be a party to the Guaranty under the immediately preceding sentence; (ii) no Default under Section 9.01(1) or Event of Default shall then be in existence or would occur as a result of such release; (iii) the representations and warranties of Borrower and each other Loan Party contained in this Agreement and the other Loan Documents shall be true and correct on and as of the date of such release (except in those cases where such representation or warranty expressly relates to an earlier date or is qualified as to “materiality”, “Material Adverse Change” or similar language (which shall be true and correct in all respects as qualified therein) and except for changes in factual circumstances permitted hereunder); and (iv) the Administrative Agent shall have received such written request at least 10 Banking Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the requested date of release.  Delivery by Borrower to the Administrative Agent of any such request shall constitute a representation by Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

ARTICLE VII.  NEGATIVE COVENANTS

So long as any of the Loans shall remain unpaid, or the Loan Commitments remain in effect, or any other amount is owing by Borrower to Administrative Agent or any Bank hereunder or under any other Loan Document or any Letter of Credit remains outstanding (other than a Letter of Credit that has been Cash Collateralized in full), Borrower shall not do any or all of the following:

SECTION 7.01. Mergers, Etc.  Without the Required Banks’ consent (which shall not be unreasonably withheld) merge or consolidate, or permit any other Loan Party to merge or consolidate, with (except where Borrower or General Partner, or in the case of any other Loan Party, another Loan Party, is the surviving entity, or in a transaction of which the purpose is to redomesticate such entity in another United States jurisdiction, and no Default or Event of Default has occurred and is continuing), or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) (except in the case of a sale, assignment or disposition of all or a substantial part of the assets of a Loan Party (other than Borrower) where Borrower or any other Loan Party is the transferee of such assets and shall unconditionally assume all obligations of the transferor Loan Party, and no Default or Event of Default has occurred and is continuing) or enter into any agreement to do any of the foregoing.  Without the Required Banks’ consent (which shall not be unreasonably withheld) none of Borrower, General Partner or any other Loan Party shall liquidate, wind up or dissolve (or suffer any liquidation or dissolution) or discontinue its business, except that a Guarantor may liquidate, wind up or dissolve or discontinue a business so long as the continuing entity is a Loan Party.

SECTION 7.02. Distributions.  Subject to the following sentence, if a Default or Event of Default resulting from noncompliance with any of the provisions of Article VIII exists, declare or make any Restricted Payments other than the declaration and making of cash distributions to General Partner and other holders of partnership interests in the Borrower with respect to any Fiscal Year to the extent necessary for General Partner to distribute an aggregate amount not to exceed the minimum amount necessary to avoid an Event of Default under Section 9.01(8)(ii).  If a Default or Event of Default, in each case, specified in Section 9.01(1) or Section 9.01(5) shall exist, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 9.02, Borrower shall not, and shall not permit any Subsidiary to, make any Restricted Payments to any Person other than to the Borrower or any Subsidiary; provided that in the case of a Subsidiary that is not a Wholly Owned Subsidiary distributions are made only to holders of Equity Interests in such Subsidiary ratably according to the holders’ respective holdings of the type of Equity Interest in respect of which such distributions are being made.

SECTION 7.03. Amendments to Organizational Documents.  Amend Borrower’s agreement of limited partnership or other organizational documents in any manner that would result in a Material Adverse Change without the Required Banks’ consent, which consent shall not be unreasonably withheld.

Without limitation of the foregoing, no Person shall be admitted as a general partner of the Borrower other than General Partner.

SECTION 7.04. Transactions with Affiliates.  Permit to exist or enter into, or permit any Subsidiary to permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except transactions upon fair and reasonable terms which are no less favorable to Borrower or such other Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

SECTION 7.05. Activities of General Partner.  Permit General Partner to conduct, transact or otherwise engage in any business or operations other than as permitted under Section 7.5.A of the Borrower’s Agreement of Limited Partnership in the form filed as an exhibit to the Form 10 most recently filed with the SEC prior to the Escrow Date.

SECTION 7.06. Use of Proceeds and Letters of Credit.  Request any Loan or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, trustees, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE VIII.  FINANCIAL COVENANTS

So long as any of the Loans shall remain unpaid, or the Loan Commitments remain in effect, or any other amount is owing by Borrower to Administrative Agent or any Bank under this Agreement or under any other Loan Document or any Letter of Credit remains outstanding (other than a Letter of Credit that has been Cash Collateralized in full), Borrower shall not permit or suffer:

SECTION 8.01. Ratio of Total Outstanding Indebtedness to Capitalization Value.  Total Outstanding Indebtedness to exceed sixty percent (60%) of Capitalization Value, each measured as of the most recently ended calendar quarter; provided, however, with respect to any fiscal quarter in which a Material Acquisition occurs, the ratio of Total Outstanding Indebtedness to Capitalization Value as of the end of such fiscal quarter and the next succeeding four fiscal quarters may increase to 65%, provided such ratio does not exceed 60% as of the end of the fiscal quarter immediately thereafter; for purposes of this covenant, (i) Total Outstanding Indebtedness shall be adjusted by deducting therefrom the amount by which Unrestricted Cash and Cash Equivalents exceeds $10,000,000, and (ii) Capitalization Value shall be adjusted by deducting therefrom the amount by which Total Outstanding Indebtedness is adjusted under the preceding clause (i); for purposes of determining Capitalization Value for this covenant only, costs and expenses incurred during the applicable period with respect to acquisitions that failed to close and were abandoned during such period shall not be deducted in determining NOI and the Borrower’s Ownership Share of any Cash or Cash Equivalents owned by any Unconsolidated Affiliate shall not be included.

SECTION 8.02. Ratio of Combined EBITDA to Fixed Charges.  The ratio of Combined EBITDA to Fixed Charges, each measured as of the most recently ended calendar quarter, to be less than 1.50 to 1.00.

SECTION 8.03. Ratio of Unencumbered Combined EBITDA to Unsecured Interest Expense.  The ratio of Unencumbered Combined EBITDA to Unsecured Interest Expense, each measured as of the most recently ended calendar quarter, to be less than 1.50 to 1.00.

SECTION 8.04. Ratio of Unsecured Indebtedness to Capitalization Value of Unencumbered Assets.  Unsecured Indebtedness to exceed sixty percent (60%) of Capitalization Value of Unencumbered Assets, each measured as of the most recently ended calendar quarter; provided, however, with respect to any fiscal quarter in which a Material Acquisition occurs, the ratio of Unsecured Indebtedness to Capitalization Value of Unencumbered Assets as of the end of such fiscal quarter and the next succeeding four fiscal quarters may increase to 65%, provided such ratio does not exceed 60% as of the end of the fiscal quarter immediately thereafter; for purposes of this covenant, (1)(i) Unsecured Indebtedness shall be adjusted by deducting therefrom the amount by which Unrestricted Cash and Cash Equivalents exceeds $10,000,000 or such lesser amount of Unrestricted Cash and Cash Equivalents as Borrower shall specify for this purpose, and (ii) Capitalization Value of Unencumbered Assets shall be adjusted by deducting therefrom the amount by which Unsecured Indebtedness is adjusted under the preceding clause (i) (the “Unencumbered Indebtedness Adjustment”); (2) for purposes of determining Capitalization Value of Unencumbered Assets for this covenant only, costs and expenses incurred during the applicable period with respect to acquisitions that failed to close and were abandoned during such period shall not be deducted in determining NOI; (3) for purposes of clause (1)(i) above, Unrestricted Cash and Cash Equivalents shall be adjusted to deduct therefrom any Unrestricted Cash and Cash Equivalents used to determine the Secured Indebtedness Adjustment in Section 8.05; and (4) Borrower’s Ownership Share of any Cash or Cash Equivalents owned by any Unconsolidated Affiliate shall not be included.

SECTION 8.05. Ratio of Secured Indebtedness to Capitalization Value.  The ratio of Secured Indebtedness to Capitalization Value, each measured as of the most recently ended calendar quarter, to exceed 60%; for purposes of this covenant, (i) Secured Indebtedness shall be adjusted by deducting therefrom the amount by which Unrestricted Cash and Cash Equivalents exceeds $10,000,000 or such lesser amount of Unrestricted Cash and Cash Equivalents as Borrower shall specify for this purpose and (ii) Capitalization Value shall be adjusted by deducting therefrom the amount by which Secured Indebtedness is adjusted under the preceding clause (i) (the “Secured Indebtedness Adjustment”); for purposes of determining Capitalization Value for this covenant only, costs and expenses incurred during the applicable period with respect to acquisitions that failed to close and were abandoned during such period shall not be deducted in determining NOI and the Borrower’s Ownership Share of any Cash or Cash Equivalents owned by any Unconsolidated Affiliate shall not be included; and for purposes of clause (i) above, Unrestricted Cash and Cash Equivalents shall be adjusted to deduct therefrom any Unrestricted Cash and Cash Equivalents used to determine the Unencumbered Indebtedness Adjustment in Section 8.04.

SECTION 8.06. Indebtedness of the General Partner.  Notwithstanding anything contained herein to the contrary, any Indebtedness of the General Partner shall be deemed to be Indebtedness of the Borrower (provided that the same shall be without duplication), for purposes of calculating the financial covenants set forth in this Article VIII.

ARTICLE IX.  EVENTS OF DEFAULT

SECTION 9.01. Events of Default.  Any of the following events shall be an “Event of Default”:

(1)           If Borrower shall (i) fail to pay the principal of any Loans or Reimbursement Obligations as and when due; or (ii) fail to pay interest accruing on any Loans as and when due and such failure to pay interest shall continue unremedied for five (5) days after the due date of such amount; or (iii) fail to pay any fee or any other amount due under this Agreement or any other Loan Document as and when due and such failure to pay shall continue unremedied for five (5) days after notice by Administrative Agent of such failure to pay;

(2)           If any representation or warranty made or deemed made by Borrower or any other Loan Party in this Agreement or in any other Loan Document or which is contained in any certificate, document, opinion, financial or other statement furnished at any time under or in connection with a Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made;

(3)           If Borrower shall fail (a) to perform or observe any term, covenant or agreement contained in Article VII or Article VIII; or (b) to perform or observe any term, covenant or agreement contained in this Agreement (other than obligations specifically referred to elsewhere in this Section 9.01) and such failure shall remain unremedied for thirty (30) consecutive calendar days after notice thereof from the Administrative Agent; provided, however, that if any such default under clause (b) above cannot by its nature be cured within such thirty (30) day grace period and so long as Borrower shall have commenced cure within such thirty (30) day grace period and shall, at all times thereafter, diligently prosecute the same to completion, Borrower shall have an additional period to cure such default; provided, however, that, in no event, is the foregoing intended to effect an extension of the Maturity Date;

(4)           If Borrower or any Subsidiary (other than an Excluded Subsidiary) shall fail (a) to pay any Indebtedness (other than the payment obligations described in paragraph (1) of this Section 9.01 or obligations that are recourse to Borrower solely for fraud, misappropriation, environmental liability and other normal and customary bad-act carveouts to nonrecourse obligations) the Recourse portion of which to Borrower or such Subsidiary (other than an Excluded Subsidiary) is an amount equal to or greater than Fifty Million Dollars ($50,000,000) in the aggregate when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) after the expiration of any applicable grace period, or (b) to perform or observe any material term, covenant, or condition under any agreement or instrument relating to any such Indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, after the giving of notice or the lapse of time, or both (other than in cases where, in the judgment of the Required Banks, meaningful discussions likely to result in (i) a waiver or cure of the failure to perform or observe or (ii) otherwise averting such acceleration are in progress between Borrower and the obligee of such Indebtedness), the maturity of such Indebtedness, or any such Indebtedness shall be declared to be due and payable, or required to be prepaid, repurchased or defeased (other than by a regularly scheduled or otherwise required prepayment, repurchase or defeasance not triggered by such failure), prior to the stated maturity thereof; for purposes of this clause (4) to the extent the Indebtedness of a Subsidiary exceeds the value of the total assets of such Subsidiary, such excess shall be disregarded;

(5)           If Borrower, General Partner, any Guarantor or any other Subsidiary (other than an Excluded Subsidiary) shall (a) generally not, or be unable to, or shall admit in writing its inability to, pay its debts as such debts become due; (b) make an assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; (c) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; (d) have had any such petition or application filed or any such proceeding shall have been commenced, against it, in which an adjudication or appointment is made or order for relief is entered, or which petition, application or proceeding remains undismissed or unstayed for a period of sixty (60) days or more; (e) be the subject of any proceeding under which all or a substantial part of its assets may be subject to seizure, forfeiture or divestiture by any governmental entity; (f) by any act or omission indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for all or any substantial part of its property; or (g) suffer any such custodianship, receivership or trusteeship for all or any substantial part of its property, to continue undischarged for a period of sixty (60) days or more; provided, that this Section 9.01(5) shall only apply to a Guarantor or Subsidiary if such Guarantor or Subsidiary accounts for more than Two Hundred Million Dollars ($200,000,000) of the Capitalization Value as of any date of determination;

(6)                                 If one or more judgments, decrees or orders for the payment of money in excess of Fifty Million Dollars ($50,000,000) in the aggregate shall be rendered against Borrower or any Subsidiary (other than an Excluded Subsidiary), and any such judgments, decrees or orders shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied or stayed or bonded pending appeal; provided, however, that the calculation of amounts under this Section 9.01(6) shall exclude (i) the amount of any such judgment, decree or order for which insurance coverage has not been denied by the applicable insurance carrier and (ii) in the case of a Subsidiary, the aggregate amount of all such judgments, decrees and orders (subject to the preceding clause (i)) against such Subsidiary in excess of the value of the total assets of such Subsidiary;

(7)                                 If any of the following events shall occur or exist with respect to any Plan or Multiemployer Plan: (a) any Prohibited Transaction with respect to a Plan; (b) any Reportable Event with respect to a Plan; (c) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (d) receipt of notice of an application by the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan or Multiemployer Plan, or the institution by the PBGC of any such proceedings; (e) a condition exists which gives rise to imposition of a lien under Section 412 of the Code on Borrower, General Partner or any ERISA Affiliate; (f) any liability with respect to the “withdrawal” or “partial withdrawal” (as such terms are defined in Part I of Subtitle E of Title IV of ERISA) from any Multiemployer Plan; (g) the failure by the Borrower, General Partner or any ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Plan, and in each case above, if either (1) such event or conditions, if any, result in Borrower, General Partner or any ERISA Affiliate being subject to any tax, penalty or other liability to a Plan, the PBGC or otherwise (or any combination thereof), which in the aggregate exceeds or is reasonably likely to exceed Twenty Million Dollars ($20,000,000), and the same continues unremedied or unpaid for a period of forty-five (45) consecutive days after the same is due and payable by Borrower, General Partner or an ERISA Affiliate or (2) such event or conditions, if any, is reasonably likely to result in Borrower, General Partner or any ERISA Affiliate being subject to any tax, penalty or other liability to a Plan, the PBGC or otherwise (or any combination thereof), which in the aggregate exceeds or may exceed Twenty Million Dollars ($20,000,000) and such event or condition is unremedied, or such tax, penalty or other liability is not reserved against or the payment thereof otherwise secured to the reasonable satisfaction of the Administrative Agent, for a period of forty-five (45) consecutive days after notice from the Administrative Agent;

(8)                                 If General Partner shall fail at any time to (i) maintain at least one class of its common shares which has trading privileges on the New York Stock Exchange, the NYSE Amex Equities or another recognized United States stock exchange, unless at such time it is subject to price quotations on the NASDAQ Stock Market National Market System, or (ii) maintain its status as a self-directed and self-administered REIT, and in either case such failure shall remain unremedied for thirty (30) consecutive calendar days after notice thereof from the Administrative Agent;

(9)                                 If General Partner acquires any material assets other than additional interests in Borrower or as permitted by Borrower’s partnership agreement and shall fail to dispose of any such material asset for thirty (30) consecutive calendar days after notice thereof from the Administrative Agent;

(10)                          If at any time assets of the Borrower, General Partner or any ERISA Affiliate constitute Plan assets for ERISA purposes (within the meaning of C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA), unless the assets of Borrower, General Partner or any ERISA Affiliate constitute such Plan assets as a result of any portion of the assets used by Bank Parties in connection with the transactions contemplated by the Loan and the Loan Documents constituting assets of a “benefit plan investor” (as defined in Section 3(42) of ERISA);

(11)                          A default beyond applicable notice and grace periods (if any) under any of the other Loan Documents;

(12)                          Borrower or any other Loan Party shall disavow, revoke or terminate any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or any Loan Document shall cease to be in full force and effect (except, in each case, as a result of the express terms thereof or as the Administrative Agent may approve in writing);

(13)                          Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40.0% of the total voting power of the then outstanding voting stock of General Partner;

(14)                          During any period of 12 consecutive months ending after the Closing Date, individuals who at the beginning of any such 12-month period constituted the Board of Trustees of the General Partner (together with any new trustees whose election by such Board or whose nomination for election by the shareholders of General Partner was approved by a vote of a majority of the trustees then still in office who were either trustees at the beginning of such period or whose election or nomination for election was previously so approved but excluding any trustee whose initial nomination for, or assumption of office as, a trustee occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more trustees by any person or group other than a solicitation for the election of one or more trustees by or on behalf of the Board of Trustees) cease for any reason to constitute a majority of the Board of Trustees of General Partner then in office;

(15)                          General Partner shall cease to own or control, directly or indirectly, more than 50% of the outstanding Equity Interests of Borrower; or

(16)                          General Partner, or a Wholly Owned Subsidiary of the General Partner, shall cease to be the sole general partner of Borrower or shall cease to have the sole and exclusive power to exercise all management and control over Borrower substantively in the same manner as provided for in Borrower’s Agreement of Limited Partnership as contained in the Form 10 most recently filed with the SEC prior to the Escrow Date, except as a result of a transaction expressly permitted under Section 7.01.

SECTION 9.02. Remedies.  If any Event of Default shall occur and be continuing, Administrative Agent shall, upon request of the Required Banks, by notice to Borrower, (1) terminate the Loan Commitments and the obligation of the Fronting Banks to issue Letters of Credit, whereupon the Loan Commitments and such obligations to issue Letters of Credit shall terminate and the Banks and Fronting Banks shall have no further obligation to extend credit hereunder; and/or (2) declare the unpaid balance of the Loans, all interest thereon, and all other Obligations payable under this Agreement and the other Loans Documents, together with an amount equal to the amount of all outstanding Letters of Credit to be held by the Administrative Agent as provided in Section 2.16(i), to be forthwith due and payable, whereupon such balance, all such interest, all such Obligations due under this Agreement and the other Loan Documents and such amount to be held in respect of the outstanding Letters of Credit shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by Borrower; and/or (3) exercise any remedies provided in any of the Loan Documents or by law; provided, however, that upon the occurrence of any Event of Default specified in Section 9.01(5), the Loan Commitments and the obligation of the Fronting Banks to issue Letters of Credit shall automatically terminate (and the Banks and Fronting Banks shall have no further obligation to extend credit hereunder) and the unpaid balance of the Loans, all interest thereon, all other Obligations payable under this Agreement and the other Loan Documents and an amount equal to the amount of all outstanding Letters of Credit to be held by the Administrative Agent as provided in Section 2.16(i) shall automatically be and become forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by Borrower.  Not in limitation of the foregoing, if an Event of Default shall have occurred and be continuing, the Required Banks may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents and any and all other rights and remedies available under any applicable Law.

SECTION 9.03. Allocation of Proceeds.  If an Event of Default exists, all payments received by the Administrative Agent (or any Bank as a result of its exercise of remedies permitted under Section 12.07) under any of the Loan Documents in respect of any Obligations shall be applied in the following order and priority:

(a)                                 to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees then due and payable in accordance with the Loan Documents, payable to the Administrative Agent in its capacity as such, each Fronting Bank in its capacity as such and the Swingline Lender in its capacity as such, ratably among the Administrative Agent, the Fronting Banks and Swingline Lender in proportion to the respective amounts described in this clause (a) payable to them;

(b)                                 to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) then due and payable to the Banks in accordance with the Loan Documents, including reasonable attorney fees, ratably among the Banks in proportion to the respective amounts described in this clause (b) payable to them;

(c)                                  to payment of that portion of the Obligations constituting accrued and unpaid interest on the Swingline Loans;

(d)                                 to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Banks and the Fronting Banks in proportion to the respective amounts described in this clause (d) payable to them;

(e)                                  to payment of that portion of the Obligations constituting unpaid principal of the Swingline Loans;

(f)                                   to payment of that portion of the Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and other Letter of Credit Liabilities, ratably among the Banks and the Fronting Banks in proportion to the respective amounts described in this clause (f) payable to them; provided, however, to the extent that any amounts available for distribution pursuant to this clause are attributable to the issued but undrawn amount of an outstanding Letter of Credit, such amounts shall be paid to the Administrative Agent to be held as provided in Section 2.16(i); and

(g)                                  the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by applicable Law.

SECTION 9.04. Performance by Administrative Agent.  If Borrower or any other Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may, after notice to Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of Borrower or such other Loan Party after the expiration of any cure or grace periods set forth herein.  In such event, Borrower shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Default Rate from the date of such expenditure until paid.  Notwithstanding the foregoing, neither the Administrative Agent nor any Bank shall have any liability or responsibility whatsoever for the performance of any obligation of Borrower under this Agreement or any other Loan Document.

SECTION 9.05. Right Cumulative.

(a)                                 The rights and remedies of the Administrative Agent, the Fronting Banks and the Banks under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law.  In exercising their respective rights and remedies the Administrative Agent, the Fronting Banks and the Banks may be selective and no failure or delay by any such Person in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

(b)                                 Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower and the other Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article X for the benefit of all the Banks and the Fronting Banks; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) a Fronting Bank or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as a Fronting Bank or Swingline Lender, as the case may be) hereunder or under the other Loan Documents, (iii) any Bank from exercising setoff rights in accordance with Section 12.07 (subject to the terms of Section 10.15), or (iv) any Bank from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and

provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Required Banks shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article X and (y) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 10.15, any Bank may, with the consent of the Required Banks, enforce any rights and remedies available to it and as authorized by the Required Banks.

ARTICLE X.  ADMINISTRATIVE AGENT; RELATIONS AMONG BANKS

SECTION 10.01. Appointment, Powers and Immunities of Administrative Agent.  Each Bank hereby and each Fronting Bank irrevocably appoints and authorizes Administrative Agent to act as its contractual representative hereunder and under any other Loan Document with such powers as are specifically delegated to Administrative Agent by the terms of this Agreement and any other Loan Document, together with such other powers as are reasonably incidental thereto. Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and any other Loan Document or required by law, and shall not by reason of this Agreement be a fiduciary or trustee for any Bank except to the extent that Administrative Agent acts as an agent with respect to the receipt or payment of funds (nor shall Administrative Agent have any fiduciary duty to Borrower nor shall any Bank have any fiduciary duty to Borrower or to any other Bank).  Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  Administrative Agent shall not be responsible to the Banks for any recitals, statements, representations or warranties made by Borrower or any officer, partner or official of Borrower or any other Person contained in this Agreement or any other Loan Document, or in any certificate or other document or instrument referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, legality, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document or instrument referred to or provided for herein or therein, for the perfection or priority of any Lien securing the Obligations or for any failure by Borrower to perform any of its obligations hereunder or thereunder.  None of the Administrative Agent, its Affiliates or its or its Affiliates’ officers, directors, employees, agents, trustees, administrators, managers, advisors or representatives (collectively, the “Related Parties”): (a) makes any warranty or representation to any Bank, any Fronting Bank or any other Person, or shall be responsible to any Bank, any Fronting Bank or any other Person for any statement, warranty or representation made or deemed made by Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of Borrower or other Persons, or to inspect the property, books or records of Borrower or any other Person; and (c) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties.  Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Neither Administrative Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment. Borrower shall pay any fee agreed to by Borrower and Administrative Agent with respect to Administrative Agent’s services hereunder. Notwithstanding anything to the contrary contained in this Agreement, Administrative Agent agrees with the Banks that Administrative Agent shall perform its obligations under this Agreement in good faith according to the same standard of care as that customarily exercised by it in administering its own revolving credit loans.

SECTION 10.02. Reliance by Administrative Agent.  Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telefax or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent. Administrative Agent may deem and treat each Bank as the holder of the Loan made by it for all purposes hereof and shall not be required to deal with any Person who has acquired a participation in any Loan or participation from a Bank.  As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Banks (or all of the Banks if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Banks and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law.  Without limiting the foregoing, no Bank shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Banks, or where applicable, all the Banks.

SECTION 10.03. Defaults.  Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default or Event of Default unless Administrative Agent has received notice from a Bank or Borrower referring to this Agreement and specifying such Default or Event of Default and stating that such notice is a “Notice of Default.” In the event that Administrative Agent receives such a “Notice of Default”, Administrative Agent shall give prompt notice thereof to the Banks. Administrative Agent, following consultation with the Banks, shall (subject to Section 10.07 and Section 12.02) take such action with respect to such Default or Event of Default which is continuing as shall be directed by the Required Banks; provided that, unless and until Administrative Agent shall have received such directions, Administrative Agent may take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Banks; and provided further that Administrative Agent shall not send a notice of Default, Event of Default or acceleration to Borrower without the approval of the Required Banks. In no event shall Administrative Agent be required to take any such action which it determines to be contrary to law.  If any Bank (excluding the Bank which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “Notice of Default”; provided, a Bank’s failure to provide such a “notice of default” to the Administrative Agent shall not result in any liability of such Bank to any other party to any of the Loan Documents.

SECTION 10.04. Rights of Agent as a Bank.  With respect to its Loan Commitment and the Loan provided by it, each Person serving as an Agent in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as such Agent, and the term any “Bank” or “Banks” shall include each Person serving as an Agent in its capacity as a Bank. Each Person serving as an Agent and its Affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to (on a secured or unsecured basis), and generally engage in any kind of banking, trust or other business with, Borrower (and any Affiliates of Borrower) as if it were not acting as such Agent.  The Fronting Banks and the Banks acknowledge that, pursuant to such business activities, an Agents or its Affiliates may receive information regarding

Borrower and its Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that no Agent shall be under any obligation to provide such information to the Fronting Banks or the Banks.

SECTION 10.05. Indemnification of Agents.  Each Bank agrees to indemnify each Agent (to the extent not reimbursed under Section 12.03 or under the applicable provisions of any other Loan Document, but without limiting the obligations of Borrower under Section 12.03 or such provisions), for its Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of this Agreement, any other Loan Document or any other documents contemplated by or referred to herein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses which Borrower is obligated to pay under Section 12.03) or under the applicable provisions of any other Loan Document or the enforcement of any of the terms hereof or thereof or of any such other documents or instruments; provided that no Bank shall be liable for (1) any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, further, that no action taken in accordance with the directions of the Required Banks (or all of the Banks, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section, (2) any loss with respect to the Loan of any Bank serving as an Agent or (3) any loss suffered by such Agent in connection with a swap or other interest rate hedging arrangement entered into with Borrower.

SECTION 10.06. Non-Reliance on Agents and Other Banks.  Each of the Banks and the Fronting Banks expressly acknowledges and agrees that no Agent nor any of its respective Related Parties has made any representations or warranties to such Fronting Bank or such Bank and that no act by any Agent hereafter taken, including any review of the affairs of General Partner, Borrower, any other Loan Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by any Agent to a Fronting Bank or any Bank.  Each of the Banks and the Fronting Banks acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon any Agent, any other Bank or counsel to the Administrative Agent, or any of their respective Related Parties, and based on the financial statements of General Partner, Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of General Partner, Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate.  Each of the Banks and the Fronting Banks also acknowledges that it will, independently and without reliance upon any Agent, any other Bank or counsel to the Administrative Agent or any of their respective Related Parties, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents.  No Agent shall be required to keep itself informed as to the performance or observance by Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, Borrower, any other Loan Party or any other Subsidiary.  Except for notices, reports and other documents and information expressly required to be furnished to the Banks and the Fronting Banks by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Bank or Fronting Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of General Partner, Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its Related Parties.  Each of the Banks and the Fronting Banks acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Bank or Fronting Bank.

SECTION 10.07. Failure of Administrative Agent to Act.  Except for action expressly required of Administrative Agent hereunder, Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall have received further assurances (which may include cash collateral) of the indemnification obligations of the Banks under Section 10.05 in respect of any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

SECTION 10.08. Resignation or Removal of Administrative Agent.  If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Banks may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Banks) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.  The Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Banks and the Borrower.  Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default under Section 9.01(1) or Section 9.01(5) or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Bank and any of its Affiliates as a successor Administrative Agent).  If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the current Administrative Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of the Banks and the Fronting Banks, appoint a successor Administrative Agent, which shall be a Bank, if any Bank shall be willing to serve, and otherwise shall be an Eligible Assignee; provided that if the Administrative Agent shall notify the Borrower and the Banks that no Bank has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice.  As of the Removal Effective Date or the effectiveness of such resignation, as applicable, (1) the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made to each Bank and the Fronting Banks directly, until such time as a successor Administrative Agent has been appointed as provided for above in this Section; provided, further that such Banks and the Fronting Banks so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of the Administrative Agent as if each such Bank or Fronting Bank were itself the Administrative Agent.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.  Any resignation by or removal of an Administrative Agent shall also constitute the resignation or removal as a Fronting Bank and as the Swingline Bank by the Bank then acting as Administrative Agent (the “Resigning Bank”).  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder (i) the Resigning Bank shall be discharged from all duties and obligations of a Fronting Bank and the Swingline Lender hereunder and under the other Loan Documents and (ii) the successor Fronting Bank shall issue letters of credit in substitution for all Letters of Credit issued by the Resigning Bank as Fronting Bank outstanding at the time of such succession (which letters of credit issued in substitutions shall be deemed to be Letters of Credit issued hereunder) or make other arrangements satisfactory to the Resigning Bank to effectively assume the obligations of the Resigning Bank with respect to such Letters of Credit.  After any Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article X shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents.

SECTION 10.09. Amendments Concerning Agency Function.  Notwithstanding anything to the contrary contained in this Agreement, no Agent shall be bound by any waiver, amendment, supplement or modification of this Agreement or any other Loan Document which affects its duties, rights, and/or function hereunder or thereunder unless it shall have given its prior written consent thereto.

SECTION 10.10. Liability of Administrative Agent.  Administrative Agent shall not have any liabilities or responsibilities to Borrower on account of the failure of any Bank or Fronting Bank to perform its obligations hereunder or to any Bank or Fronting Bank on account of the failure of Borrower or any other Loan Party to perform its obligations hereunder or under any other Loan Document.

SECTION 10.11. Transfer of Agency Function.  Without the consent of Borrower, any Fronting Bank or any Bank, Administrative Agent may at any time or from time to time transfer its functions as Administrative Agent hereunder to any of its offices wherever located in the United States, provided that Administrative Agent shall promptly notify in writing Borrower, the Fronting Banks and the Banks thereof.

SECTION 10.12. Non-Receipt of Funds by Administrative Agent.  Unless Administrative Agent shall have received notice from a Bank or Borrower (either one as appropriate being the “Payor”) prior to the date on which such Bank is to make payment hereunder to Administrative Agent of the proceeds of a Loan or Borrower is to make payment to Administrative Agent, as the case may be (either such payment being a “Required Payment”), which notice shall be effective upon receipt, that the Payor will not make the Required Payment in full to Administrative Agent, Administrative Agent may assume that the Required Payment has been made in full to Administrative Agent on such date, and Administrative Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, make the amount thereof available to the intended recipient on such date. If and to the extent the Payor shall not have in fact so made the Required Payment in full to Administrative Agent, the recipient of such payment shall repay to Administrative Agent forthwith on demand such amount made available to it together with interest thereon, for each day from the date such amount was so made available by Administrative Agent until the date Administrative Agent recovers such amount, at the customary rate set by Administrative Agent for the correction of errors among Banks for three (3) Banking Days and thereafter at the Base Rate.

SECTION 10.13. Withholding Taxes.

(a)                                 Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 10.13) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)                                 Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)                                  Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 10.13, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)                                 Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(e)                                  Indemnification by the Banks. Each Bank shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 12.04(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under any Loan Document or otherwise payable by the Administrative Agent to such Bank from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)                                   Status of Banks. (i) Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 10.13(f)(ii)(A),(B) and (D) below) shall not be required if in the applicable Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.

(ii)                                  Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)                               any Bank that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Bank is exempt from U.S. Federal backup withholding tax;

(B)                               any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of a Foreign Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or Form W8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 in the case of a Foreign Bank claiming that its extension of credit will generate U.S. effectively connected income, executed copies of IRS Form W8ECI;

(3)                                 in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of EXHIBIT J-1 to the effect that such Foreign Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” within the meaning of Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4)                                 to the extent a Foreign Bank is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of EXHIBIT J-2 or EXHIBIT J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Bank is a partnership and one or more direct or indirect partners of such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide a U.S. Tax Compliance Certificate substantially in the form of EXHIBIT J-4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Bank under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)                                  Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 10.13 (including by the payment of additional amounts pursuant to this Section 10.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 10.13 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will any indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place such indemnified party in a less favorable net after-Tax position than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to, or to apply for or seek a refund of any Taxes on behalf of, any indemnifying party or any other Person.

(h)                                 Survival. Each party’s obligations under this Section 10.13 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)                                     Defined Terms. For purposes of this Section 10.13, the term “Bank” (as used in this Section 10.13 and the defined terms used therein) includes any Fronting Bank or Designated Lender and the term “applicable law” includes FATCA.

SECTION 10.14. Pro Rata Treatment.  Except to the extent otherwise provided herein: (a) each borrowing of Ratable Loans from the Banks under Sections 2.01(b), 2.03(b)(3) and 2.16(h) shall be made from the Banks, each payment of the fees under Sections 2.08, 2.16(g)(i) and 2.17 shall be made for the account of the Banks, and each termination or reduction of the amount of the Loan Commitments under Section 2.15(a) shall be applied to the respective Loan Commitments of the Banks, pro rata according to the amounts of their respective Loan Commitments; (b) each payment or prepayment of principal of Ratable Loans shall be made for the account of the Banks pro rata in accordance with the respective unpaid principal amounts of the Ratable Loans held by them, provided that, subject to Section 12.19, if immediately prior to giving effect to any such payment in respect of any Ratable Loans the outstanding principal amount of the Ratable Loans shall not be held by the Banks in accordance with their respective Pro Rata Shares in effect at the time such Ratable Loans were made, then such payment shall be applied to the Ratable Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Ratable Loans being held by the Banks in accordance with such respective Pro Rata Shares; (c) each payment of interest on Ratable Loans shall be made for the account of the Banks pro rata in accordance with the amounts of interest on such Ratable Loans then due and payable to the respective Bank; (d) the Conversion and Continuation of Ratable Loans (other than Conversions provided for by Sections 3.01, 3.02, 3.03 and 3.04) shall be made pro rata among the Banks according to the amounts of their respective Ratable Loans; (e) the Banks’ participation in, and payment obligations in respect of, Swingline Loans under Section 2.03(b)(4) shall be in accordance with their respective Pro Rata Shares; and (f) the Banks’ participation in, and payment obligations in respect of, Letters of Credit under Section 2.16(h) shall be in accordance with their respective Pro Rata Shares.

SECTION 10.15. Sharing of Payments Among Banks.  If a Bank shall obtain payment of any principal of, or interest on, any Loan made by it to Borrower under this Agreement or shall obtain payment on any other Obligation owing by Borrower or any other Loan Party through the exercise of any right of set-off, banker’s lien, counterclaim or similar right or otherwise or through voluntary prepayments directly to a Bank or other payments made by or on behalf of Borrower or any other Loan Party to a Bank not in accordance with the terms of this Agreement and such payment should be distributed to the Banks in accordance with Section 9.03 or Section 10.14, as applicable, such Bank shall promptly purchase from the other Banks participations in (or, if and to the extent specified by such Bank, direct interests in) the Loans made by the other Banks or other Obligations owed to such other Banks in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Banks shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Bank in obtaining or preserving such benefit) in accordance with the requirements of Section 9.03 or Section 10.14, as applicable.  To such end, all the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.  Borrower agrees that any Bank so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Banks may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Bank were a direct holder of Loans in the amount of such participation.  Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligations of Borrower.

SECTION 10.16. Possession of Documents.  Each Bank shall keep possession of its own Ratable Loan Note. Administrative Agent shall hold all the other Loan Documents and related documents (which may be electronic copies) in its possession and maintain separate records and accounts with respect thereto, and shall permit the Banks and their representatives access at all reasonable times to inspect such Loan Documents, related documents, records and accounts.

SECTION 10.17. Syndication Agents and Documentation Agents.  The Banks serving as Syndication Agents or Documentation Agents shall have no duties or obligations in such capacities.

ARTICLE XI.  NATURE OF OBLIGATIONS

SECTION 11.01. Absolute and Unconditional Obligations.  Borrower acknowledges and agrees that its obligations and liabilities under this Agreement and under the other Loan Documents shall be absolute and unconditional irrespective of (1) any lack of validity or enforceability of any of the Obligations, any Loan Documents, or any agreement or instrument relating thereto; (2) any change in the time, manner or place of payment of, or in any other term in respect of, all or any of the Obligations, or any other amendment or waiver of or consent to any departure from any Loan Documents or any other documents or instruments executed in connection with or related to the Obligations; (3) any exchange or release of any collateral, if any, or of any other Person from all or any of the Obligations; or (4) any other circumstances which might otherwise constitute a defense available to, or a discharge of, Borrower or any other Person in respect of the Obligations.

The obligations and liabilities of Borrower under this Agreement and the other Loan Documents shall not be conditioned or contingent upon the pursuit by Administrative Agent, any Bank or any other Person at any time of any right or remedy against Borrower, any other Loan Party, General Partner or any other Person which may be or become liable in respect of all or any part of the Obligations or against any collateral or security or guarantee therefor or right of setoff with respect thereto.

SECTION 11.02. Non-Recourse to Principals and the General Partner.  This Agreement and the obligations hereunder and under the other Loan Documents are fully recourse to Borrower and the other Loan Parties.  Notwithstanding anything to the contrary contained in this Agreement, in any of the other Loan Documents, or in any other instruments, certificates, documents or agreements executed in connection with the Loans (all of the foregoing, for purposes of this Section, hereinafter referred to, individually and collectively, as the “Relevant Documents”), and notwithstanding any applicable law that would make the General Partner liable for the debts or obligations of the Borrower, including as a general partner, no recourse under or upon any Obligation, representation, warranty, promise or other matter whatsoever shall be had against any of the Principals or the General Partner, and each Bank expressly waives and releases, on behalf of itself and its successors and assigns, all right to assert any liability whatsoever under or with respect to the Relevant Documents against, or to satisfy any claim or obligation arising thereunder against, any of the Principals or the General Partner or out of any assets of the Principals or the General Partner, provided, however, that nothing in this Section shall be deemed to (1) release Borrower from any liability pursuant to, or from any of its obligations under, the Relevant Documents, or from liability for its fraudulent actions or fraudulent omissions; (2) release any Principals or the General Partner from personal liability arising outside of the terms of this Agreement for its, his or her own fraudulent actions, fraudulent omissions, misappropriation of funds, rents or insurance proceeds, gross negligence or willful misconduct; (3) constitute a waiver of any obligation evidenced or secured by, or contained in, the Relevant Documents or affect in any way the validity or enforceability of the Relevant Documents; or (4) limit the right of Administrative Agent and/or the Banks to proceed against or realize upon any collateral hereafter given for the Loans and Letters of Credit or any and all of the assets of Borrower (notwithstanding the fact that the Principals and the General Partner have an ownership interest in Borrower and, thereby, an interest in the assets of Borrower) or to name Borrower (or, to the extent that the same are required by applicable law or are determined by a court to be necessary parties in connection with an action or suit against Borrower or any collateral hereafter given for the Loans, the General Partner) as a party defendant in, and to enforce against any collateral hereafter given for the Loans and/or assets of Borrower any judgment obtained by Administrative Agent and/or the Banks with respect to, any action or suit under the Relevant Documents so long as no judgment shall be taken (except to the extent taking a judgment is required by applicable law or determined by a court to be necessary to preserve Administrative Agent’s and/or Banks’ rights against any collateral hereafter given for the Loans or Borrower, but not otherwise) or shall be enforced against any of the Principals or the General Partner or their assets.

ARTICLE XII.  MISCELLANEOUS

SECTION 12.01. Binding Effect of Request for Advance.  Borrower agrees that, by its acceptance of any advance of proceeds of the Loans under this Agreement or the issuance of any Letter of Credit, it shall be bound in all respects by the request for advance or Letter of Credit submitted on its behalf in connection therewith with the same force and effect as if Borrower had itself executed and submitted the request for advance or Letter of Credit and whether or not the request for advance is executed and/or submitted by an authorized person.

SECTION 12.02. Amendments and Waivers.  No amendment, forbearance or material waiver of any provision of this Agreement or any other Loan Document nor consent to any material departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Banks and, solely for purposes of its acknowledgment thereof, Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver, consent or forbearance shall: (1) forgive or reduce the principal of, or interest on, the Loans or any fees due hereunder or any other amount due hereunder or under any other Loan Document, in each case, payable to a Bank, without the written consent of such Bank; provided that only the written consent of the Required Banks shall be required for the waiver of interest payable at the Default Rate, retraction of the imposition of interest at the Default Rate and amendment of the definition of “Default Rate”; (2) postpone or extend any date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts due hereunder or under any other Loan Document, in each case, payable to a Bank, without the written consent of such Bank; (3) change the definition of “Pro Rata Share” or “Required Banks” without the written consent of all of the Banks; (4) amend the first proviso of this Section 12.02 or any other provision requiring the consent of all the Banks without the written consent of all of the Banks; (5) waive any default in payment under paragraph (1) of Section 9.01 without the written consent of all Banks (or, solely with respect to clause (iii) of such paragraph (1), without the written consent the each Bank entitled to receive the payment in respect of which such default has occurred), or any default under paragraph (5) of Section 9.01 with respect to Borrower, any other Loan Party or General Partner without the written consent of all of the Banks; (6) increase, decrease, extend or reinstate any Loan Commitment of any Bank (except changes in Loan Commitments pursuant to Section 2.15) without the written consent of such Bank; (7) release any guaranty (other than a guaranty given pursuant to Section 12.20 or Section 12.21 or in the case of the Guaranty, as provided in Section 6.12) without the written consent of all of the Banks; (8) permit the expiration date of any Letter of Credit to be later than the first anniversary of the Maturity Date without the written consent of all of the Banks; (9) permit the assignment or transfer by the Borrower of any of its rights or obligations hereunder or under any other Loan Document (except in a transaction permitted pursuant to Section 7.01) without the written consent of all of the Banks or (10) modify Section 9.03 or Section 10.14 without the written consent of each of the Banks affected thereby; and provided further, that (A) an amendment, waiver or consent relating to the time specified for payment of principal, interest and fees with respect to Bid Rate Loans shall only be binding if in writing and signed by the affected Bank or Designated Lender, (B) no amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Banks required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents, (C) any amendment, waiver or consent relating to Section 2.03 or the obligations of the Swingline Lender under this Agreement or any other Loan Document shall, in addition to the Banks required hereinabove to take such action, require the written consent of the Swingline Lender and (D) any amendment, waiver or consent relating to Section 2.16 or the obligations of a Fronting Bank under this Agreement or any other Loan Document shall, in addition to the Banks required hereinabove to take such action, require the written consent of such Fronting Bank.  Any advance of proceeds of the Loans made prior to or without the fulfillment by Borrower of all of the conditions precedent thereto, whether or not known to Administrative Agent and the Banks, shall not constitute a waiver of the requirement that all conditions, including the non-performed conditions, shall be required with respect to all future advances. No failure on the part of Administrative Agent or any Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Banks or each affected Bank may be effected with the consent of the applicable Banks other than Defaulting Lenders), except that (x) the Loan Commitment of a Defaulting Lender may not be increased, reinstated or extended without the written consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Banks or each affected Bank that by its terms affects a Defaulting Lender more adversely than other affected Banks shall require the written consent of such Defaulting Lender.  No course of dealing or delay or omission on the part of the Administrative Agent or any Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  Notwithstanding anything to the contrary in this Section, if the Administrative Agent and Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or an inconsistency between provisions of this Agreement, the Administrative Agent and Borrower shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interests of the Banks and the Fronting Banks.  Any such amendment shall become effective without any further action or consent of any of other party to this Agreement.  The Administrative Agent shall notify the Banks and the Fronting Banks of any such amendment.

All communications from Administrative Agent to the Banks requesting the Banks’ determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Bank and (ii) shall be accompanied by a description of the matter or thing as to which such determination, approval, consent or disapproval is requested.  Each Bank shall reply promptly, but in any event within fifteen (15) Banking Days (or five (5) Banking Days with respect to any decision to accelerate or stop acceleration of the Loan) after receipt of the request therefor by Administrative Agent (the “Bank Reply Period”). Unless a Bank shall give written notice to Administrative Agent that it objects to the requested determination, approval, consent or disapproval within the Bank Reply Period, such Bank shall be deemed to have approved or consented to such requested determination, approval, consent or disapproval; provided that this sentence shall not apply to any determination, consent, approval or disapproval regarding any matter requiring the consent of all Banks or all affected Banks under the first proviso of this Section.

SECTION 12.03. Expenses; Indemnification.  Borrower agrees to reimburse Administrative Agent on demand for all reasonable out-of-pocket costs, expenses, and charges (including, without limitation, all reasonable fees and charges of engineers, appraisers and external legal counsel) incurred by Administrative Agent in connection with the Loans and to reimburse each of the Banks for reasonable out-of-pocket legal costs, expenses and charges incurred by each of the Banks in connection with the performance or enforcement of this Agreement, the Notes, or any other Loan Documents; provided, however, that (i) Borrower is not responsible for costs, expenses and charges incurred by the Bank Parties in connection with the administration or syndication of the Loans (other than any administration fee payable to Administrative Agent) and (ii) any such legal costs, expenses and charges shall be limited to (A) one external counsel for Administrative Agent, (B) one external counsel for all other Banks (and, solely in the case of a conflict of interest, additional conflicts counsel), (C) and such local or foreign counsel of Administrative Agent as may be necessary under the circumstances.  Borrower agrees to indemnify Administrative Agent, Lead Arrangers, each Fronting Bank, each Bank, each of their respective Affiliates and the respective directors, officers, employees and agents of the foregoing (each an “Indemnified Party”) from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of or by reason of (w) any claims by brokers due to acts or omissions by Borrower, (x) any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to any actual or proposed use by Borrower of the proceeds of the Loans or the use of Letters of Credit, including without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings, (y) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any Subsidiary, or any Environmental Claim related in any way to Borrower or any Subsidiary or (z) third party claims or actions against any Indemnified Party relating to or arising from this Agreement or any other Loan Document and the transactions contemplated pursuant to this Agreement or and the Loan Documents, in the case of each of clauses (w) through (z), regardless of whether an Indemnified Party is only a third party thereto; provided, however, that such indemnification shall exclude any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the person to be indemnified as determined by a final and non-appealable judgment of a court of competent jurisdiction.  The obligations of Borrower under this Section shall survive the repayment of all amounts due under or in connection with any of the Loan Documents and the termination of the Loan Commitments.  No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

SECTION 12.04. Assignment; Participation.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, provided that the Borrower may not, except as otherwise provided in Section 7.01, assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and each Bank, and no Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (e) (and, subject to the last sentence of the immediately following subsection (b), any other attempted assignment or transfer by any party hereto shall be null and void). Except as otherwise provided under Section 12.03, nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the Affiliates and their respective directors, officers, employees, agents and advisors of each of the Administrative Agent, the Fronting Banks and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Banks.  Any Bank may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loan Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                               in the case of an assignment of the entire remaining amount of an assigning Bank’s Loan Commitment and the Loans at the time owing to it, or contemporaneous assignments to related Approved Funds that equal at least the amount specified in the immediately following clause (B) in the aggregate, or in the case of an assignment to a Bank, an Affiliate of a Bank or an Approved Fund, no minimum amount need be assigned; and

(B)                               in any case not described in the immediately preceding subsection (A), the aggregate amount of the Loan Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Loan Commitment is not then in effect, the principal outstanding balance of the Ratable Loans of the assigning Bank subject to each such assignment (in each case, determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that if, after giving effect to such assignment, the amount of the Loan Commitment held by such assigning Bank or the outstanding principal balance of the Ratable Loans of such assigning Bank, as applicable, would be less than $5,000,000, then such assigning Bank shall assign the entire amount of its Loan Commitment and the Ratable Loans at the time owing to it.

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Loan or the Loan Commitment assigned, except that this clause (ii) shall not apply to rights in respect of a Bid Rate Loan.

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:

(A)                               the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default shall exist at the time of such assignment or (y) such assignment is to (1) a Bank or (2) an Affiliate of a Bank or an Approved Fund which Affiliate or Approved Fund is a Qualified Institution; provided that (I) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Banking Days after having received notice thereof and (II) Borrower can withhold such consent if such assignment shall subject Borrower to any greater obligations under Sections 3.01 or 3.06;

(B)                               the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Loan Commitment if such assignment is to a Person that is not already a Bank with a Loan

Commitment, an Affiliate of such a Bank or an Approved Fund with respect to such a Bank; and

(C)                               the consent of each Fronting Bank and the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of a Loan Commitment.

(iv)                              Assignment and Acceptance; Notes.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $4,500 for each assignment (which fee the Administrative Agent may, in its sole discretion, elect to waive), and the assignee, if it is not a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire.  If requested by the transferor Bank or the assignee, upon the consummation of any assignment, the transferor Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the assignee and such transferor Bank, as appropriate.

(v)                                 No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or to any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)                              No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

(vii)                           Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Fronting Banks, the Swingline Bank and each other Bank hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Pro Rata Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.05 and 12.03 and the other provisions of this Agreement and the other Loan Documents with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Bank having been a Defaulting Lender.  Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with the immediately following subsection (d).

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Banks, and the Loan Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Bank may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Bank’s rights and/or obligations under this Agreement (including all or a portion of its Loan Commitment and/or the Loans owing to it); provided that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Fronting Banks and the Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to (w) increase such Bank’s Loan Commitment, (x) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Bank, (y) reduce the rate at which interest is payable thereon or (z) release any Guarantor from its Obligations under the Guaranty except as contemplated by Section 6.12, in each case, as applicable to that portion of such Bank’s rights and/or obligations that are subject to the participation.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 and 3.06 (subject to the requirements and limitations therein) to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.07 as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.06, with respect to any participation, than its participating Bank would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Regulatory Change that occurs after the Participant acquired the applicable participation.  Each Bank that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.07 with respect to any Participant.  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 12.07 as though it were a Bank; provided that such Participant agrees to be subject to Section 10.15 as though it were a Bank.  Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                                  Certain Pledges.  Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

(f)                                   No Registration.  Each Bank agrees that, without the prior written consent of the Borrower and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act of 1933 or any other securities laws of the United States of America or of any other jurisdiction.

(g)                                  USA Patriot Act Notice; Compliance.  In order for the Administrative Agent to comply with “know your customer” and anti-money laundering laws, rules and regulations, including without limitation, the Patriot Act, prior to any Bank that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Bank shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with such laws, rules and regulations.

SECTION 12.05. Documentation Satisfactory.  All documentation required from or to be submitted on behalf of Borrower in connection with this Agreement and the documents relating hereto shall be subject to the prior approval of, and be satisfactory in form and substance to, Administrative Agent, its counsel and, where specifically provided herein, the Banks. In addition, the persons or parties responsible for the execution and delivery of, and signatories to, all of such documentation, shall be acceptable to, and subject to the approval of, Administrative Agent and its counsel and the Banks.

SECTION 12.06. Notices.  (a) Unless otherwise provided herein, communications provided for hereunder shall be in writing and shall be mailed, telecopied, or delivered as follows:

If to the Borrower:

Urban Edge Properties LP

210 Route 4 East

Paramus, New Jersey 07652

Attention: Chief Financial Officer

Telecopier: (201) 587-0600

Telephone: (201) 587-1000

with a copy to

Urban Edge Properties, LP

888 Seventh Avenue

New York, New York 10019

Attention:  General Counsel

Telecopier: (212) 894-7996

Telephone: (212) 894-7000

If to the Administrative Agent:

Wells Fargo Bank, National Association

550 South Tryon Street, 6th Floor

Charlotte, NC 28202

Attention: Bryan Gregory

Telecopier: (704) 410-0329

Telephone: (704) 410-1776

with a copy to

Wells Fargo Bank, National Association

Minneapolis Loan Center

MAC N9303-110

608 Second Avenue South, 11th Floor

Minneapolis, Minnesota 55402-1916

Attention: Kimberly Perreault

Telecopier: (866) 494-8802

Telephone: (612) 316-3738

If to a Fronting Bank (as applicable):

Wells Fargo Bank, National Association

550 South Tryon Street, 6th Floor

Charlotte, NC 28202

Attention: Bryan Gregory

Telecopier: (704) 410-0329

Telephone: (704) 410-1776

PNC Bank, National Association

500 First Avenue

Pittsburgh, PA 15219

Attention:  Monika Todd

Telephone #: 412-762-7675

Telecopier #:  412-705-2124

with a copy to:

PNC Bank, National Association

340 Madison Avenue, 10th Floor

New York, NY 10173

Attn: Denise Smyth

If to any other Bank:

To such Bank’s address or telecopy number as set forth in the applicable Administrative Questionnaire

All such notices and other communications shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of 3 days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of the Borrower or the Administrative Agent, the Fronting Banks and Banks at the addresses specified; (ii) if telecopied, when transmitted; or (iii) if hand delivered or sent by overnight courier, when delivered; provided, however, that, non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication.  Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent, a Fronting Bank or any Bank under Article II shall be effective only when actually received.  Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph.  Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.

(b)                                 Notices and other communications to the Banks and the Fronting Banks hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Bank.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)                                  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto in accordance with this Section 12.06, except that a Bank or a Fronting Bank must only give such notice to the Administrative Agent and the Borrower.

(d)                                 Electronic Systems.

(i)                                     The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Fronting Banks and the other Banks by posting the Communications on Debt Domain, Intralinks®, Syndtrak, ClearPar® or a substantially similar Electronic System.  All information made available to the Administrative Agent, a Fronting Bank or a Bank on Debt Domain, Intralinks®, Syndtrak,

ClearPar® or a substantially similar Electronic System shall be deemed to have been disclosed to Administrative Agent, a Fronting Bank or a Bank, as applicable.

(ii)                                  Any Electronic System used by the Administrative Agent is provided “as is” and “as available.”  None of the Administrative Agent or the Borrower or any of their respective Affiliates and such Affiliates’ respective directors, officers, employees, agents or advisors (the “Communications Parties”) warrant the adequacy of such Electronic Systems and each expressly disclaims liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Communications Party in connection with the Communications or any Electronic System.  In no event shall any Communications Party have any liability to the other parties hereto or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through an Electronic System.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Bank or any Fronting Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

SECTION 12.07. Setoff.  Upon the occurrence of an Event of Default, to the extent permitted or not expressly prohibited by applicable Law, Borrower agrees that, in addition to (and without limitation of) any right of setoff, bankers’ lien or counterclaim a Bank may otherwise have, each Bank shall be entitled, at its option, but subject to receipt of the prior written consent of the Required Banks exercised in their sole discretion, to offset balances (general or special, time or demand, provisional or final) held by it for the account of Borrower at any of such Bank’s offices, in Dollars or in any other currency, against any amount payable by Borrower to such Bank under this Agreement or such Bank’s Note, or any other Loan Document, which is not paid when due (regardless of whether such balances are then due to Borrower or General Partner), in which case it shall promptly notify Borrower and Administrative Agent thereof; provided that such Bank’s failure to give such notice shall not affect the validity thereof. Payments by Borrower hereunder or under the other Loan Documents shall be made without setoff or counterclaim.  Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 12.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Fronting Banks and the Banks and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

SECTION 12.08. Table of Contents; Headings.  Any table of contents and the headings and captions of Articles, Sections, subsections and clauses hereunder are for convenience only and shall not affect the interpretation or construction of this Agreement.

SECTION 12.09. Severability.  The provisions of this Agreement are intended to be severable. If for any reason any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

SECTION 12.10. Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing any such counterpart.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf, or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 12.11. Integration.  The Loan Documents set forth the entire agreement among the parties hereto relating to the transactions contemplated thereby (except with respect to agreements relating solely to compensation, consideration and the coordinated syndication of the Loans) and supersede any prior oral or written statements or agreements with respect to such transactions.

SECTION 12.12. Governing Law.  This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York.

SECTION 12.13. Waivers.  To the extent permitted or not expressly prohibited by applicable law, in connection with the obligations and liabilities as aforesaid, Borrower hereby waives (1) notice of any actions taken by any Bank Party under this Agreement, any other Loan Document or any other agreement or instrument relating hereto or thereto except to the extent otherwise provided herein; (2) all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of the Obligations, the omission of or delay in which, but for the provisions of this Section 12.13, might constitute grounds for relieving Borrower of its obligations hereunder; (3) any requirement that any Bank Party protect, secure, perfect or insure any Lien on any collateral or exhaust any right or take any action against Borrower or any other Person or any collateral; (4) any right or claim of right to cause a marshalling of the assets of Borrower; and (5) all rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under the Bankruptcy Code) or otherwise by reason of payment by Borrower, pursuant to this Agreement or any other Loan Document.

SECTION 12.14. Jurisdiction; Immunities.  Borrower, Administrative Agent, each Fronting Bank and each Bank hereby irrevocably submit to the exclusive jurisdiction of any New York State or United States Federal court sitting in New York City, Borough of Manhattan over any action or proceeding arising out of or relating to this Agreement, the Notes or any other Loan Document. Borrower, Administrative Agent, each Fronting Bank and each Bank irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or United States Federal court.  Borrower, Administrative Agent, each Fronting Bank and each Bank irrevocably consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process to Borrower, Administrative Agent, each Fronting Bank or each Bank, as the case may be, at the addresses specified herein. Borrower, Administrative Agent, each Fronting Bank and each Bank agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Borrower, Administrative Agent, each Fronting Bank and each Bank further waive any objection to venue in the State of New York and any objection to an action or proceeding in the State of New York on the basis of forum non conveniens. Borrower, Administrative Agent, each Fronting Bank and each Bank agree that any action or proceeding brought against Borrower, Administrative Agent, a Fronting Bank or any Bank, as the case may be, shall be brought only in a New York State court sitting in New York City, Borough of Manhattan, or a United States Federal court sitting in New York City, Borough of Manhattan to the extent permitted or not expressly prohibited by applicable law.

Nothing in this Section shall affect the right of Borrower, Administrative Agent or any Bank to serve legal process in any other manner permitted by law.

To the extent that Borrower, Administrative Agent, a Fronting Bank or any Bank have or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Borrower, Administrative Agent, each Fronting Banks and each Bank hereby irrevocably waive such immunity in respect of its obligations under this Agreement, the Notes and any other Loan Document.

BORROWER, ADMINISTRATIVE AGENT, EACH FRONTING BANK AND EACH BANK WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT WITH RESPECT TO THIS AGREEMENT, THE NOTES OR THE LOAN.  IN ADDITION, BORROWER HEREBY WAIVES, IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ADMINISTRATIVE AGENT OR THE BANKS WITH RESPECT TO THE LOAN DOCUMENTS, ANY RIGHT BORROWER MAY HAVE (1) TO THE EXTENT PERMITTED OR NOT EXPRESSLY PROHIBITED BY APPLICABLE LAW, TO INTERPOSE ANY COUNTERCLAIM THEREIN (OTHER THAN A COUNTERCLAIM THAT IF NOT BROUGHT IN THE SUIT, ACTION OR PROCEEDING BROUGHT BY ADMINISTRATIVE AGENT OR THE BANKS COULD NOT BE BROUGHT IN A SEPARATE SUIT, ACTION OR PROCEEDING OR WOULD BE SUBJECT TO DISMISSAL OR SIMILAR DISPOSITION FOR FAILURE TO HAVE BEEN ASSERTED IN SUCH SUIT, ACTION OR PROCEEDING BROUGHT BY ADMINISTRATIVE AGENT OR THE BANKS) OR (2) TO THE EXTENT PERMITTED OR NOT EXPRESSLY PROHIBITED BY APPLICABLE LAW, TO HAVE THE SAME CONSOLIDATED WITH ANY OTHER OR SEPARATE SUIT, ACTION OR PROCEEDING.  NOTHING HEREIN CONTAINED SHALL PREVENT OR PROHIBIT BORROWER FROM INSTITUTING OR MAINTAINING A SEPARATE ACTION AGAINST ADMINISTRATIVE AGENT, THE FRONTING BANKS OR THE BANKS WITH RESPECT TO ANY ASSERTED CLAIM.

To the extent not prohibited by applicable law, Borrower shall not assert, and Borrower hereby waives, any claim against any Bank, any Fronting Bank or any Agent, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, any Loan or other extension of credit hereunder or the use of the proceeds thereof.

SECTION 12.15. Designated Lender.  Any Bank (other than an Affected Bank or a Bank which is such solely because it is a Designated Lender) (each, a “Designating Lender”) may at any time designate one (1) Designated Lender to fund Bid Rate Loans on behalf of such Designating Lender subject to the terms of this Section and the provisions in Section 12.04 shall not apply to such designation. No Bank may designate more than one (1) Designated Lender. The parties to each such designation shall execute and deliver to Administrative Agent for its acceptance a Designation Agreement. Upon such receipt of an appropriately completed Designation Agreement executed by a Designating Lender and a designee representing that it is a Designated Lender, Administrative Agent will accept such Designation Agreement and give prompt notice thereof to Borrower, whereupon, (i) from and after the “Effective Date” specified in the Designation Agreement, the Designated Lender shall become a party to this Agreement with a right to make Bid Rate Loans on behalf of its Designating Lender pursuant to Section 2.02 after Borrower has accepted the Bid Rate Quote of the Designating Lender and (ii) the Designated Lender shall not be required to make payments with respect to any obligations in this Agreement except to the extent of excess cash flow of such Designated Lender which is not otherwise required to repay obligations of such Designated Lender which are then due and payable; provided, however, that regardless of such designation and assumption by the Designated Lender, the Designating Lender shall be and remain obligated to Borrower, Administrative Agent and the Banks for each and every of the obligations of the Designating Lender and its related Designated Lender with respect to this Agreement, including, without limitation, any indemnification obligations under Section 10.05. Each Designating Lender shall serve as the administrative agent of its Designated Lender and shall on behalf of, and to the exclusion of, the Designated Lender (i) receive any and all payments made for the benefit of the Designated Lender and (ii) give and receive all communications and notices and take all actions hereunder, including, without limitation, votes, approvals, waivers and consents under or relating to this Agreement and the other Loan Documents. Any such notice, communication, vote, approval, waiver or consent shall be signed by the Designating Lender as administrative agent for the Designated Lender and shall not be signed by the Designated Lender on its own behalf, but shall be binding on the Designated Lender to the same extent as if actually signed by the Designated Lender. Borrower, Administrative Agent and the Banks may rely thereon without any requirement that the Designated Lender sign or acknowledge the same. No Designated Lender may assign or transfer all or any portion of its interest hereunder or under any other Loan Document, other than assignments to the Designating Lender which originally designated such Designated Lender.

SECTION 12.16. No Bankruptcy Proceedings.  Each of Borrower, the Banks and Administrative Agent hereby agrees that it will not institute against any Designated Lender or join any other Person in instituting against any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy or similar law, for 366 days after the payment in full of the latest maturing commercial paper note issued by such Designated Lender.

SECTION 12.17. Intentionally Omitted.

SECTION 12.18. USA Patriot Act.  Each Bank hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, the other Loan Parties and the General Partner, which information includes the name and address of such Persons and other information that will allow such Bank to identify such Persons in accordance with the Act.  The Borrower shall provide such information and take such actions as are reasonably requested by the Administrative Agent or any Bank in order to assist the Administrative Agent and the Banks in maintaining compliance with applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

SECTION 12.19. Defaulting Lenders.  Notwithstanding anything to the contrary contained in this Agreement, if any Bank becomes a Defaulting Lender, then, until such time as such Bank is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(a)                                 Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Banks” and in Section 12.02.

(b)                                 Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.07 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Fronting Banks or the Swingline Lender hereunder; third, to Cash Collateralize the Fronting Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with subsection (e) below; fourth, as Borrower may request (so long as no Default or Event of Default exists other than a Default or Event of Default that will be cured by the application of such funds in accordance with this paragraph), to the funding of any Loan in respect of which such Defaulting

Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Fronting Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with subsection (e) below; sixth, to the payment of any amounts owing to the Banks, the Fronting Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Bank, a Fronting Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or amounts owing by such Defaulting Lender under Section 2.16 in respect of Letters of Credit (such amounts “L/C Disbursements”), in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Liabilities and Swingline Loans are held by the Banks in accordance with their respective Pro Rata Shares (determined without giving effect to the immediately following subsection (d)).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Bank irrevocably consents hereto.

(c)                                  Certain Fees.

(i)                                     No Defaulting Lender shall be entitled to receive any fee payable under Section 2.08 for any period during which that Bank is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(ii)                                  Each Defaulting Lender shall be entitled to receive the fee payable under Section 2.16(g)(i) for any period during which that Bank is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to the immediately following subsection (e).

(iii)                               With respect to any fee not required to be paid to any Defaulting Lender pursuant to the immediately preceding clause (ii), Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities that has been reallocated to such Non-Defaulting Lender pursuant to the immediately following subsection (d), (y) pay to the applicable Fronting Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Fronting Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(d)                                 Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in Letter of Credit Liabilities and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (determined without regard to such Defaulting Lender’s Loan Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Loan Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Bank having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(e)                                  Cash Collateral, Repayment of Swingline Loans.

(i)                                     If the reallocation described in the immediately preceding subsection (d) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Fronting Banks’ Fronting Exposure in accordance with the procedures set forth in this subsection.

(ii)                                  At any time that there shall exist a Defaulting Lender, within 1 Banking Day following the written request of the Administrative Agent or a Fronting Bank (with a copy to the Administrative Agent), Borrower shall Cash Collateralize the Fronting Banks’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to the immediately preceding subsection (d) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the aggregate Fronting Exposure of the Fronting Banks with respect to Letters of Credit issued and outstanding at such time.

(iii)                               Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the Fronting Banks, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Liabilities, to be applied pursuant to the immediately following clause (iv).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Fronting Banks as herein provided, or that the total amount of such Cash Collateral is less than the aggregate Fronting Exposure of the Fronting Banks with respect to Letters of Credit issued and outstanding at such time, Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iv)                              Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Liabilities (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(v)                                 Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Banks’ Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this subsection following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Bank), or (y) the determination by the Administrative Agent and the Fronting Banks that there exists excess Cash Collateral; provided that, subject to the immediately preceding subsection (b), the Person providing Cash Collateral and the Fronting Banks may (but shall not be obligated to) agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by Borrower, such

Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(f)                                   Defaulting Lender Cure.  If Borrower, the Administrative Agent, the Swingline Lender and the Fronting Banks agree in writing that a Bank is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Bank will, to the extent applicable, purchase at par that portion of outstanding Ratable Loans of the other Banks or take such other actions as the Administrative Agent may determine to be necessary to cause the Ratable Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held by the Banks in accordance with their respective Pro Rata Shares (determined without giving effect to the immediately preceding subsection (d)), whereupon such Bank will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Bank was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Lender.

(g)                                  New Swingline Loans/Letters of Credit.  So long as any Bank is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) a Fronting Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(h)                                 Purchase of Defaulting Lender’s Commitment.  During any period that a Bank is a Defaulting Lender, Borrower may, by Borrower giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Banks, demand that such Defaulting Lender assign its Loan Commitment and Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 12.04.  No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee.  In addition, any Bank which is not a Defaulting Lender may, but shall not be obligated to, in its sole discretion, acquire the face amount of all or a portion of such Defaulting Lender’s Loan Commitment and Loans via an assignment subject to and in accordance with the provisions of Section 12.04.  In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Assumption Agreement and, notwithstanding Section 12.04, shall pay to the Administrative Agent an assignment fee in the amount of $7,500.  The exercise by Borrower of its rights under this Section shall be at Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent, the Fronting Banks or the Banks provided that the foregoing shall not constitute a waiver or release of any claim of Borrower, the Administrative Agent, any Fronting Bank or any Bank against any Defaulting Lender.

SECTION 12.20. Use for Mortgages.  From time to time, on not less than five (5) Banking Days’ notice, the Borrower may request proceeds of the Loans be used to refinance or acquire properties secured by certain secured mortgage Indebtedness of the Borrower and/or its Subsidiaries, in which event, a portion of the Loans equal to the amount of the advances made hereunder in connection with such refinancing or acquisition, at the Borrower’s election, may be secured by an amended and restated mortgage (in favor of Administrative Agent for the benefit of the Banks) on the property securing the mortgage Indebtedness to be so refinanced or acquired (a “Refinancing Mortgage”) and evidenced by a mortgage note executed by Borrower and/or one or more Subsidiaries (provided that if Borrower shall not execute such mortgage note, the Borrower shall execute a guaranty of such mortgage note), as more particularly set forth in Section 2.09. Any such Refinancing Mortgage and any other agreement, certifications, opinions and other documents will be (i) in form and substance reasonably acceptable to the Administrative Agent and its counsel, (ii) consistent in all respects with the terms of this Agreement, (iii) subject to such customary due diligence as is reasonably required by the Administrative Agent and the Banks, and (iv) released or assigned by the Administrative Agent (a) at the request of the Borrower or (b) in the Administrative Agent’s discretion, or at the direction of the Required Banks, if (x) the Administrative Agent believes in good faith that holding such mortgage is a violation of applicable Law or could expose the Administrative Agent or any of the Banks to liability for failure to comply with applicable Law (regardless of whether the Borrower or any other Person is obligated to indemnify the Administrative Agent or the Banks for such liability) or (y) as a matter of policy generally applicable to the customers of the Administrative Agent, the Administrative Agent is no longer allowing advances under an otherwise unsecured credit facility to be secured by mortgages assigned to the Administrative Agent (it being understood and agreed that the Administrative Agent and the Banks shall not be required to give any representations or warranties with respect to any such release or assignment, including with respect to any aspects of the Indebtedness secured thereby, except that it is the holder thereof and authorized to execute and deliver the same). In addition, in connection with each Refinancing Mortgage, the Administrative Agent, at the request and expense of Borrower, will provide subordination, non-disturbance and attornment agreements and intercreditor and/or subordination agreements with respect to any other Indebtedness secured by the related mortgaged property, in each case in form and substance reasonably satisfactory to the Administrative Agent. Unless otherwise directed by Borrower, any prepayments made by the Borrower shall be applied first to any and all Loans outstanding that are not secured by a Refinancing Mortgage, and only to Loans secured by Refinancing Mortgages if there shall be no other Loans outstanding at the time.

SECTION 12.21. Bottom-Up Guaranties.  At Borrower’s request from time to time, Administrative Agent shall accept “bottom-up” guaranties of the Loans from limited partners in Borrower in such amounts and on such terms as Borrower shall request, provided that Administrative Agent shall have reasonably satisfied itself with respect to OFAC and similar restrictions in respect of any such proposed guarantor.  A Person shall not be considered to be a “Guarantor” or a “Loan Party” as a result of providing such a “bottom-up” guaranty.

SECTION 12.22. Confidentiality.  Each of the Administrative Agent, the Fronting Banks and the Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees, and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under any Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section actually known by the Administrative Agent, such Fronting Bank or such Bank to be a breach of this Section or (ii) becomes available to the Administrative Agent, any Fronting Bank or any Bank on a non-confidential basis from a source other than the Borrower or any Affiliate of the Borrower, or (i) to the Administrative Agent’s, such Fronting Bank’s or such Bank’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information).  Notwithstanding the foregoing, the Administrative

Agent, each Fronting Bank and each Bank may disclose any such confidential information, without notice to Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Administrative Agent, such Fronting Bank or such Bank or in accordance with the regulatory compliance policy of the Administrative Agent, such Fronting Bank or such Bank.  For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that was available to the Administrative Agent, any Fronting Bank or any Bank on a non-confidential basis prior to disclosure by the Borrower.  In addition, the Administrative Agent and the Banks may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Banks in connection with the administration of this Agreement, the other Loan Documents, and the Loan Commitments. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 12.23. Construction.  The Administrative Agent, the Fronting Banks, the Borrower and each Bank acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent, the Fronting Banks, the Borrower and each Bank.

SECTION 12.24. No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lead Arrangers, and the Banks are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lead Arrangers, and the Banks, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Lead Arranger and each Bank is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, any Lead Arranger nor any Bank has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lead Arrangers and the Banks and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, any Lead Arranger, nor any Bank has any obligation to disclose any of such interests to the Borrower or its Affiliates. The Borrower hereby agrees that it will not assert any claims against the Administrative Agent, any Lead Arranger or any Bank based on an alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Revolving Credit Agreement to be duly executed as of the day and year first above written.

URBAN EDGE PROPERTIES LP,
a Delaware limited partnership

By:	Urban Edge Properties,
a Maryland real estate investment trust, general partner

	By:	/s/ Stephen Theriot
Name: Stephen Theriot
Title: Treasurer

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WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, a Fronting Bank, the Swingline Lender and a Bank

By:	/s/ D. Bryan Gregory
Name: D. Bryan Gregory
Title: Director

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PNC BANK, NATIONAL ASSOCIATION, as a Fronting Bank and a Bank

By:	/s/ Denise Smyth
Name: Denise Smyth
Title: Senior Vice President

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BARCLAYS BANK PLC, as a Bank

By:	/s/ Christine Aharonian
Name: Christine Aharonian
Title: Vice President

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CAPITAL ONE, NATIONAL ASSOCIATION, as a Bank

By:	/s/ Frederick H. Denecke
Name: Frederick H. Denecke
Title: Senior Vice President

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CITIBANK N.A., as a Bank

By:	/s/ John C. Rowland
Name: John C. Rowland
Title: Vice President

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JPMORGAN CHASE BANK, N.A., as a Bank

By:	/s/ Brendan M. Poe
Name: Brendan M. Poe
Title: Executive Director

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MUFG UNION BANK, N.A., as a Bank

By:	/s/ John T. Feeney
Name: John T. Feeney
Title: Director

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[Signature Page to Revolving Credit Agreement

with Urban Edge Properties LP]

U.S. BANK NATIONAL ASSOCIATION, as a Bank

By:	/s/ Gordon Clough
Name: Gordon Clough
Title: Vice President

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[Signature Page to Revolving Credit Agreement

with Urban Edge Properties LP]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Bank

By:	/s/ J.T. Johnston Coe
Name: J.T. Johnston Coe
Title: Managing Director

By:	/s/ James Rolison
Name: James Rolison
Title: Managing Director

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[Signature Page to Revolving Credit Agreement

with Urban Edge Properties LP]

GOLDMAN SACHS BANK USA, as a Bank

By:	/s/ Rebecca Kratz
Name: Rebecca Kratz
Title: Authorized Signatory

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[Signature Page to Revolving Credit Agreement

with Urban Edge Properties LP]

MORGAN STANLEY BANK, N.A., as a Bank

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory